Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

CLOUDERA, INC.

SURF MERGER CORPORATION

and

HORTONWORKS, INC.

October 3, 2018

Exhibits

Exhibit A – Form of Hortonworks Support Agreement

Exhibit B – Form of Cloudera Support Agreement

Exhibit C – Form of Cloudera Tax Certificate

Exhibit D – Form of Hortonworks Tax Certificate

Schedules

Hortonworks Disclosure Letter

Cloudera Disclosure Letter

Schedule 8.1 – Cloudera Board of Directors

Schedule 8.2 – Cloudera Executive Officers

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of October 3, 2018 by and among Cloudera, Inc., a Delaware corporation (“Cloudera”), Surf Merger Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Cloudera (“Merger Sub”), and Hortonworks, Inc., a Delaware corporation (“Hortonworks”). All capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in Annex A.

W I T N E S S E T H:

WHEREAS, each of the respective Boards of Directors of Cloudera, Merger Sub and Hortonworks have approved the Agreement and the transactions contemplated hereby, and deems it advisable and in the best interest of their stockholders to enter into this Agreement and consummate the transactions contemplated hereby, pursuant to which, among other things, Merger Sub will be merged with and into Hortonworks (the “Merger”) in accordance with the terms and conditions set forth in this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Hortonworks will continue as the surviving corporation of the Merger and as a wholly owned subsidiary of Cloudera and each share of Hortonworks Common Stock outstanding immediately prior to the Effective Time (as defined herein) will be canceled and converted into the right to receive the consideration set forth herein, all upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement will be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Cloudera and Merger Sub to enter into this Agreement, each of the officers and directors of Hortonworks (together with certain of their respective affiliates), in their respective capacities as stockholders of Hortonworks, have entered into support agreements with Cloudera substantially in the form attached hereto as Exhibit A (each, a “Hortonworks Support Agreement” and collectively, the “Hortonworks Support Agreements”).

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Hortonworks to enter into this Agreement, each of the officers and directors of Cloudera (together with certain of their respective affiliates), in their respective capacities as stockholders of Cloudera, have entered into support agreements with Hortonworks substantially in the form attached hereto as Exhibit B (each, a “Cloudera Support Agreement” and collectively, the “Cloudera Support Agreements”).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Cloudera, Merger Sub and Hortonworks hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, Merger Sub shall be merged with and into Hortonworks, the separate corporate existence of Merger Sub shall thereupon cease and Hortonworks shall continue as the surviving corporation of the Merger and a wholly owned subsidiary of Cloudera. Hortonworks, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.” Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Cloudera, Merger Sub and Hortonworks shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL. The time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Cloudera and Hortonworks and specified in the Certificate of Merger, is referred to herein as the “Effective Time.”

1.2 The Surviving Corporation of the Merger.

(a) Certificate of Incorporation and Bylaws of the Surviving Corporation

(i) Certificate of Incorporation. Subject to the terms of Section 7.8(b), effective at the Effective Time by virtue of the Merger, the Certificate of Incorporation of Hortonworks shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Hortonworks, Inc.”

(ii) Bylaws. Subject to the terms of Section 7.8(b), Cloudera and Hortonworks shall take such actions reasonably necessary to cause the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, to become the Bylaws of the Surviving Corporation as of immediately following the Effective Time, until thereafter amended in accordance with the applicable provisions of the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

(b) Directors and Officers of the Surviving Corporation.

(i) Directors. Unless otherwise determined by Cloudera and Hortonworks prior to the Effective Time, at the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(ii) Officers. Unless otherwise determined by Cloudera and Hortonworks prior to the Effective Time, at the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

1.3 General Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of Hortonworks and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Hortonworks and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Effect of the Merger on Capital Stock of the Merging Corporations.

(a) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Capital Stock of Hortonworks.

(i) Generally. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Cloudera, Merger Sub, Hortonworks, or the holders of any of the following securities, other than as otherwise set forth in this Section 1.4(b), each share of Hortonworks Common Stock that is outstanding immediately prior to the Effective Time shall be canceled and extinguished and automatically converted into the right to receive 1.305 shares of Cloudera Common Stock (the “Exchange Ratio”) and the cash payable in lieu of fractional shares pursuant to this Section 1.4(b)(i) (the “Common Stock Consideration”) upon the surrender of such share of Hortonworks Common Stock in the manner provided in Section 2.3(c) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit of loss and indemnity in the manner provided in Section 2.3(e)); provided, however, that (x) the Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Cloudera Common Stock or Hortonworks Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Cloudera Common Stock or Hortonworks Common Stock having a record date on or after the date hereof and prior to the Effective Time, and (y) notwithstanding the foregoing or anything to the contrary set forth herein, no fraction of a share of Cloudera Common Stock will be issued by virtue of the Merger, and in lieu thereof, each holder of record of shares of Hortonworks Common Stock who would otherwise be entitled to a fraction of a share of Hortonworks Common Stock pursuant to this Section 1.4(b)(i) (after aggregating all fractional shares of Cloudera Common Stock that otherwise would be received by such holder of record) shall, upon the surrender of such share of Hortonworks Common Stock in the manner provided in Section 2.3(c) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit of loss and indemnity in the manner provided in Section 2.3(e)), receive an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the Closing Average. From and after the Effective Time, all shares of Hortonworks Common Stock shall no longer be outstanding and shall automatically be canceled, retired and cease to exist, and each holder of shares of Hortonworks Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Cloudera Common Stock issuable in respect thereof pursuant to this Section 1.4(b)(i), cash in lieu of any fractional shares payable in respect thereof pursuant to this Section 1.4(b)(i) and any dividends or other distributions payable in respect thereof pursuant to Section 2.3(d). All shares of Cloudera Common Stock issued upon the surrender for exchange of shares of Hortonworks Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to this Section 1.4(b)(i) in lieu of a fractional share of Cloudera Common Stock and any dividends or other distributions paid in respect thereof pursuant to Section 2.3(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Hortonworks Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Hortonworks Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, a certificate representing shares of Hortonworks Common Stock is presented to the Surviving Corporation for any reason, then such certificate shall be canceled and exchanged for the Common Stock Consideration in accordance with this Section 1.4(b), any cash payable in respect thereof pursuant to this Section 1.4(b)(i) in lieu of a fractional share of Cloudera Common Stock and any dividends or other distributions payable in respect thereof pursuant to Section 2.3(d).

(ii) Owned Shares of Hortonworks Common Stock. Notwithstanding anything to the contrary set forth herein, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Cloudera, Merger Sub, Hortonworks, or the holders of any of the following securities, each share of Hortonworks Common Stock that is owned by Cloudera, Merger Sub or Hortonworks, or by any direct or indirect wholly owned Subsidiary of Cloudera, Merger Sub or Hortonworks, in each case immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Restricted Shares of Hortonworks Common Stock. Notwithstanding anything to the contrary set forth herein, if any shares of Hortonworks Common Stock outstanding immediately prior to the Effective Time are unvested or subject to a repurchase option or obligation, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Hortonworks or under which Hortonworks has any rights (the “Hortonworks Restricted Stock”), then the Common Stock Consideration payable in exchange for such Hortonworks Restricted Stock also shall be unvested and subject to the same repurchase option or obligation, risk of forfeiture or other condition. At or prior to the Effective Time, the Hortonworks Board (or a duly authorized committee thereof) and the Cloudera Board (or a duly authorized committee thereof) shall adopt any corporate resolutions that may be reasonably necessary to provide that, from and after the Effective Time, Cloudera is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c) Stock Awards of Hortonworks.

(i) Stock Options. At the Effective Time, each Hortonworks Stock Award that is a stock option to purchase shares of Hortonworks Common Stock (each a “Hortonworks Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable (each, an “Assumed Option”), shall be assumed by Cloudera and converted into an option to acquire that number of shares of Cloudera Common Stock equal to the product obtained by multiplying (x) the number of shares of Hortonworks Common Stock subject to such Hortonworks Stock Option by (y) the Exchange Ratio, rounded down to the nearest whole share of Cloudera Common Stock. Each Assumed Option shall otherwise be subject to the same terms and conditions (including as to vesting and exercisability) as were applicable under the respective Hortonworks Stock Option immediately prior to the Effective Time, except that each Assumed Option shall have an exercise price per share equal to the quotient obtained by dividing (x) the per share exercise price of Hortonworks Common Stock subject to such Assumed Option by (y) the Exchange Ratio (which price per share shall be rounded up to the nearest whole cent). It is the intention of the parties that each Assumed Option that qualified as a United States-based incentive stock option (as defined in Section 422 of the Code) shall continue to so qualify, to the maximum extent permissible, following the Effective Time. Notwithstanding the foregoing, if a Stock Option is subject to the Legal Requirements of a non-U.S. jurisdiction and Cloudera determines (in good faith and upon advice from Cloudera’s legal counsel) the Stock Option may not be converted into an Assumed Option under a Legal Requirement of the relevant non-U.S. jurisdiction (including without limitation by reason of a failure to obtain any required regulatory consents or approvals after making reasonable commercial efforts to obtain such consents or approvals) (such Stock Options, the “Unassumed Options”), Cloudera shall: (A), if necessary to ensure compliance with applicable Legal Requirements, require that outstanding Unassumed Options be accelerated and exercised only by a cashless exercise pursuant to which employees will authorize a broker to sell all shares that they are entitled to at exercise immediately upon exercise and receive the difference between the fair market value of the shares at exercise and the exercise price in cash; (B) provide for conversion of the Unassumed Options into the right to receive, as soon as practicable after the Effective Time, an amount in cash determined by multiplying (x) the excess, if any, of the Closing Average over the applicable exercise price of such Unassumed Option by (y) the number of Hortonworks shares subject to such Unassumed Option, less all applicable deductions and withholdings required by applicable Legal Requirements to be withheld in respect of such payment; or (C) provide for such other treatment that is in compliance with applicable Legal Requirements and reasonably agreed upon by Cloudera and Hortonworks at least twenty (20) days prior to the Effective Time.

(ii) Restricted Stock Units. At the Effective Time, each Hortonworks Restricted Stock Unit that is outstanding immediately prior to the Effective Time, whether or not then vested (each, an “Assumed Unit”), shall be assumed by Cloudera; provided, however, that each Assumed Unit shall be converted into an award to receive that number of shares of Cloudera Common Stock equal to the product obtained by multiplying (x) the number of shares of Hortonworks Common Stock subject to such Assumed Unit immediately prior to the Effective Time by (y) the Exchange Ratio, rounded down to the nearest whole share of Cloudera Common Stock. Each Assumed Unit shall otherwise be subject to the same terms and conditions (including as to vesting and issuance) as were applicable under the respective Hortonworks Restricted Stock Unit immediately prior to the Effective Time.

Notwithstanding the foregoing, each Assumed Unit that was granted with a purchase price other than par value shall have a purchase price per share equal to the quotient obtained by dividing (x) the per share purchase price of Hortonworks Common Stock subject to such Assumed Unit by (y) the Exchange Ratio (which price per share shall be rounded up to the nearest whole cent). Notwithstanding the foregoing, if a Hortonworks Restricted Stock Unit is subject to the Legal Requirements of a non-U.S. jurisdiction and Cloudera determines (in good faith and upon advice from Cloudera’s legal counsel) the Restricted Stock Unit may not be converted into an Assumed Unit under a Legal Requirement of the relevant non-U.S. jurisdiction (including without limitation by reason of a failure to obtain any required regulatory consents or approvals after making reasonable commercial efforts to obtain such consents or approvals), Cloudera shall provide for such other treatment that is in compliance with applicable Legal Requirements and reasonably agreed upon by Cloudera and Hortonworks at least twenty (20) days prior to the Effective Time.

(iii) Performance Stock Units. Prior to the Effective Time, the Hortonworks Board (or a duly authorized committee thereof) will adopt resolutions and take all other actions necessary and appropriate to provide that each award of Hortonworks Performance Stock Units shall entitle the holder thereof to receive, immediately prior to the Effective Time and subject to the occurrence of the Closing, the number of shares of Hortonworks Common Stock that are earned thereunder shall be determined based on the greater of target performance or actual performance (measured through the Effective Time). Any shares of Hortonworks Common Stock so delivered in respect of Hortonworks Performance Stock Units shall be deemed to be issued and outstanding as of immediately prior to the Effective Time and treated in accordance with Section 1.4(b).

(iv) Registration Statements for Assumed Options and Other Awards. As soon as practicable following the Effective Time, but in no event later than two (2) business days following the Effective Time, Cloudera shall file a registration statement under the Securities Act on Form S-8, Form S-3 or another appropriate form (and use its reasonable best efforts to maintain the effectiveness thereof and maintain the current status of the prospectuses contained therein) relating to shares of Cloudera Common Stock issuable with respect to the Assumed Options and Assumed Units, and shall use its reasonable best efforts to cause such registration statement to remain in effect for so long as such Assumed Options or Assumed Units remain outstanding.

1.5 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Hortonworks and Merger Sub, the directors and officers of Hortonworks and Merger Sub shall have the authority to take all such lawful and necessary action.

1.6 Tax Reorganization. The parties hereto intend, for U.S. federal income tax purposes, that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is hereby adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

ARTICLE II

THE CLOSING

2.1 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California, 94041, (i) on a date and at a time to be agreed upon by Cloudera and Hortonworks, which date shall be no later than the second (2nd) business day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Section 2.2 (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); provided that if such business day would otherwise occur anytime during the final 10 days of any Cloudera fiscal quarter, Cloudera may, in its discretion, elect (by providing written notice no later than two (2) business days prior to the date on which the Closing would have otherwise occurred) to delay the Closing until the first business day of its next succeeding fiscal quarter (and provided, further, that (i) such election shall be irrevocable upon delivery and effective as of 12:01 A.M., Pacific Time on the date on which the Closing would have otherwise occurred, and (ii) upon effectiveness thereof, each of the conditions to the obligations of Cloudera and Merger Sub set forth in Section 2.2 (other than the conditions set forth in Section 2.2(a)(i), Section 2.2(a)(ii), Section 2.2(a)(vii), Section 2.2(b)(iv) and, solely with respect to a Willful Breach of any covenant contained herein by Hortonworks occurring after the date of such election, Section 2.2(b)(i)), shall be deemed to have been irrevocably fulfilled in all respects and Cloudera shall have irrevocably waived its right to terminate this Agreement pursuant to Article IX (other than pursuant to Section 9.1(a), Section 9.1(b), and Section 9.1(c) and, solely with respect to a Willful Breach of any covenant contained herein by Hortonworks occurring after the date of such election, Section 9.1(e)), or (ii) at such other location, date and time as Cloudera and Hortonworks shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.2 Conditions to Closing.

(a) Mutual Conditions to Closing. The respective obligations of Cloudera, Merger Sub and Hortonworks to consummate the Merger shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(i) No Prohibitive Legal Requirements. No Governmental Authority of competent jurisdiction in the Agreed Jurisdictions shall have enacted, issued, promulgated, entered, or enforced any Legal Requirement that is in effect and has the effect of making the Merger or any other transactions contemplated by this Agreement illegal or prohibiting the consummation of the Merger or any other transactions contemplated by this Agreement.

(ii) No Prohibitive Orders. No Governmental Authority of competent jurisdiction in the Agreed Jurisdictions shall have issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the Merger or any other transactions contemplated by this Agreement illegal or prohibiting the consummation of the Merger or any other transactions contemplated by this Agreement.

(iii) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC that has not been withdrawn.

(iv) Requisite Stockholder Approvals. The Requisite Hortonworks Stockholder Approval and the Requisite Cloudera Stockholder Approval shall have been obtained.

(v) HSR Approval. All waiting periods (and all extensions thereof) applicable to the Merger under the HSR Act shall have terminated or expired.

(vi) NYSE Listing. The shares of Cloudera Common Stock issuable in the Merger, the shares of Cloudera Common Stock issuable upon the exercise of all Assumed Options, and the shares of Cloudera Common Stock issuable in settlement of all Assumed Units (all of the foregoing shares of Cloudera Common Stock being referred to herein collectively as the “Total Cloudera Merger Consideration”), shall have been authorized for listing on the NYSE subject to official notice of issuance.

(vii) Tax Opinions. Cloudera shall have received a written opinion of Fenwick & West LLP, in customary form and substance reasonably satisfactory to Cloudera, and Hortonworks shall have received a written opinion of Latham & Watkins LLP, in customary form and substance reasonably satisfactory to

Hortonworks, each dated as of the Closing Date and each to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The issuance of such opinions shall be conditioned upon the receipt by such counsel of customary representation letters from each of Cloudera, Merger Sub and Hortonworks, as provided in Section 7.12(b).

(b) Additional Cloudera and Merger Sub Conditions to Closing. The obligations of Cloudera and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver, on or prior to the Closing, of each the following additional conditions (each of which conditions may be waived exclusively by Cloudera and Merger Sub in their sole and absolute discretion):

(i) Compliance with Agreements and Covenants. Hortonworks shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(ii) Accuracy of Representations and Warranties.

(A) The representations and warranties of Hortonworks set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority; Approvals and Enforceability), Section 3.3(b) (Required Filings and Consents), Section 3.4 (Certificate of Incorporation and Bylaws) and Section 3.24 (Takeover Statutes) (the “Hortonworks Fundamental Representations”) (i) shall have been true and correct in all material respects as of the date of this Agreement, and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such date).

(B) The representations and warranties of Hortonworks set forth in Section 3.5(a) and Section 3.5(d) (the “Hortonworks Capitalization Representations”) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for any inaccuracies that would not, individually or in the aggregate, reflect an underrepresentation of the number of fully diluted shares of Hortonworks Common Stock, before giving effect to the Merger, of more than 0.25% from that reflected in the Hortonworks Capitalization Representations, except, in each case, for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct as of such date except for any inaccuracies that would not, individually or in the aggregate, reflect an underrepresentation of the number of fully diluted shares of Hortonworks Common Stock, before giving effect to the Merger, of more than 0.25% from that reflected in the Hortonworks Capitalization Representations).

(C) The representations and warranties of Hortonworks set forth in this Agreement (other than the Hortonworks Fundamental Representations and the Hortonworks Capitalization Representations) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Hortonworks set forth in this Agreement for purposes of this Section 2.2(b)(ii)(C), (1) all qualifications based on a “Hortonworks Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase

“similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties, and (y) the representation and warranty set forth in clause (i) of Section 3.10 and the term “Hortonworks Material Contract” shall not be disregarded pursuant to the terms of this proviso), and (2) any update of or modification to the Hortonworks Disclosure Letter made or purported to have been made after the date hereof shall be disregarded.

(iii) No Hortonworks Material Adverse Effect. Since the date hereof, there shall not have occurred or arisen any Hortonworks Material Adverse Effect that is continuing.

(iv) Officer’s Certificate. Cloudera shall have received a certificate, signed for and on behalf of Hortonworks by the chief executive officer and the chief financial officer of Hortonworks, certifying the satisfaction of the conditions set forth in this Section 2.2(b).

(c) Additional Hortonworks Conditions to Closing. The obligation of Hortonworks to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of each of the following additional conditions (each of which conditions may be waived exclusively by Hortonworks in its sole and absolute discretion):

(i) Compliance with Agreements and Covenants. Cloudera and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

(ii) Accuracy of Representations and Warranties.

(A) The representations and warranties of Cloudera set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority; Approvals and Enforceability), Section 4.3(b) (Required Filings and Consents), Section 4.4 (Certificate of Incorporation and Bylaws) and Section 4.24 (Takeover Statutes) (the “Cloudera Fundamental Representations”) (i) shall have been true and correct in all material respects as of the date of this Agreement, and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such date).

(B) The representations and warranties of Cloudera set forth in Section 4.5(a) and Section 4.5(d) (the “Cloudera Capitalization Representations”) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for any inaccuracies that would not, individually or in the aggregate, reflect an underrepresentation of the number of fully diluted shares of Cloudera Common Stock, before giving effect to the Merger, of more than 0.25% from that reflected in the Cloudera Capitalization Representations, except, in each case, for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct as of such date except for any inaccuracies that would not, individually or in the aggregate, reflect an underrepresentation of the number of fully diluted shares of Cloudera Common Stock, before giving effect to the Merger, of more than 0.25% from that reflected in the Cloudera Capitalization Representations).

(C) The representations and warranties of Cloudera set forth in this Agreement (other than the Cloudera Fundamental Representations and the Cloudera Capitalization Representations) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Cloudera set forth in this Agreement for purposes of this Section 2.2(c)(ii)(C), (1) all qualifications based on a “Cloudera Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties, and (y) the representation and warranty set forth in clause (i) of Section 4.10 and the term “Cloudera Material Contract” shall not be disregarded pursuant to the terms of this proviso), and (2) any update of or modification to the Cloudera Disclosure Letter made or purported to have been made after the date hereof shall be disregarded.

(iii) No Cloudera Material Adverse Effect. Since the date hereof, there shall not have occurred or arisen any Cloudera Material Adverse Effect that is continuing.

(iv) Officer’s Certificate. Hortonworks shall have received a certificate, signed for and on behalf of Cloudera by the chief executive officer and the chief financial officer of Cloudera, certifying the satisfaction of the conditions set forth in this Section 2.2(c).

2.3 Issuance of Merger Consideration After the Closing.

(a) Exchange Agent. Prior to the Closing Date, Cloudera shall select a bank or trust company reasonably acceptable to Hortonworks to act as the exchange agent for the Merger pursuant to an exchange agent agreement in form and substance reasonably satisfactory to Hortonworks (the “Exchange Agent”).

(b) Exchange Fund.

(i) Creation of Exchange Fund. As promptly as practicable (and in any event within one (1) business day) following the Effective Time, Cloudera shall deposit with the Exchange Agent for exchange in accordance with this Article II, the shares of Cloudera Common Stock issuable pursuant to Section 1.4(b)(i) in exchange for shares of Hortonworks Common Stock. In addition, Cloudera shall make available from time to time after the Effective Time as necessary, cash in an amount sufficient to pay any cash payable pursuant to Section 1.4(b)(i) in lieu of fractional shares of Cloudera Common Stock and any dividends or distributions to which holders of shares of Hortonworks Common Stock may be entitled pursuant to Section 2.3(d). Any Cloudera Common Stock and cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(ii) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates twelve (12) months after the Effective Time shall, at the request of Cloudera or the Surviving Corporation, be delivered to Cloudera or the Surviving Corporation or otherwise according to the instruction of Cloudera or the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 2.3 shall after such delivery to Cloudera and the Surviving Corporation look only to Cloudera and the Surviving Corporation for delivery or payment of the shares of Cloudera Common Stock issuable in respect thereof pursuant to Section 1.4(b)(i), cash payable in respect thereof pursuant to Section 1.4(b)(i) in lieu of any fractional shares of Cloudera Common Stock and any dividends or other distributions payable in respect thereof pursuant to Section 2.3(d).

(c) Exchange Procedures. As promptly as practicable following the Effective Time (and in any event, within five (5) business days thereafter), Cloudera shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Hortonworks Common Stock (i) a letter of transmittal in customary form as Hortonworks and Cloudera may reasonably agree (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or effective affidavits in lieu thereof) to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for whole shares of Cloudera Common Stock pursuant to Section 1.4(b)(i), cash payable in respect thereof pursuant to Section 1.4(b)(i) in lieu of any fractional shares of Cloudera Common Stock and any dividends or other distributions payable in respect thereof pursuant to Section 2.3(d). Upon surrender of Certificates (or effective affidavits in lieu thereof) for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Cloudera, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor the number of whole shares of Cloudera Common Stock (after taking into account all Certificates or such Book Entry Shares surrendered by such holder of record) such holder is entitled to receive pursuant to Section 1.4(b)(i) (which shall be in uncertificated book entry form unless a physical certificate is requested by the holder of record or is otherwise required by applicable Legal Requirements), payment of any cash such holder is entitled to receive pursuant to Section 1.4(b)(i) in lieu of fractional shares of Cloudera Common Stock and any dividends or distributions such holder is entitled to receive pursuant to Section 2.3(d), and the Certificates so surrendered shall forthwith be canceled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose for an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the cash amounts payable upon the surrender of such Certificates pursuant to this Section 2.3. Until so surrendered, from and after the Effective Time outstanding Certificates shall be deemed to evidence only the ownership of the number of full shares of Cloudera Common Stock into which such shares of Hortonworks Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.4(b)(i) and any dividends or distributions payable pursuant to Section 2.3(d). Any holder of non-certificated shares of Hortonworks Common Stock represented by book entry (“Book Entry Shares”) shall not be required to deliver an executed letter of transmittal in order to receive the shares of Cloudera Common Stock issuable in respect thereof pursuant to Section 1.4(b)(i), cash payable in respect thereof pursuant to Section 1.4(b)(i) in lieu of any fractional shares of Cloudera Common Stock and any dividends or distributions payable pursuant to Section 2.3(d). In lieu thereof, each registered holder of one or more Book Entry Shares shall automatically upon the Effective Time be entitled to receive, and Cloudera shall cause the Exchange Agent to deliver as soon as practicable after the Effective Time (and in any event, no later than five (5) business days thereafter), such consideration in accordance with the customary procedures of Cloudera’s transfer agent, the Exchange Agent and any depository for such Book Entry Shares. Notwithstanding anything to the contrary in this Agreement, shares of Cloudera Common Stock to be received in conjunction with the Merger by any Person constituting an “affiliate” of Hortonworks for purposes of Rule 145 under the Securities Act shall be subject to the restrictions described in such Rule 145.

(d) Dividends and Distributions. Whenever a dividend or other distribution is declared or made after the date hereof with respect to Cloudera Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all shares of Cloudera Common Stock issuable pursuant to this Agreement. No dividends or other distributions declared or made after the date hereof with respect to Cloudera Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Cloudera Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable Legal Requirements, following surrender of any Certificates or Book Entry Shares in the manner provided in Section 2.3(c), the Exchange Agent shall deliver to the record holders thereof, without interest, promptly after such surrender, the number of whole shares of Cloudera Common Stock issued in exchange therefor along with any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Cloudera Common Stock.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the shares of Cloudera Common Stock issuable in respect thereof pursuant to Section 1.4(b)(i), the cash payable in respect thereof pursuant to Section 1.4(b)(i) in lieu of fractional shares of Cloudera Common Stock and any dividends or distributions payable in respect thereof pursuant to Section 2.3(d); provided, however, that Cloudera may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a customary indemnity against any claim that may be made against Cloudera, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(f) Transferred Shares. In the event that a transfer of ownership of shares of Hortonworks Common Stock is not registered in the stock transfer books or ledger of Hortonworks, or if shares of Cloudera Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered are properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Cloudera (or any agent designated by Cloudera) any transfer or other Taxes required by reason of the issuance of shares of Cloudera Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Cloudera (or any agent designated by Cloudera) that such transfer or other Taxes have been paid or are otherwise not payable.

(g) Tax Withholding. Each of the Exchange Agent, Cloudera and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder or former holder of Hortonworks Capital Stock, such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non U.S. tax law or under any applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.

(h) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Cloudera, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Cloudera Common Stock or Hortonworks Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or other similar Legal Requirement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HORTONWORKS

Except (i) as set forth in the disclosure letter that has been prepared by Hortonworks and delivered by Hortonworks to Cloudera in connection with the execution and delivery of this Agreement, dated as of the date hereof (the “Hortonworks Disclosure Letter”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in the Hortonworks Disclosure Letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is readily apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), or (ii) as set forth in any Hortonworks SEC Reports filed with, or furnished to, the SEC and publicly available on or after January 1, 2018 and prior to the date hereof (other than in any “risk factors” or other disclosure statements included therein that are cautionary, predictive or forward looking in nature and not statements of historical fact), Hortonworks hereby represents and warrants to Cloudera and Merger Sub as follows:

3.1 Organization and Qualification. Hortonworks is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted. Hortonworks is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect.

3.2 Authority; Approvals and Enforceability.

(a) Hortonworks has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject only to the approval of the Hortonworks Stockholders as described below, to consummate the Merger and the other transactions contemplated hereby in accordance with the terms hereof.

(b) The execution and delivery of this Agreement by Hortonworks, and performance by Hortonworks with its obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly approved by the Hortonworks Board (the “Hortonworks Board”). As of the date of this Agreement, the Hortonworks Board has unanimously determined that this Agreement and the Merger and other transactions contemplated hereby are advisable and in the best interests of the Hortonworks stockholders and has unanimously resolved to recommend that the Hortonworks Stockholders adopt this Agreement (the “Hortonworks Voting Proposal”). The Hortonworks Board has received an opinion of Qatalyst Partners to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio to be received pursuant to and in accordance with, the terms of this Agreement by the holders of shares of Hortonworks Common Stock (other than Cloudera or any Affiliate of Cloudera), is fair, from a financial point of view, to such holders, and as of the date of this Agreement, the foregoing opinion has not been withdrawn, revoked or modified in any respect.

(c) Except for the approval of the Hortonworks Voting Proposal by the affirmative vote of the holders of a majority of the outstanding shares of Hortonworks Common Stock entitled to vote at a meeting of the Hortonworks Stockholders called to consider the Hortonworks Voting Proposal (the “Requisite Hortonworks Stockholder Approval”) and assuming the accuracy of the representations and warranties set forth in Section 4.23 of this Agreement, no other corporate proceedings on the part of Hortonworks are necessary to approve or adopt this Agreement under applicable Legal Requirements and to consummate the Merger and other transactions contemplated hereby in accordance with the terms hereof.

(d) This Agreement has been duly and validly executed and delivered by Hortonworks, and assuming due authorization, execution and delivery by Cloudera and Merger Sub, this Agreement constitutes a valid and binding obligation of Hortonworks, enforceable against Hortonworks in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

3.3 Required Filings and Consents.

(a) The execution and delivery by Hortonworks of this Agreement do not, and the performance by Hortonworks of its covenants and agreements under this Agreement and the consummation by Hortonworks of the transactions contemplated by this Agreement will not, (i) assuming receipt of the Requisite Hortonworks Stockholder Approval conflict with or violate the Hortonworks Certificate of Incorporation or the Hortonworks Bylaws or any Hortonworks Subsidiary Documents, (ii) assuming receipt of the government approvals contemplated by Section 3.3(b) conflict with or violate any Legal Requirements applicable to Hortonworks or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Hortonworks’ or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of Hortonworks or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Hortonworks or any of its Subsidiaries is a party or by which Hortonworks or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of Hortonworks or any of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect.

(b) The execution and delivery by Hortonworks of this Agreement do not, and the performance by Hortonworks of its covenants and agreements under this Agreement and the consummation by Hortonworks of the transactions contemplated by this Agreement (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the HSR Act, (ii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and as may be required under the Securities Act, (iii) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (iv) the filing of the Certificate of Merger or other documents as required by the DGCL and (v) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect.

3.4 Certificate of Incorporation and Bylaws. Hortonworks has heretofore made available to Cloudera a complete and accurate copy of the Hortonworks Certificate of Incorporation and Hortonworks Bylaws, along with the charter and bylaws (or equivalent organizational documents) each as amended to date, of each of its Subsidiaries (the “Hortonworks Subsidiary Documents”). The Hortonworks Certificate of Incorporation, Hortonworks Bylaws and Hortonworks Subsidiary Documents, each as amended to date, are in full force and effect, and neither the Hortonworks Board nor, to the knowledge of Hortonworks, any Hortonworks Stockholder has taken any action to amend the Hortonworks Certificate of Incorporation or the Hortonworks Bylaws in any respect. Hortonworks has not taken any action in breach or violation of any of the provisions of the Hortonworks Certificate of Incorporation or the Hortonworks Bylaws, and each Subsidiary is not in breach or violation of any of the material provisions of their respective Hortonworks Subsidiary Documents, except, in the case of a Subsidiary, as would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect.

3.5 Capitalization.

(a) The authorized capital stock of Hortonworks consists of 500,000,000 shares of Hortonworks Common Stock and 25,000,000 shares of Hortonworks Undesignated Preferred Stock. As of September 30, 2018, (i) 83,030,801 shares of Hortonworks Common Stock were issued and outstanding (including zero shares of Hortonworks Restricted Stock), (ii) 26,293,667 shares of Hortonworks Common Stock were reserved for issuance pursuant to awards granted pursuant to Hortonworks’ 2014 Stock Option and Incentive Plan (the “Hortonworks 2014 Plan”), (iii) 18,696,811 shares of Hortonworks Common Stock were reserved for issuance pursuant to Hortonworks’ 2011 Stock Option and Grant Plan (the “Hortonworks 2011 Plan”), (iv) 4,734,330 shares of Hortonworks Common Stock were reserved for issuance pursuant to Hortonworks’ 2014 Employee Stock Purchase Plan; (v) 473,101 shares of Hortonworks Common Stock were issued and held in the treasury of Hortonworks; and (vi) no shares of Hortonworks Undesignated Preferred Stock are issued and outstanding. Since September 30, 2018, Hortonworks has not issued any securities (including derivative securities) except for shares of Hortonworks Common Stock issued upon exercise of Hortonworks Stock Awards, the settlement of Hortonworks Restricted Stock Units or the settlement of Hortonworks Performance Stock Units, in each case, outstanding on or prior to September 30, 2018.

(b) Section 3.5(b) of the Hortonworks Disclosure Letter sets forth a complete and accurate list of all stock option plans or any other plan or agreement adopted by Hortonworks that provides for the issuance of equity to any current or former service provider of Hortonworks (the “Hortonworks Stock Plans”). Hortonworks has made available to Cloudera complete and accurate copies of all Hortonworks Stock Plans and the forms of all award agreements evidencing outstanding Hortonworks Stock Awards, and all agreements under the Stock Plans that materially deviate from such forms of award agreement.

(c) Section 3.5(c) of the Hortonworks Disclosure Letter sets forth a complete and accurate list as of September 30, 2018 of all outstanding equity-based awards, whether payable in stock, cash or other property or any combination of the foregoing (the “Hortonworks Stock Awards”) granted under any Hortonworks Stock Plans or otherwise, indicating, with respect to each Hortonworks Stock Award then outstanding, the type of awards granted, the number of shares of Hortonworks Common Stock subject to such Hortonworks Stock Award, the plan under which such Hortonworks Stock Award was granted and the exercise or purchase price (if any), date of grant, vesting schedule, expiration date, and any performance targets or similar conditions to exercisability or settlement thereof, including the extent to which any vesting had occurred as of September 30, 2018, if the Hortonworks Stock Award is exercisable for more than six months following the holder’s termination (other than for disability or death), and whether (and to what extent) the vesting of such Hortonworks Stock Award may be accelerated in any way by the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event, including the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger).

(d) Except as described in Section 3.5(a) and 3.5(c) of the Hortonworks Disclosure Letter, no capital stock of Hortonworks or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 3.5(c) of this Agreement and except for changes since the date of this Agreement resulting from the exercise of employee stock options outstanding on such date or described on Section 3.5(c) of the Hortonworks Disclosure Letter, there are no exercisable securities, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which Hortonworks or any of its Subsidiaries is a party, or by which Hortonworks or any of its Subsidiaries is bound, obligating Hortonworks or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Hortonworks or any of its Subsidiaries or obligating Hortonworks or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which Hortonworks or any of its Subsidiaries is a party, or by which it or they are bound, obligating Hortonworks or any of its Subsidiaries with respect to any shares of capital stock of Hortonworks or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of Hortonworks), of Hortonworks or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of Hortonworks or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Other than the Hortonworks Registration Rights Agreement, there are no registration rights or other agreements, arrangements or understandings to which Hortonworks or any of its Subsidiaries is a party, or by which it or they are bound, obligating Hortonworks or any of its Subsidiaries with respect to any shares of Hortonworks Common Stock or shares of capital stock of any such Subsidiary.

(e) All outstanding shares of Hortonworks Common Stock are, and all shares of Hortonworks Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Hortonworks Certificate of Incorporation or the Hortonworks Bylaws or any agreement to which Hortonworks is a party or otherwise bound.

None of the outstanding shares of Hortonworks Common Stock have been issued in violation of any United States federal or state securities laws or any foreign securities laws. All of the outstanding shares of capital stock of each of the Subsidiaries of Hortonworks are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by Hortonworks or a Subsidiary of Hortonworks free and clear of any and all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of Hortonworks or any of its Subsidiaries.

(f) Hortonworks Common Stock constitutes the only class of equity securities of Hortonworks or its Subsidiaries registered or required to be registered under the Exchange Act.

3.6 Subsidiaries.

A complete and accurate list of all of the Subsidiaries of Hortonworks, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by Hortonworks or another Subsidiary or Affiliate of Hortonworks, is set forth in Section 3.6 of the Hortonworks Disclosure Letter. Hortonworks does not own, directly or indirectly, any capital stock of, or other equity, voting or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, voting or similar interest in, any Person, excluding securities in any publicly traded company held for investment by Hortonworks and comprising less than one percent (1%) of the outstanding stock of such company. Each Subsidiary of Hortonworks is duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect. Each Subsidiary of Hortonworks is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect.

3.7 SEC Reports.

Hortonworks has filed and made available to Cloudera all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Hortonworks with the SEC since January 1, 2017 (collectively, the “Hortonworks SEC Reports”). The Hortonworks SEC Reports, including all forms, reports and documents filed by Hortonworks with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of the Hortonworks SEC Reports filed after the date hereof, will be, prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by Hortonworks with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Hortonworks SEC Reports or necessary in order to make the statements in such Hortonworks SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Subsidiaries of Hortonworks is required to file any forms, reports, schedules, statements or other documents with the SEC.

3.8 Financial Statements and Internal Controls.

(a) Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Hortonworks SEC Reports, including any Hortonworks SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of Hortonworks and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

(b) The chief executive officer and chief financial officer of Hortonworks have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and Hortonworks is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the Nasdaq Global Select Market.

(c) Hortonworks and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of Hortonworks and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Hortonworks and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Hortonworks Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Hortonworks and its Subsidiaries.

(d) To the knowledge of Hortonworks, neither Hortonworks nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Hortonworks and its Subsidiaries, (ii) any fraud, whether or not material, that involves Hortonworks’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Hortonworks and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e) Neither Hortonworks nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Hortonworks or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Hortonworks or any of its Subsidiaries in Hortonworks’ consolidated financial statements.

(f) Neither Hortonworks nor any of its Subsidiaries nor, to the knowledge of Hortonworks, any director, officer, auditor, accountant, consultant or representative of Hortonworks or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that Hortonworks or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing Hortonworks or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Hortonworks or any of its officers, directors, employees or agents to the current the Hortonworks Board or any committee thereof or to any current director or executive officer of Hortonworks.

(g) To the knowledge of Hortonworks, no employee of Hortonworks or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by Hortonworks or any of its Subsidiaries. Neither Hortonworks nor any of its Subsidiaries nor, to the knowledge of Hortonworks, any director, officer, employee, contractor, subcontractor or agent of Hortonworks or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Hortonworks or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

3.9 Undisclosed Liabilities. Except as reflected in the Hortonworks Balance Sheet, neither Hortonworks nor any of its Subsidiaries has any Liabilities, other than (i) Liabilities incurred since the date of the Hortonworks Balance Sheet in the ordinary course of business consistent with past practice, (ii) Liabilities under this Agreement or expressly permitted to be incurred under this Agreement, and (iii) Liabilities that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Hortonworks Material Adverse Effect.

3.10 Subsequent Changes. Since the date of the Hortonworks Balance Sheet through the date hereof, Hortonworks has conducted its business in the ordinary course of business consistent with past practice and, since such date through the date hereof, there has not occurred (i) any Hortonworks Material Adverse Effect or (ii) any action taken by Hortonworks or event that would have required the consent of Cloudera pursuant to Section 5.2(a), (c)-(e), (f), (j)-(m), (p)-(r), (t) and (v) had such action or event occurred after the date of this Agreement.

3.11 Real Property. Hortonworks and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the real properties which it purports to own or lease, including all the real properties reflected in the Hortonworks Balance Sheet. All real properties reflected in the Hortonworks Balance Sheet are held free and clear of all Liens, except for Liens reflected on the Hortonworks Balance Sheet and Liens for current Taxes not yet due and for which adequate reserves have been established in accordance with GAAP and other Liens that do not materially impair the use of the property subject thereto. All real property leases, subleases, licenses or other occupancy agreements to which Hortonworks or any of its Subsidiaries is a party (collectively, the “Hortonworks Real Property Leases”) are in full force and effect, except where the failure of such Hortonworks Real Property Leases to be in full force and effect would not be reasonably likely to result in a Hortonworks Material Adverse Effect. There is no default by Hortonworks or any of its Subsidiaries under any of the Hortonworks Real Property Leases, or, to the knowledge of Hortonworks, defaults by any other party thereto, except such defaults as have been waived in writing or cured or such defaults that in the aggregate would not be reasonably likely to result in a Hortonworks Material Adverse Effect. Section 3.11 of the Hortonworks Disclosure Letter contains a complete and accurate list of all Hortonworks Real Property Leases providing for the payment of annual rent in excess of $1 million (each, a “Hortonworks Material Real Property Lease”) and lists for each such Hortonworks Material Real Property Lease (i) the address of the property to which such Hortonworks Material Real Property Lease pertains, (ii) the annual rent and (iii) the purpose of the facility to which such Hortonworks Material Real Property Lease pertains.

3.12 Tangible Property. Hortonworks and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the tangible properties and assets which it purports to own or lease, including all the tangible properties and assets reflected in the Hortonworks Balance Sheet. All tangible properties and assets reflected in the Hortonworks Balance Sheet are held free and clear of all Liens, except for Liens reflected on the Hortonworks Balance Sheet and Liens for current Taxes not yet due and for which adequate reserves have been established in accordance with GAAP and other Liens that do not materially impair the use of the property or assets subject thereto. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by Hortonworks or any of its Subsidiaries are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as conducted as of the date hereof, and Hortonworks and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets that are material to Hortonworks and its Subsidiaries, taken as a whole, free and clear of all Liens, except for conditions or defects in title that in the aggregate would not be reasonably likely to result in a Hortonworks Material Adverse Effect.

3.13 Intellectual Property.

(a) Section 3.13(a) of the Hortonworks Disclosure Letter contains a complete and accurate list of all Hortonworks Intellectual Property that is Registered Intellectual Property (collectively the “Hortonworks Registered Intellectual Property”). All material Hortonworks Registered Intellectual Property is, to the knowledge of Hortonworks, subsisting, valid and enforceable.

(b) All Hortonworks Intellectual Property is owned by Hortonworks or one or more of its Subsidiaries free and clear of any Liens (excluding any non-exclusive licenses entered into in the ordinary course of business). To the knowledge of Hortonworks, all material Hortonworks Intellectual Property is, and following the transactions contemplated hereby shall be, freely transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Authority or third party. Neither Hortonworks nor any of its Subsidiaries has granted an exclusive license to any third party, or in the past three (3) years transferred ownership to any third party, of any material Technology or Intellectual Property Rights that are or were owned by Hortonworks or a Subsidiary of Hortonworks.

(c) To the knowledge of Hortonworks, neither Hortonworks nor its Subsidiaries has, in the conduct of the business of Hortonworks and its Subsidiaries as currently conducted, infringed upon, violated or used without authorization or license, any Intellectual Property Rights owned by any third Person except as would not reasonably be expected to be, individually or in the aggregate, material to the business of Hortonworks or any of its Subsidiaries, taken as a whole. There is no pending or, to the knowledge of Hortonworks, threatened (and at no time within the three (3) years prior to the date of this Agreement has there been pending or threatened any) Legal Proceeding against Hortonworks or any of its Subsidiaries, alleging that any activities, products or conduct of Hortonworks’ or any of its Subsidiaries’ business infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property Rights of any third Person, or challenging the ownership, validity, or enforceability of any rights in Hortonworks Intellectual Property. Hortonworks is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or Orders resulting from Legal Proceedings, which (i) materially restrict Hortonworks’ or any of its Subsidiaries’ rights to use, license or transfer any material Hortonworks Intellectual Property, or (ii) compel or require Hortonworks or any of its Subsidiaries to license or transfer any material Hortonworks Intellectual Property. In the past three (3) years, no indemnity claims have been asserted in writing or, to the knowledge of Hortonworks, are threatened against Hortonworks or any Subsidiary of Hortonworks by any customer alleging that any Hortonworks Product infringes upon, violates or constitutes the unauthorized use of the Intellectual Property Rights of any third Person.

(d) There are no pending Legal Proceedings brought by Hortonworks or any of its Subsidiaries against any third party with respect to any Hortonworks Intellectual Property, which remain unresolved as of the date hereof.

(e) Section 3.13(e) of the Hortonworks Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which a third party has licensed to Hortonworks or any of its Subsidiaries any Intellectual Property Right that is material to the business of Hortonworks or any Hortonworks Subsidiary taken as a whole (“Hortonworks In Licenses”), other than (i) Contracts with respect to commercial available Technology that is not included in any Hortonworks Product or necessary to the development of any Hortonworks Product, (ii) Contracts between Hortonworks or any Hortonworks Subsidiary and its employees, consultants and contractors substantially on Hortonworks’ standard forms, which forms have been made available to Cloudera, (iii) Contracts for Open Source Software, and (iv) non-disclosure agreements entered into in the ordinary course of business.

(f) Section 3.13(f) of the Hortonworks Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which Hortonworks or any of its Subsidiaries has granted a third Person or Affiliate any rights or licenses to any material Hortonworks Intellectual Property, other than (i) non-exclusive licenses granted in the ordinary course of business, (ii) Contracts between Hortonworks or any Hortonworks Subsidiary and its employees, consultants and contractors substantially on Hortonworks’ standard forms, which forms have been made available to Cloudera, (iii) Contracts for Open Source Software, and (iv) non-disclosure agreements entered into in the ordinary course of business (“Hortonworks Out Licenses,” and together with the Hortonworks In Licenses, the “Hortonworks IP Licenses”).

(g) Neither Hortonworks nor any of its Subsidiaries, nor, to the knowledge of Hortonworks any other party to a Hortonworks IP License, is in material breach of any such Hortonworks IP License that is material to the business of Hortonworks and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated hereby will not result or cause: (A) (i) the breach by Hortonworks or any of its Subsidiaries of any Hortonworks IP License, (ii) the termination, impairment or restriction of any right or license granted to Hortonworks or any of its Subsidiaries under a Hortonworks IP License, or (iii) Hortonworks or any of its Subsidiaries to grant, or expand the scope of a prior grant, to a third party of any rights to any material Hortonworks Intellectual Property (including by release of any source code that is not Open Source Software), except (with respect to clauses (i), (ii) and (iii)) as would not reasonably be expected to have a Hortonworks Material Adverse Effect or (B) as a result of any Contract to which Hortonworks or any of its Subsidiaries is a party, a third party to become licensed to, or otherwise have rights to, any material Intellectual Property Rights of Cloudera or any of its Subsidiaries.

(h) To the knowledge of Hortonworks, Hortonworks and its Subsidiaries are in compliance with all terms and conditions of any license for Open Source Software, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of Hortonworks or any of its Subsidiaries, taken as a whole.

(i) No proprietary source code (excluding, for clarity, any Open Source Software) for any Hortonworks Product has been delivered, licensed or made available to any escrow agent or other third party who is not, as of the date of this Agreement, or was not, at the time, an employee, consultant or contractor of Hortonworks or a Subsidiary of Hortonworks. To the knowledge of Hortonworks, neither Hortonworks nor any Subsidiary of Hortonworks has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the proprietary source code (excluding, for clarity, any Open Source Software) for any Hortonworks Product to any escrow agent or other third person, other than any employee, consultant or contractor of Hortonworks or a Subsidiary of Hortonworks under confidentiality obligations that prohibit the disclosure of such proprietary source code to any third party.

(j) Each current and former employee, consultant and contractor of Hortonworks or a Subsidiary of Hortonworks who was or is involved in the creation or development of any Hortonworks Products, as well as any other material Hortonworks Intellectual Property, has signed and delivered a written Contract that assigns to Hortonworks or a Subsidiary of Hortonworks any such Intellectual Property, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of Hortonworks or any of its Subsidiaries, taken as a whole.

(k) Section 3.13(k) of the Hortonworks Disclosure Letter contains a list of each standards-setting organization or similar organizations in which the Hortonworks or any of its Subsidiaries has participated in the past three (3) years, or is currently participating, that could require or obligate Hortonworks or any of its Subsidiaries to grant or offer to any other Person any license or right to use any Hortonworks Intellectual Property.

(l) No government funding, facilities of a university, college, other educational institution or research center was used in the development of any material Hortonworks Intellectual Property.

(m) The Processing by Hortonworks or any Subsidiary of Hortonworks of any Personal Information, as well as all communications from Hortonworks and Subsidiaries of Hortonworks to users, partners or customers (whether sent directly or, to Hortonworks’ knowledge, through third-party providers) has complied in all material respects with (i) all Legal Requirements, (ii) Hortonworks’ and its Subsidiaries’ existing contractual commitments with third parties and (iii) Hortonworks’ and its Subsidiaries’ privacy policies and any other terms applicable to the Processing of Personal Information from individuals by Hortonworks or any of its Subsidiaries or any of their agents, except where the failure to so comply would not constitute a Hortonworks Material Adverse Effect. As of the date hereof, no claims have been asserted in writing or, to the knowledge of Hortonworks, are threatened in writing against Hortonworks or any Subsidiary of Hortonworks by any third party alleging a violation of any third party’s privacy rights that would constitute a Hortonworks Material Adverse Effect. To the knowledge of Hortonworks, neither Hortonworks, any Subsidiary of Hortonworks or any of their service providers has suffered any breach in security that has permitted or resulted in any unauthorized access to or disclosure of Personal Information.

(n) To the knowledge of Hortonworks, the Hortonworks Products are free from any defect, bug or programming, design or documentation error or disrupting, disabling, harming or corrupting code that would constitute a Hortonworks Material Adverse Effect. To the knowledge of Hortonworks, none of the Hortonworks Products contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry), vulnerability or any other similar malicious code (“Malicious Code”) that would constitute a Hortonworks Material Adverse Effect.

(o) Hortonworks and its Subsidiaries have information technology systems that in their reasonable business judgment are sufficient in all material respects to operate the business of the Hortonworks and its Subsidiaries as it is currently conducted. Hortonworks and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that information technology systems used in connection with the operation of Hortonworks and its Subsidiaries, and data stored or transmitted on such systems are secure and, to the Knowledge of the Company, such systems are free from Malicious Code, except as would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.14 Material Contracts.

(a) For all purposes of and under this Agreement, a “Hortonworks Material Contract” shall mean (in each case, excluding any Hortonworks Employee Plan and Hortonworks Non-U.S. Employee Plan):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Hortonworks and its Subsidiaries;

(ii) any Contract (A) containing any covenant limiting the right of Hortonworks or any of its Subsidiaries to engage, or to compete with any Person (other than standard employee non-solicitation restrictions), in any line of business or geographic area, (B) containing any covenant prohibiting Hortonworks or any of its Subsidiaries (or, after the Closing Date, Cloudera) from engaging in business with any Person or levying a fine, charge or other payment for doing so, (C) pursuant to which any Person is granted most favored customer pricing, or containing any other similar pricing restrictions, or (D) containing any covenant limiting the right of Hortonworks to enter into any reseller, referral partner or similar partner agreements with third parties;

(iii) any Contract expressly providing for the development of any Technology by Hortonworks or any of its Subsidiaries or requiring Hortonworks or any of its Subsidiaries to make available or otherwise disclose the source code of any Hortonworks Products to any Person (other than Contracts for Open Source Software);

(iv) any Contract (A) relating to the disposition or acquisition by Hortonworks or any of its Subsidiaries, either in the past three (3) years, pending or after the date of this Agreement of a material amount of assets or (B) pursuant to which Hortonworks or any of its Subsidiaries has acquired in the past three (3) years or will acquire after the date of this Agreement any material ownership interest in any other Person or other business enterprise other than Hortonworks’ Subsidiaries;

(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $12,500,000, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly owned Subsidiaries, and (C) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;

(vi) any settlement Contract with ongoing obligations (other than solely ongoing confidentiality obligations) other than (A) releases that are immaterial in nature or amount entered into in the ordinary course of business, or (B) settlement Contracts only involving the payment of cash in amounts that do not exceed $500,000 in any individual case;

(vii) any collective bargaining agreement;

(viii) any Contract (excluding any purchase orders, statements of work and any other Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable customer) for the sale of Hortonworks Products with any customer who, in the year ended December 31, 2017 or the six (6) months ended June 30, 2018, was one of the ten (10) largest sources of revenues for Hortonworks and its Subsidiaries, based on amounts paid or payable;

(ix) any Contract (excluding any purchase orders, statements of work and any other Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable customer) with any vendor of Hortonworks or any of its Subsidiaries who, in the year ended December 31, 2017 or the six (6) months ended June 30, 2018, was one of the ten (10) largest sources of payment obligations for Hortonworks and its Subsidiaries, based on amounts paid or payable;

(x) any Contract that provides for payment obligations by Hortonworks or any of its Subsidiaries in any twelve (12) month period of $2,500,000 or more in any individual case that is not terminable by Hortonworks or its Subsidiaries upon notice of ninety (90) days or less without material liability to Hortonworks or its Subsidiaries and is not disclosed pursuant to clauses (i) through (viii) above, inclusive; and

(xi) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a Hortonworks Material Adverse Effect and is not disclosed pursuant to clauses (i) through (ix) above, inclusive.

(b) Section 3.14(b) of the Hortonworks Disclosure Letter contains a complete and accurate list of all Hortonworks Material Contracts as of the date hereof, to or by which Hortonworks or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 3.14(a) that describes such Hortonworks Material Contract.

(c) Each Hortonworks Material Contract is valid and binding on Hortonworks (and/or each such Subsidiary of Hortonworks party thereto) and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the date hereof, and neither Hortonworks nor any of its Subsidiaries party thereto, nor, to the knowledge of Hortonworks, any other party thereto, is in breach of, or default under, any such Hortonworks Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by Hortonworks or any of its Subsidiaries, or, to the knowledge of Hortonworks, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect.

3.15 Tax Matters.

(a) Each of Hortonworks and its Subsidiaries has prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed and all such filed Tax Returns are true, correct and complete in all material respects.

(b) Each of Hortonworks and its Subsidiaries has paid all material Taxes that are required to be paid, except with respect to matters for which adequate reserves have been established on the Financial Statements in accordance with GAAP.

(c) No material deficiencies for Taxes against Hortonworks or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Governmental Authority that remain unpaid except for deficiencies with respect to which adequate reserves have been established in accordance with GAAP.

(d) There are no audits, examinations, investigations or other proceedings in respect of income Taxes or other material Taxes pending or threatened in writing with respect to Hortonworks or any of its Subsidiaries.

(e) There are no Liens for Taxes on any of the assets of Hortonworks or any of its Subsidiaries other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP.

(f) None of Hortonworks or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Tax law).

(g) Hortonworks and its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction Contract or order with respect to Hortonworks and each of its Subsidiaries.

(h) None of Hortonworks or any of its Subsidiaries has engaged in a “reportable transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. Section 1.6011-4(b)(2).

(i) None of Hortonworks or any of its Subsidiaries has taken any action or knows of any fact or circumstance that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.16 Employee Benefit Matters.

(a) Section 3.16(a) of the Hortonworks Disclosure Letter sets forth a complete and accurate list of all Hortonworks Employee Plans. Neither Hortonworks nor any ERISA Affiliate of Hortonworks has committed to any officer, or publicly communicated to any other employees to establish any new Hortonworks Employee Plan, to modify any Hortonworks Employee Plan (except to the extent required by law, to conform any such Hortonworks Employee Plan to the requirements of any applicable law, as previously disclosed to Cloudera in writing or as required by this Agreement), or to adopt or enter into any Hortonworks Employee Plan.

(b) With respect to each Hortonworks Employee Plan, Hortonworks has made available to Cloudera complete and accurate copies of (i) such Hortonworks Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification or advisory letter from the IRS, and correspondence to or from the IRS or the DOL with respect to such letter, (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions, including any summary of material modifications thereto and (vi) all material correspondence to or from any governmental agency relating to any Hortonworks Employee Plan within the past year.

(c) Except as would not reasonably be expected to result in Hortonworks Material Adverse Effect, (i) each Hortonworks Employee Plan has been established, maintained and administered in all material respects in accordance with all applicable Legal Requirements, including if applicable, ERISA and the Code, and in accordance with its terms, and (ii) each of Hortonworks, Hortonworks’ Subsidiaries and their respective ERISA Affiliates have (A) in all material respects met their obligations with respect to each Hortonworks Employee Plan and (B) have timely made (or timely will make) or accrued in accordance with U.S. GAAP all required contributions or other amounts payable with respect thereto.

(d) All Hortonworks Employee Plans that are intended to be qualified under Section 401(a) of the Code, and all trusts that are intended to be qualified under Section 501(a) of the Code (each, a “Hortonworks Qualified Plan”), have (i) received determination, opinion or advisory letters from the IRS to the effect that such Hortonworks Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or Hortonworks has remaining a period of time under applicable U.S. Department of the Treasury regulations or IRS pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Hortonworks Qualified Plan and (ii) no such determination, opinion or advisory letter has been revoked and, to the knowledge of Hortonworks, no event or circumstance exists that has materially and adversely affected or would reasonably be expected to adversely affect such qualification or exemption. Except as would not reasonably be expected to result in Hortonworks Material Adverse Effect, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Hortonworks Employee Plan.

(e) Neither Hortonworks, any of Hortonworks’ Subsidiaries nor any of their respective ERISA Affiliates has in the preceding six (6) years maintained, participated in or contributed to (or been obligated to contribute to) , or can reasonably expect to have future liability with respect to (i) Pension Plan subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” as defined in ERISA or the Code, or (iv) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). No Hortonworks Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Hortonworks Employee Plan provides health benefits that are not fully insured through an insurance contract.

(f) To the extent permitted by applicable Legal Requirement, each Hortonworks Employee Plan (other than Hortonworks Stock Plans or an employment, severance, change in control or similar agreement with an individual) is amendable and terminable unilaterally by Hortonworks and any of Hortonworks’ Subsidiaries party thereto or covered thereby at any time without material liability to Hortonworks or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs.

(g) Other than as required under Section 601 et seq. of ERISA or equivalent state or local law, Hortonworks does not have any material liability in respect of, or material obligation to provide, health or other welfare benefits (excluding normal claims for benefits under Hortonworks’ group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment (other than continuation coverage through the end of the month in which such termination or retirement occurs).

(h) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of Hortonworks, threatened or reasonably anticipated, with respect to any Hortonworks Employee Plan or the assets of any Hortonworks Employee Plan or Hortonworks Non-U.S. Employee Plan or the assets of any Hortonworks Non-U.S. Employee Plan, other than claims for benefits in the ordinary course.

(i) Except as would not reasonably be expected to result in Hortonworks Material Adverse Effect, each Hortonworks Non-U.S. Employee Plan is in material compliance with all applicable Legal Requirements of each applicable jurisdiction. Each such Hortonworks Non-U.S. Employee Plan is funded to the extent required by applicable Legal Requirements or the applicable terms of such plan or has been accrued for to the extent required by U.S. GAAP or other applicable accounting rules. Section 3.16(i) of the Hortonworks Disclosure Letter contains a complete and accurate list of each country in which Hortonworks or any of its Subsidiaries or Affiliates has employees or independent contractors as of the Hortonworks Balance Sheet Date.

(j) Section 3.16(j) of the Hortonworks Disclosure Letter sets forth a complete and accurate list of (i) all employment agreements with employees of Hortonworks or any of its Subsidiaries, other than standard form offer letters and other similar employment agreements entered into in the ordinary course of business and agreements materially consistent with such standard forms; and (ii) all severance agreements, programs and policies of Hortonworks or any of its Subsidiaries with or relating to its Section 16 officers, excluding programs and policies required to be maintained by Legal Requirement.

(k) Other than as set forth on Section 3.16(k) of the Hortonworks Disclosure Letter and Section 1.4(c) of this Agreement, the negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of Hortonworks or any Subsidiary of Hortonworks to any acceleration, increase in acceleration rights, severance, or increase in severance pay, or any other material compensation or benefit, (ii) accelerate the time of distribution, payment or vesting (whether or not in connection with a non-competition provision), a lapse of repurchase rights or increase the amount of any material compensation or benefits due any such employee, director or officer, (iii) result in the forgiveness of indebtedness, or (iv) trigger an obligation to fund benefits. No payment or benefit which will or may be made by Hortonworks or its ERISA Affiliates is reasonably expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. There is no contract, agreement, plan or arrangement to which Hortonworks or any Subsidiary of Hortonworks is a party or by which it is bound that provides any individual with the right to a gross-up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(l) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by Hortonworks or any Subsidiary of Hortonworks has been documented and operated in material compliance with Section 409A of the Code.

3.17 Labor Matters.

(a) Except as would not be expected to result in Hortonworks Material Adverse Effect, Hortonworks and each of its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance. Hortonworks and each of its Subsidiaries (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in each case, for any failure to withhold, report or pay which would have or could reasonably be expected to have a Hortonworks Material Adverse Effect.

(b) To the knowledge of Hortonworks: (i) there are no current labor union organizing activities with respect to any employees of Hortonworks and/or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council, or group of employees of Hortonworks and/or any of its Subsidiaries has made a pending demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there are no labor strikes or lockouts, or threats thereof, against or affecting Hortonworks or any of its Subsidiaries.

(c) Except as would not be expected to result in Hortonworks Material Adverse Effect, Hortonworks and each of its Subsidiaries are and have been in material compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar foreign, state or local law relating to plant closings and layoffs. Neither Hortonworks nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign law.

(d) No employee of Hortonworks or any of its Subsidiaries (i) to the knowledge of Hortonworks is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Hortonworks or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Hortonworks or any of its Subsidiaries or relating to the use of trade secrets or proprietary information of others, or (ii) in the case of any key employee or group of key employees, has, to the knowledge of Hortonworks, given notice as of the date of this Agreement to Hortonworks or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with Hortonworks or any of its Subsidiaries.

(e) Section 3.17(e) of the Hortonworks Disclosure Letter contains a complete and accurate list of all Legal Requirements, if any, to inform, consult or negotiate with any works counsels or labor unions, labor organizations or trade unions as a result of the negotiation or execution of this Agreement, the performance by Hortonworks of its obligations hereunder or the consummation of the transactions contemplated hereby, either alone or in connection with additional or subsequent events.

3.18 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect, no Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by Hortonworks or any of its Subsidiaries or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by Hortonworks or its Subsidiaries, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon. Except as would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned, operated, occupied, controlled or leased by Hortonworks or any of its Subsidiaries or as a consequence of the acts of Hortonworks, its Subsidiaries or their agents.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect, Hortonworks and its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect, the Hazardous Materials Activities of Hortonworks and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect, Hortonworks and its Subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. No circumstances exist which could reasonably be expected to cause any material Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

(d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Hortonworks, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of Hortonworks or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Hortonworks Material Adverse Effect.

(e) Neither Hortonworks nor any of its Subsidiaries is aware of any fact or circumstance that could result in any Liability under an Environmental Law which would reasonably be expected to have a Hortonworks Material Adverse Effect. Except as would not reasonably be expected to have a Hortonworks Material Adverse Effect, neither Hortonworks nor any Subsidiary has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of Hortonworks or any of its Subsidiaries.

(f) Hortonworks and the Subsidiaries have delivered to Cloudera or made available for inspection by Cloudera and its agents, representatives and employees all material environmental site assessments and environmental audits in Hortonworks’ possession or control. Hortonworks and its Subsidiaries have complied in all material respects with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

3.19 Compliance with Laws.

(a) Generally. Hortonworks and its Subsidiaries are in compliance in all material respects with, and are not in any material respect in default under or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Legal Requirement applicable to Hortonworks or any of its Subsidiaries or by which any of their respective properties is bound.

(b) Foreign Corrupt Practices Act. Neither Hortonworks nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) have, directly or indirectly, taken any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, or any rules or regulations thereunder, the United Kingdom Bribery Act of 2010, Organization of Economic Cooperation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any similar anti-corruption or anti-bribery laws applicable to Hortonworks or its Subsidiaries (collectively, “Anti-Corruption Laws”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. Neither Hortonworks, any of its Subsidiaries nor any other entity under their control have conducted an internal investigation, or been informally or formally investigated, charged, or prosecuted, for conduct related to applicable Anti-Corruption Laws. Hortonworks has established sufficient internal controls and procedures to ensure compliance with applicable Anti-Corruption Laws, accurately accounted for all payments to third parties, disclosed all payments or provisions to foreign officials (as defined by the FCPA), and made available all of such documentation Cloudera.

(c) Export Control Laws.

(i) Hortonworks and each of its Subsidiaries have complied in all material respects with all applicable export and re-export control and trade and economic sanctions Legal Requirements (“Export Controls”), including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control (“OFAC”), and the International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State and any applicable anti-boycott compliance regulations. Neither Hortonworks nor any of its Subsidiaries has directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, technology, or technical data to any destination, entity, or person prohibited by the Legal Requirements of the United States, without obtaining prior authorization from the competent government authorities as required by Export Controls. Hortonworks and its Subsidiaries are in compliance with all applicable import Legal Requirements (“Import Restrictions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(ii) Section 3.19(c)(ii) of the Hortonworks Disclosure Letter accurately describes all of (A) the goods, services, items, software, technology, and technical data of Hortonworks and its Subsidiaries along with the appropriate classification, including their Export Control Classification Numbers (“ECCNs”) or designation on the U.S. Munitions List (“USML”); (B) the countries to which these goods, services, items, software, technology, or technical data have been exported; and (C) the licenses and license exceptions currently held or claimed by Hortonworks and its Subsidiaries for the export of goods, services, items, software, technology, or technical data. The listed licenses and license exceptions are all of the licenses and exceptions necessary for the continued export or re-export of goods, services, items, software, technology, or technical data of Hortonworks or any of its Subsidiaries. All such licenses are valid and in full force and effect. Hortonworks and its Subsidiaries have complied with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or the Office of Foreign Assets Control which is or has been in force or other authorization issued pursuant to Export Controls.

(iii) Neither Hortonworks nor any of its Subsidiaries has knowledge of any fact or circumstance that would result in any Liability for any material violation of Export Control and Import Restrictions.

3.20 Permits. Hortonworks and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of Hortonworks and its Subsidiaries taken as a whole as currently conducted (collectively, the “Hortonworks Permits”). The Hortonworks Permits are in full force and effect, have not been violated in any material respect and, to the knowledge of Hortonworks, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the knowledge of Hortonworks, threatened, seeking the suspension, revocation or cancellation of any Hortonworks Permits. No Hortonworks Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

3.21 Legal Proceedings and Orders.

(a) Legal Proceedings. There are no material Legal Proceedings (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (a) pending against Hortonworks or any of its Subsidiaries or any of their respective properties or assets, or (b) to the knowledge of Hortonworks, threatened against Hortonworks or any of its Subsidiaries, or any of their respective properties or assets.

(b) Orders. Neither Hortonworks nor any Subsidiary of Hortonworks is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by Hortonworks, the Hortonworks Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.22 Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by Hortonworks or any of its Subsidiaries have been made available to Cloudera. Each such policy is in full force and effect and all premiums due thereon have been paid in full.

3.23 No Ownership of Cloudera Capital Stock. Neither Hortonworks nor any of its Affiliates (nor any of its “Associates” as defined in Section 203 of the DGCL) is or has been during the past three (3) years an “interested stockholder” of Cloudera as defined in Section 203 of the DGCL.

3.24 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 4.23 of this Agreement, the Hortonworks Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger and any of the other transactions contemplated thereby, including the Hortonworks Support Agreements, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. Other than Section 203 of the DGCL, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware or other applicable Legal Requirement (each, a “Takeover Statute”) is applicable to Hortonworks, the Merger or any of the other transactions contemplated by this Agreement or the Hortonworks Support Agreements.

3.25 Brokers, Finders and Financial Advisors. No broker, finder or investment banker (other than Qatalyst Partners LP (“Qatalyst Partners”), whose fees will be paid by Hortonworks) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Hortonworks or any of its Subsidiaries. Prior to the execution of this Agreement, Hortonworks has furnished to Cloudera a complete and accurate copy of all agreements between Hortonworks and Qatalyst Partners pursuant to which such firm would be entitled to any such payment.

3.26 No Other Representations. Except as expressly set forth in this Article III, neither Hortonworks nor any of its Subsidiaries has made any representation or warranty, express or implied, to Cloudera in connection with this Agreement, the Merger or any of the other transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CLOUDERA AND MERGER SUB

Except (i) as set forth in the disclosure letter that has been prepared by Cloudera and delivered by Cloudera to Hortonworks in connection with the execution and delivery of this Agreement, dated as of the date hereof (the “Cloudera Disclosure Letter”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in the Cloudera Disclosure Letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is readily apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), or (ii) as set forth in any Cloudera SEC Reports filed with, or furnished to, the SEC and publicly available on or after January 1, 2018 and prior to the date hereof (other than in any “risk factors” or other disclosure statements included therein that are cautionary, predictive or forward looking in nature and not statements of historical fact), Cloudera and Merger Sub hereby represent and warrant to Hortonworks as follows:

4.1 Organization and Qualification. Each of Cloudera and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and have all requisite corporate power and authority necessary to enable each to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted. Each of Cloudera and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect.

4.2 Authority; Approvals and Enforceability.

(a) Each of Cloudera and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject only to the approval of the Cloudera Stockholders as described below, to consummate the Merger and the other transactions contemplated hereby in accordance with the terms hereof.

(b) The execution and delivery of this Agreement by Cloudera, and performance by Cloudera with its obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly approved by the Cloudera board of directors (the “Cloudera Board”). As of the date of this Agreement, the Cloudera Board has unanimously determined that this Agreement and the Merger and other transactions contemplated hereby are advisable and in the best interests of the Cloudera stockholders and has unanimously resolved to recommend that the Cloudera Stockholders approve the issuance of shares of Cloudera Common Stock in the Merger (the “Cloudera Voting Proposal”). Prior to making the foregoing determinations, the Cloudera Board received an opinion of Morgan Stanley & Co. LLC (“Morgan Stanley”) to the effect that, as of the date of such opinion and based upon and subject to the various limitations, matters, qualifications and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to Cloudera, and the foregoing opinion has not been withdrawn, revoked or modified in any respect.

(c) Except for the approval of the Cloudera Voting Proposal by the affirmative vote of a majority of votes present or represented by proxy at the Cloudera Stockholder Meeting called to consider the Cloudera Voting Proposal (the “Requisite Cloudera Stockholder Approval”) and assuming the accuracy of the representations and warranties set forth in Section 3.23 of this Agreement, no other corporate proceedings on the part of Cloudera are necessary to approve or adopt this Agreement under applicable Legal Requirements and to consummate the Merger and other transactions contemplated hereby in accordance with the terms hereof.

(d) This Agreement has been duly and validly executed and delivered by each of Cloudera and Merger Sub, and assuming due authorization, execution and delivery by Hortonworks, this Agreement constitutes a valid and binding obligation of each of Cloudera and Merger Sub, enforceable against each of Cloudera and Merger Sub in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

4.3 Required Filings and Consents.

(a) The execution and delivery by Cloudera of this Agreement do not, and the performance by Cloudera of its covenants and agreements under this Agreement and the consummation by Cloudera of the transactions contemplated by this Agreement will not, (i) assuming receipt of the Requisite Cloudera Stockholder Approval, conflict with or violate the Cloudera Certificate of Incorporation or the Cloudera Bylaws or any Cloudera Subsidiary Documents, (ii) assuming receipt of the government approvals contemplated by

Section 4.3(b) conflict with or violate any Legal Requirements applicable to Cloudera or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Cloudera’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of Cloudera or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Cloudera or any of its Subsidiaries is a party or by which Cloudera or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of Cloudera or any of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect.

(b) The execution and delivery by Cloudera of this Agreement do not, and the performance by Cloudera of its covenants and agreements under this Agreement and the consummation by Cloudera of the transactions contemplated by this Agreement (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the HSR Act, (ii) the filing of the Registration Statement and the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and as may be required under the Securities Act, (iii) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (iv) the filing of the Certificate of Merger or other documents as required by the DGCL and (v) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect.

4.4 Certificate of Incorporation and Bylaws. Cloudera has heretofore made available to Hortonworks a complete and accurate copy of the Cloudera Certificate of Incorporation and Cloudera Bylaws, along with the charter and bylaws (or equivalent organizational documents) each as amended to date, of each of its Subsidiaries (the “Cloudera Subsidiary Documents”). The Cloudera Certificate of Incorporation, Cloudera Bylaws and Cloudera Subsidiary Documents, each as amended to date, are in full force and effect, and neither the Cloudera Board nor, to the knowledge of Cloudera, any Cloudera Stockholder has taken any action to amend the Cloudera Certificate of Incorporation or the Cloudera Bylaws in any respect. Cloudera has not taken any action in breach or violation of any of the provisions of the Cloudera Certificate of Incorporation or the Cloudera Bylaws, and each Subsidiary is not in breach or violation of any of the material provisions of their respective Cloudera Subsidiary Documents, except, in the case of a Subsidiary, as would not reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect.

4.5 Capitalization.

(a) The authorized capital stock of Cloudera consists of 1,200,000,000 shares of Cloudera Common Stock, and 20,000,000 shares of Cloudera preferred stock, par value $0.00005 per share (“Cloudera Preferred Stock”). As of September 30, 2018, (i) 153,211,543 shares of Cloudera Common Stock were issued and outstanding (including 165,578 shares of Cloudera restricted stock), (ii) no shares of Cloudera Preferred Stock were issued and outstanding, (iii) 22,207,130 shares of Cloudera Common Stock were reserved for issuance pursuant to outstanding options and awards granted pursuant to Cloudera’s 2008 Equity Incentive Plan (the “Cloudera 2008 Stock Plan”), (iv) 11,382,129 shares of Cloudera Common Stock were reserved for issuance pursuant to outstanding options and awards granted pursuant to Cloudera’s 2017 Equity Incentive Plan (the “Cloudera 2017 Stock Plan”), (v) 26,538 shares of Cloudera Common Stock were reserved for issuance pursuant to outstanding options and awards granted pursuant to the Gazzang 2008 Stock Purchase and Option Plan (the

“Gazzang Plan”), (vi) zero shares of Cloudera Common Stock were available for purchase pursuant to Cloudera’s 2017 Employee Stock Purchase Plan, and (vii) no shares of Cloudera Common Stock were issued and held in the treasury of Cloudera. Since September 30, 2018, Cloudera has not issued any securities (including derivative securities) except for shares of Cloudera Common Stock issued upon exercise of stock options, settlement of restricted stock units or other stock awards outstanding on or prior to September 30, 2018.

(b) Section 4.5(b) of the Cloudera Disclosure Letter sets forth a complete and accurate list of all stock option plans or any other plan or agreement adopted by Cloudera that provides for the issuance of equity to any current or former service provider of Cloudera (the “Cloudera Stock Plans”). Cloudera has made available to Hortonworks complete and accurate copies of all Cloudera Stock Plans and the forms of all award agreements evidencing outstanding Cloudera Stock Awards, and all agreements under the Cloudera Stock Plans that materially deviate from such forms of award agreement.

(c) Section 4.5(c) of the Cloudera Disclosure Letter sets forth a complete and accurate list as of September 30, 2018 of all outstanding equity-based awards, whether payable in stock, cash or other property or any combination of the foregoing (the “Cloudera Stock Awards”) granted under any Cloudera Stock Plans or otherwise, indicating, with respect to each Cloudera Stock Award then outstanding, the type of awards granted, the number of shares of Cloudera Common Stock subject to such Cloudera Stock Award, the plan under which such Cloudera Stock Award was granted and the exercise or purchase price (if any), date of grant, vesting schedule, expiration date and any performance targets or similar conditions to exercisability or settlement thereof, including the extent to which any vesting had occurred as of September 30, 2018, if the Cloudera Stock Award is exercisable for more than six months following the holder’s termination (other than for disability or death), and whether (and to what extent) the vesting of such Cloudera Stock Award may be accelerated in any way by the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event, including the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger).

(d) Except as described in Sections 4.5(a) and 4.5(c) of the Cloudera Disclosure Letter, no capital stock of Cloudera or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 4.5(c) of this Agreement and except for changes since the date of this Agreement resulting from the exercise of employee stock options outstanding on such date or described on Section 4.5(c) of the Cloudera Disclosure Letter, there are no exercisable securities, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which Cloudera or any of its Subsidiaries is a party, or by which Cloudera or any of its Subsidiaries is bound, obligating Cloudera or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Cloudera or any of its Subsidiaries or obligating Cloudera or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which Cloudera or any of its Subsidiaries is a party, or by which it or they are bound, obligating Cloudera or any of its Subsidiaries with respect to any shares of capital stock of Cloudera or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of Cloudera), of Cloudera or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of Cloudera or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Other than the Cloudera Registration Rights Agreement, there are no registration rights or other agreements, arrangements or understandings to which Cloudera or any of its Subsidiaries is a party, or by which it or they are bound, obligating Cloudera or any of its Subsidiaries with respect to any shares of Cloudera Common Stock or shares of capital stock of any such Subsidiary.

(e) All outstanding shares of Cloudera Common Stock are, and all shares of Cloudera Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Cloudera Certificate of Incorporation or the Cloudera Bylaws or any agreement to which Cloudera is a party or otherwise bound. None of the outstanding shares of Cloudera Common Stock have been issued in violation of any United States federal or state securities laws or any foreign securities laws. All of the outstanding shares of capital stock of each of the Subsidiaries of Cloudera are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by Cloudera or a Subsidiary of Cloudera free and clear of any and all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of Cloudera or any of its Subsidiaries.

(f) Cloudera Common Stock constitutes the only class of equity securities of Cloudera or its Subsidiaries registered or required to be registered under the Exchange Act.

4.6 Subsidiaries. A complete and accurate list of all of the Subsidiaries of Cloudera, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by Cloudera or another Subsidiary or Affiliate of Cloudera, is set forth in Section 4.6 of the Cloudera Disclosure Letter. Cloudera does not own, directly or indirectly, any capital stock of, or other equity, voting or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, voting or similar interest in, any Person, excluding securities in any publicly traded company held for investment by Cloudera and comprising less than one percent (1%) of the outstanding stock of such company. Each Subsidiary of Cloudera is duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect. Each Subsidiary of Cloudera is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect.

4.7 SEC Reports. Cloudera has filed and made available to Hortonworks all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Cloudera with the SEC since January 1, 2017 (collectively, the “Cloudera SEC Reports”). The Cloudera SEC Reports, including all forms, reports and documents filed by Cloudera with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of the Cloudera SEC Reports filed after the date hereof, will be, prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by Cloudera with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Cloudera SEC Reports or necessary in order to make the statements in such Cloudera SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Subsidiaries of Cloudera is required to file any forms, reports, schedules, statements or other documents with the SEC.

4.8 Financial Statements and Internal Controls.

(a) Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Cloudera SEC Reports, including any Cloudera SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of Cloudera and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

(b) The chief executive officer and chief financial officer of Cloudera have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and Cloudera is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE.

(c) Cloudera and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of Cloudera and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Cloudera and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Cloudera Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Cloudera and its Subsidiaries.

(d) To the knowledge of Cloudera, neither Cloudera nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Cloudera and its Subsidiaries, (ii) any fraud, whether or not material, that involves Cloudera’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Cloudera and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e) Neither Cloudera nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Cloudera or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Cloudera or any of its Subsidiaries in Cloudera’s consolidated financial statements.

(f) Neither Cloudera nor any of its Subsidiaries nor, to the knowledge of Cloudera, any director, officer, auditor, accountant, consultant or representative of Cloudera or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that Cloudera or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing Cloudera or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Cloudera or any of its officers, directors, employees or agents to the current the Cloudera Board or any committee thereof or to any current director or executive officer of Cloudera.

(g) To the knowledge of Cloudera, no employee of Cloudera or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements of the type described in

Section 806 of the Sarbanes-Oxley Act by Cloudera or any of its Subsidiaries. Neither Cloudera nor any of its Subsidiaries nor, to the knowledge of Cloudera, any director, officer, employee, contractor, subcontractor or agent of Cloudera or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Cloudera or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section  806 of the Sarbanes-Oxley Act.

4.9 Undisclosed Liabilities. Except as reflected in the Cloudera Balance Sheet, neither Cloudera nor any of its Subsidiaries has any Liabilities, other than (i) Liabilities incurred since the date of the Cloudera Balance Sheet in the ordinary course of business consistent with past practice, (ii) Liabilities under this Agreement or expressly permitted to be incurred under this Agreement, and (iii) Liabilities that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Cloudera Material Adverse Effect.

4.10 Subsequent Changes. Since the date of the Cloudera Balance Sheet through the date hereof, Cloudera has conducted its business in the ordinary course of business consistent with past practice and, since such date through the date hereof, there has not occurred (i) any Cloudera Material Adverse Effect or (ii) any action taken by Cloudera or event that would have required the consent of Hortonworks pursuant to Section 5.2(a), (c)-(e), (f), (j)-(m), (p)-(r), (t) and (v) had such action or event occurred after the date of this Agreement.

4.11 Real Property. Cloudera and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the real properties which it purports to own or lease, including all the real properties reflected in the Cloudera Balance Sheet. All real properties reflected in the Cloudera Balance Sheet are held free and clear of all Liens, except for Liens reflected on the Cloudera Balance Sheet and Liens for current Taxes not yet due and for which adequate reserves have been established in accordance with GAAP and other Liens that do not materially impair the use of the property subject thereto. All real property leases, subleases, licenses or other occupancy agreements to which Cloudera or any of its Subsidiaries is a party (collectively, the “Cloudera Real Property Leases”) are in full force and effect, except where the failure of such Cloudera Real Property Leases to be in full force and effect would not be reasonably likely to result in a Cloudera Material Adverse Effect. There is no default by Cloudera or any of its Subsidiaries under any of the Cloudera Real Property Leases, or, to the knowledge of Cloudera, defaults by any other party thereto, except such defaults as have been waived in writing or cured or such defaults that in the aggregate would not be reasonably likely to result in a Cloudera Material Adverse Effect. Section 4.11 of the Cloudera Disclosure Letter contains a complete and accurate list of all Cloudera Real Property Leases providing for the payment of annual rent in excess of $1 million (each, a “Cloudera Material Real Property Lease”) and lists for each such Cloudera Material Real Property Lease (i) the address of the property to which such Cloudera Material Real Property Lease pertains, (ii) the annual rent and (iii) the purpose of the facility to which such Cloudera Material Real Property Lease pertains.

4.12 Tangible Property. Cloudera and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the tangible properties and assets which it purports to own or lease, including all the tangible properties and assets reflected in the Cloudera Balance Sheet. All tangible properties and assets reflected in the Cloudera Balance Sheet are held free and clear of all Liens, except for Liens reflected on the Cloudera Balance Sheet and Liens for current Taxes not yet due and for which adequate reserves have been established in accordance with GAAP and other Liens that do not materially impair the use of the property or assets subject thereto. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by Cloudera or any of its Subsidiaries are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as conducted as of the date hereof, and Cloudera and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets that are material to Cloudera and its Subsidiaries, taken as a whole, free and clear of all Liens, except for conditions or defects in title that in the aggregate would not be reasonably likely to result in a Cloudera Material Adverse Effect.

4.13 Intellectual Property.

(a) Section 4.13(a) of the Cloudera Disclosure Letter contains a complete and accurate list of all Cloudera Intellectual Property that Registered Intellectual Property (collectively the “Cloudera Registered Intellectual Property”). All material Cloudera Registered Intellectual Property is, to the knowledge of Cloudera, subsisting, valid and enforceable.

(b) All Cloudera Intellectual Property is owned by Cloudera or one or more of its Subsidiaries free and clear of any Liens (excluding any non-exclusive licenses entered into in the ordinary course of business). To the knowledge of Cloudera, all material Cloudera Intellectual Property is, and following the transactions contemplated hereby shall be, freely, transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Authority or third party. Neither Cloudera nor any of its Subsidiaries has granted an exclusive license to any third party, or in the past three (3) years transferred ownership to any third party, of any material Technology or Intellectual Property Rights that are or were owned by Cloudera or a Subsidiary of Cloudera.

(c) To the knowledge of Cloudera, neither Cloudera nor its Subsidiaries has, in the conduct of the business of Cloudera and its Subsidiaries as currently conducted, infringed upon, violated or used without authorization or license, any Intellectual Property Rights owned by any third Person, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of Hortonworks or any of its Subsidiaries, taken as a whole. There is no pending or, to the knowledge of Cloudera, threatened (and at no time within the three (3) years prior to the date of this Agreement has there been pending or threatened any) Legal Proceeding against Cloudera or any of its Subsidiaries, alleging that any activities, products or conduct of Cloudera’s or any of its Subsidiaries’ business infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property Rights of any third Person, or challenging the ownership, validity, or enforceability of any rights in Cloudera Intellectual Property. Cloudera is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or Orders resulting from Legal Proceedings, which (i) materially restrict Cloudera’s or any of its Subsidiaries’ rights to use, license or transfer any material Cloudera Intellectual Property, or (ii) compel or require Cloudera or any of its Subsidiaries to license or transfer any material Cloudera Intellectual Property. In the past three (3) years, no indemnity claims have been asserted in writing or, to the knowledge of Cloudera, are threatened against Cloudera or any Subsidiary of Cloudera by any customer alleging that any Cloudera Product infringes upon, violates or constitutes the unauthorized use of the Intellectual Property Rights of any third Person.

(d) There are no pending Legal Proceedings brought by Cloudera or any of its Subsidiaries against any third party with respect to any Cloudera Intellectual Property, which remain unresolved as of the date hereof.

(e) Section 4.13(e) of the Cloudera Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which a third party has licensed to Cloudera or any of its Subsidiaries any Intellectual Property Right that is material to the business of Cloudera or any Cloudera Subsidiary taken as a whole (“Cloudera In Licenses”), other than (i) Contracts with respect to commercial available Technology that is not included in any Cloudera Product or necessary to the development of any Cloudera Product, (ii) Contracts between Cloudera or any Cloudera Subsidiary and its employees, consultants and contractors substantially on Cloudera’s standard forms, which forms have been made available to Hortonworks, (iii) Contracts for Open Source Software, and (iv) non-disclosure agreements entered into in the ordinary course of business.

(f) Section 4.13(f) of the Cloudera Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which Cloudera or any of its Subsidiaries has granted a third Person or Affiliate any rights or licenses to any material Cloudera Intellectual Property Rights, other than (i) non-exclusive licenses granted in the ordinary course of business, (ii) Contracts between Cloudera or any Cloudera Subsidiary and its employees, consultants and contractors substantially on Cloudera’s standard forms, which forms have been made available to Hortonworks, (iii) Contracts for Open Source Software, and (iv) non-disclosure agreements entered into in the ordinary course of business (“Cloudera Out Licenses,” and together with the Cloudera In Licenses, the “Cloudera IP Licenses”).

(g) Neither Cloudera nor any of its Subsidiaries, nor, to the knowledge of Cloudera any other party to a Cloudera IP License, is in material breach of any such Cloudera IP License that is material to the business of Cloudera and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated hereby will not result or cause: (A) (i) the breach by Cloudera or any of its Subsidiaries of any Cloudera IP License, (ii) the termination, impairment or restriction of any right or license granted to Cloudera or any of its Subsidiaries under a Cloudera IP License, or (iii) Cloudera or any of its Subsidiaries to grant, or expand the scope of a prior grant, to a third party of any rights to any material Cloudera Intellectual Property (including by release of any source code that is not Open Source Software), except (with respect to clauses (i), (ii) and (iii)) as would not reasonably be expected to have a Cloudera Material Adverse Effect or (B) as a result of any Contract to which Cloudera or any of its Subsidiaries is a party, a third party to become licensed to, or otherwise have rights to, any material Intellectual Property Rights of Hortonworks or any of its Subsidiaries.

(h) To the knowledge of Cloudera, Cloudera and its Subsidiaries are in compliance with all terms and conditions of any license for Open Source Software, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of Cloudera or any of its Subsidiaries, taken as a whole.

(i) No proprietary source code (excluding, for clarity, any Open Source Software) for any Cloudera Product has been delivered, licensed or made available to any escrow agent or other third party who is not, as of the date of this Agreement, or was not, at the time, an employee, consultant or contractor of Cloudera or a Subsidiary of Cloudera. To the knowledge of Cloudera, neither Cloudera nor any Subsidiary of Cloudera has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the proprietary source code (excluding, for clarity, any Open Source Software) for any Cloudera Product to any escrow agent or other third person, other than any employee, consultant or contractor of Cloudera or a Subsidiary of Cloudera under confidentiality obligations that prohibit the disclosure of such proprietary source code to any third party.

(j) Each current and former employee, consultant and contractor of Cloudera or a Subsidiary of Cloudera who was or is involved in the creation or development of any Cloudera Products, as well as any other material Cloudera Intellectual Property, has signed and delivered a written Contract that assigns to Cloudera or a Subsidiary of Cloudera any Intellectual Property, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of Cloudera or any of its Subsidiaries, taken as a whole.

(k) Section 3.13(k) of the Cloudera Disclosure Letter contains a list of each standards-setting organization or similar organizations in which the Cloudera or any of its Subsidiaries has participated in the past three (3) years, or is currently participating, that could require or obligate Cloudera or any of its Subsidiaries to grant or offer to any other Person any license or right to use any Cloudera Intellectual Property.

(l) No government funding, facilities of a university, college, other educational institution or research center was used in the development of any material Cloudera Intellectual Property.

(m) The Processing by Cloudera or any Subsidiary of Cloudera of any Personal Information, as well as all communications from Cloudera and Subsidiaries of Cloudera to users, partners or customers (whether sent directly or, to Cloudera’s knowledge, through third-party providers) has complied in all material respects with (i) all Legal Requirements, (ii) Cloudera’s and its Subsidiaries’ existing contractual commitments with third parties and (iii) Cloudera’s and its Subsidiaries’ privacy policies and any other terms applicable to the Processing of Personal Information from individuals by Cloudera or any of its Subsidiaries or any of their agents, except where the failure to so comply would not constitute a Cloudera Material Adverse Effect. As of the date hereof, no claims have been asserted in writing or, to the knowledge of Cloudera, are threatened in writing against Cloudera or any Subsidiary of Cloudera by any third party alleging a violation of any third party’s privacy rights that would constitute a Cloudera Material Adverse Effect. To the knowledge of Cloudera, neither Cloudera, any

Subsidiary of Cloudera or any of their service providers has suffered any breach in security that has permitted or resulted in any unauthorized access to or disclosure of Personal Information.

(n) To the knowledge of Cloudera, Cloudera Products are free from any defect, bug or programming, design or documentation error or disrupting, disabling, harming or corrupting code that would constitute a Cloudera Material Adverse Effect. To the knowledge of Cloudera, none of Cloudera Products contain any Malicious Code that would constitute a Cloudera Material Adverse Effect.

(o) Cloudera and its Subsidiaries have information technology systems that in their reasonable business judgment are sufficient in all material respects to operate the business of Cloudera and its Subsidiaries as it is currently conducted. Cloudera and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that information technology systems used in connection with the operation of Cloudera and its Subsidiaries, and data stored or transmitted on such systems are secure and, to the Knowledge of the Company, such systems are free from Malicious Code, except as would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.14 Material Contracts.

(a) For all purposes of and under this Agreement, a “Cloudera Material Contract” shall mean (in each case, excluding any Cloudera Employee Plan and any Cloudera Non-U.S. Employee Plan):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Cloudera and its Subsidiaries;

(ii) any Contract (A) containing any covenant limiting the right of Cloudera or any of its Subsidiaries to engage, or to compete with any Person (other than standard employee non-solicitation restrictions), in any line of business or geographic area, (B) containing any covenant prohibiting Cloudera or any of its Subsidiaries (or, after the Closing Date, Cloudera) from engaging in business with any Person or levying a fine, charge or other payment for doing so, (C) pursuant to which any Person is granted most favored customer pricing, or containing any other similar pricing restrictions, or (D) containing any covenant limiting the right of Cloudera to enter into any reseller, referral partner or similar partner agreements with third parties;

(iii) any Contract expressly providing for the development of any Technology by Cloudera or any of its Subsidiaries, or requiring Cloudera or any of its Subsidiaries to make available or otherwise disclose the source code of any Cloudera Products to any Person (other than Contracts for Open Source Software);

(iv) any Contract (A) relating to the disposition or acquisition by Cloudera or any of its Subsidiaries, either in the past three (3) years, pending or after the date of this Agreement of a material amount of assets or (B) pursuant to which Cloudera or any of its Subsidiaries has acquired in the past three (3) years or will acquire after the date of this Agreement any material ownership interest in any other Person or other business enterprise other than Cloudera’s Subsidiaries;

(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $12,500,000, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly owned Subsidiaries, and (C) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;

(vi) any settlement Contract with ongoing obligations (other than solely ongoing confidentiality obligations) other than (A) releases that are immaterial in nature or amount entered into in the ordinary course of business, or (B) settlement Contracts only involving the payment of cash in amounts that do not exceed $500,000 in any individual case;

(vii) any collective bargaining agreement;

(viii) any Contract (excluding any purchase orders, statements of work and any other Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable customer) for the sale of Cloudera Products with any customer who, in the year ended December 31, 2017 or the six (6) months ended June 30, 2018, was one of the ten (10) largest sources of revenues for Cloudera and its Subsidiaries, based on amounts paid or payable;

(ix) any Contract (excluding any purchase orders, statements of work and any other Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable customer) with any vendor of Cloudera or any of its Subsidiaries who, in the year ended December 31, 2017 or the six (6) months ended June 30, 2018, was one of the ten (10) largest sources of payment obligations for Cloudera and its Subsidiaries, based on amounts paid or payable;

(x) any Contract that provides for payment obligations by Cloudera or any of its Subsidiaries in any twelve (12) month period of $2,500,000 or more in any individual case that is not terminable by Cloudera or its Subsidiaries upon notice of ninety (90) days or less without material liability to Cloudera or its Subsidiaries and is not disclosed pursuant to clauses (i) through (viii) above, inclusive; and

(xi) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a Cloudera Material Adverse Effect and is not disclosed pursuant to clauses (i) through (ix) above, inclusive.

(b) Section 4.14(b) of the Cloudera Disclosure Letter contains a complete and accurate list of all Cloudera Material Contracts as of the date hereof, to or by which Cloudera or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 4.14(a) that describes such Cloudera Material Contract.

(c) Each Cloudera Material Contract is valid and binding on Cloudera (and/or each such Subsidiary of Cloudera party thereto) and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the date hereof, and neither Cloudera nor any of its Subsidiaries party thereto, nor, to the knowledge of Cloudera, any other party thereto, is in breach of, or default under, any such Cloudera Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by Cloudera or any of its Subsidiaries, or, to the knowledge of Cloudera, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect.

4.15 Tax Matters.

(a) Each of Cloudera and its Subsidiaries has prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed and all such filed Tax Returns are true, correct and complete in all material respects.

(b) Each of Cloudera and its Subsidiaries has paid all material Taxes that are required to be paid, except with respect to matters for which adequate reserves have been established on the Financial Statements in accordance with GAAP.

(c) No material deficiencies for Taxes against Cloudera or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Governmental Authority that remain unpaid except for deficiencies with respect to which adequate reserves have been established in accordance with GAAP.

(d) There are no audits, examinations, investigations or other proceedings in respect of income Taxes or other material Taxes pending or threatened in writing with respect to Cloudera or any of its Subsidiaries.

(e) There are no Liens for Taxes on any of the assets of Cloudera or any of its Subsidiaries other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP.

(f) None of Cloudera or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Tax law).

(g) Cloudera and its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction Contract or order with respect to Cloudera and each of its Subsidiaries.

(h) None of Cloudera or any of its Subsidiaries has engaged in a “reportable transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. Section 1.6011-4(b)(2).

(i) None of Cloudera or any of its Subsidiaries has taken any action or knows of any fact or circumstance that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.16 Employee Benefit Matters.

(a) Section 4.16(a) of the Cloudera Disclosure Letter sets forth a complete and accurate list of all Cloudera Employee Plans. Neither Cloudera nor any ERISA Affiliate of Cloudera has committed to any officer, or publicly communicated to any other employees to establish any new Cloudera Employee Plan, to modify any Cloudera Employee Plan (except to the extent required by law, to conform any such Cloudera Employee Plan to the requirements of any applicable law, as previously disclosed to Hortonworks in writing or as required by this Agreement), or to adopt or enter into any Cloudera Employee Plan.

(b) With respect to each Cloudera Employee Plan, Cloudera has made available to Hortonworks complete and accurate copies of (i) such Cloudera Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification or advisory letter from the IRS, and correspondence to or from the IRS or the DOL with respect to such letter, (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions, including any summary of material modifications thereto and (vi) all material correspondence to or from any governmental agency relating to any Cloudera Employee Plan within the past year.

(c) Except as would not reasonably be expected to result in Cloudera Material Adverse Effect, (i) each Hortonworks Employee Plan has been established, maintained and administered in all material respects in accordance with all applicable Legal Requirements, including if applicable, ERISA and the Code, and in accordance with its terms, and (ii) each of Cloudera, Cloudera’s Subsidiaries and their respective ERISA Affiliates have (A) in all material respects met their obligations with respect to each Cloudera Employee Plan and (B) have timely made (or timely will make) or accrued in accordance with U.S. GAAP all required contributions or other amounts payable with respect thereto.

(d) All Cloudera Employee Plans that are intended to be qualified under Section 401(a) of the Code, and all trusts that are intended to be qualified under Section 501(a) of the Code (each, a “Cloudera Qualified

Plan”), have received determination, opinion or advisory letters from the IRS to the effect that such Cloudera Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or Cloudera has remaining a period of time under applicable U.S. Department of the Treasury regulations or IRS pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Cloudera Qualified Plan and (ii) no such determination, opinion or advisory letter has been revoked and, to the knowledge of Cloudera, no event or circumstance exists that has adversely affected or would reasonably be expected to materially and adversely affect such qualification or exemption. Except as would not reasonably be expected to result in Cloudera Material Adverse Effect, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Cloudera Employee Plan.

(e) Neither Cloudera, any of Cloudera’s Subsidiaries nor any of their respective ERISA Affiliates has in the preceding six (6) years maintained, participated in or contributed to (or been obligated to contribute to), or can reasonably expect to have future liability with respect to (i) Pension Plan subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” as defined in ERISA or the Code, or (iv) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA. No Cloudera Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Cloudera Employee Plan provides health benefits that are not fully insured through an insurance contract.

(f) To the extent permitted by applicable Legal Requirement, each Cloudera Employee Plan (other than Cloudera Stock Plans or an employment, severance, change in control or similar agreement with an individual) is amendable and terminable unilaterally by Cloudera and any of Cloudera’s Subsidiaries party thereto or covered thereby at any time without material liability to Cloudera or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs.

(g) Other than as required under Section 601 et seq. of ERISA or equivalent state or local law, Cloudera does not have any material liability in respect of, or material obligation to provide, health or other welfare benefits (excluding normal claims for benefits under Cloudera’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment (other than continuation coverage through the end of the month in which such termination or retirement occurs).

(h) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of Cloudera, threatened or reasonably anticipated, with respect to any Cloudera Employee Plan or the assets of any Cloudera Employee Plan or Cloudera Non-U.S. Employee Plan or the assets of any Cloudera Non-U.S. Employee Plan, other than claims for benefits in the ordinary course.

(i) Except as would not reasonably be expected to result in Cloudera Material Adverse Effect, each Cloudera Non-U.S. Employee Plan is in material compliance with all applicable Legal Requirements of each applicable jurisdiction. Each such Cloudera Non-U.S. Employee Plan is funded to the extent required by applicable Legal Requirements or the applicable terms of such plan or has been accrued for to the extent required by U.S. GAAP or other applicable accounting rules. Section 4.16(i) of the Cloudera Disclosure Letter contains a complete and accurate list of each country in which Cloudera or any of its Subsidiaries or Affiliates has employees or independent contractors as of the Cloudera Balance Sheet Date.

(j) Section 4.16(j) of the Cloudera Disclosure Letter sets forth a complete and accurate list of (i) all employment agreements with employees of Cloudera or any of its Subsidiaries, other than standard form offer letters and other similar employment agreements entered into in the ordinary course of business and agreements materially consistent with such standard forms; and (ii) all severance agreements, programs and policies of Cloudera or any of its Subsidiaries with or relating to its Section 16 officers, excluding programs and policies required to be maintained by Legal Requirement.

(k) Other than as set forth on Section 4.16(k) of the Cloudera Disclosure Letter, the negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of Cloudera or any Subsidiary of Cloudera to any acceleration, increase in acceleration rights, severance, or increase in severance pay, or any other material compensation or benefit, (ii) accelerate the time of distribution, payment or vesting (whether or not in connection with a non-competition provision), a lapse of repurchase rights or increase the amount of any material compensation or benefits due any such employee, director or officer, (iii) result in the forgiveness of indebtedness, or (iv) trigger an obligation to fund benefits. No payment or benefit which will or may be made by Cloudera or its ERISA Affiliates is reasonably expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. There is no contract, agreement, plan or arrangement to which Cloudera or any Subsidiary of Cloudera is a party or by which it is bound that provides any individual with the right to a gross-up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(l) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by Cloudera or any Subsidiary of Cloudera has been documented and operated in material compliance with Section  409A of the Code.

4.17 Labor Matters.

(a) Except as would not be expected to result in Cloudera Material Adverse Effect, Cloudera and each of its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance. Cloudera and each of its Subsidiaries (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in each case, for any failure to withhold, report or pay which would have or could reasonably be expected to have a Cloudera Material Adverse Effect.

(b) To the knowledge of Cloudera: (i) there are no current labor union organizing activities with respect to any employees of Cloudera and/or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council, or group of employees of Cloudera and/or any of its Subsidiaries has made a pending demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there are no labor strikes or lockouts, or threats thereof, against or affecting Cloudera or any of its Subsidiaries.

(c) Except as would not be expected to result in Cloudera Material Adverse Effect, Cloudera and each of its Subsidiaries are and have been in material compliance with all notice and other requirements under the WARN Act, and any similar foreign, state or local law relating to plant closings and layoffs. Neither Cloudera nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign law.

(d) No employee of Cloudera or any of its Subsidiaries (i) to the knowledge of Cloudera is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Cloudera or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Cloudera or any of its

Subsidiaries or relating to the use of trade secrets or proprietary information of others, or (ii) in the case of any key employee or group of key employees, has, to the knowledge of Cloudera, given notice as of the date of this Agreement to Cloudera or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with Cloudera or any of its Subsidiaries.

(e) Section 4.17(e) of the Cloudera Disclosure Letter contains a complete and accurate list of all Legal Requirements, if any, to inform, consult or negotiate with any works counsels or labor unions, labor organizations or trade unions as a result of the negotiation or execution of this Agreement, the performance by Cloudera of its obligations hereunder or the consummation of the transactions contemplated hereby, either alone or in connection with additional or subsequent events.

4.18 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect, no Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by Cloudera or any of its Subsidiaries or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by Cloudera or its Subsidiaries, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon. Except as would not reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned, operated, occupied, controlled or leased by Cloudera or any of its Subsidiaries or as a consequence of the acts of Cloudera, its Subsidiaries or their agents.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect, Cloudera and its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect, the Hazardous Materials Activities of Cloudera and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect, Cloudera and its Subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. No circumstances exist which could reasonably be expected to cause any material Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

(d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Cloudera, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of Cloudera or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Cloudera Material Adverse Effect.

(e) Neither Cloudera nor any of its Subsidiaries is aware of any fact or circumstance that could result in any Liability under an Environmental Law which would reasonably be expected to have a Cloudera Material Adverse Effect. Except as would not reasonably be expected to have a Cloudera Material Adverse Effect, neither Cloudera nor any Subsidiary has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of Cloudera or any of its Subsidiaries.

(f) Cloudera and the Subsidiaries have delivered to Hortonworks or made available for inspection by Hortonworks and its agents, representatives and employees all material environmental site assessments and environmental audits in Cloudera’s possession or control. Cloudera and its Subsidiaries have complied in all material respects with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

4.19 Compliance with Laws.

(a) Generally. Cloudera and its Subsidiaries are in compliance in all material respects with, and are not in any material respect in default under or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Legal Requirement applicable to Cloudera or any of its Subsidiaries or by which any of their respective properties is bound.

(b) Foreign Corrupt Practices Act. Neither Cloudera nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) have, directly or indirectly, taken any action which would cause it to be in material violation of the Anti-Corruption Laws, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. Neither Cloudera, any of its Subsidiaries nor any other entity under their control have conducted an internal investigation, or been informally or formally investigated, charged, or prosecuted, for conduct related to applicable Anti-Corruption Laws. Cloudera has established sufficient internal controls and procedures to ensure compliance with applicable Anti-Corruption Laws, accurately accounted for all payments to third parties, disclosed all payments or provisions to foreign officials (as defined by the FCPA), and made available all of such documentation to Hortonworks.

(c) Export Control Laws.

(i) Cloudera and each of its Subsidiaries have complied in all material respects with all applicable Export Controls, including EAR, OFAC, and ITAR and any applicable anti-boycott compliance regulations. Neither Cloudera nor any of its Subsidiaries has directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, technology, or technical data to any destination, entity, or person prohibited by the Legal Requirements of the United States, without obtaining prior authorization from the competent government authorities as required by Export Controls. Cloudera and its Subsidiaries are in compliance with all applicable Import Restrictions, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(ii) Section 4.19(c)(ii) of the Cloudera Disclosure Letter accurately describes all of (A) the goods, services, items, software, technology, and technical data of Cloudera and its Subsidiaries along with the appropriate classification, including their ECCNs or USML; (B) the countries to which these goods, services, items, software, technology, or technical data have been exported; and (C) the licenses and license exceptions currently held or claimed by Cloudera and its Subsidiaries for the export of goods, services, items, software, technology, or technical data. The listed licenses and license exceptions are all of the licenses and exceptions necessary for the continued export or re-export of goods, services, items, software, technology, or technical data of Cloudera or any of its Subsidiaries. All such licenses are valid and in full force and effect. Cloudera and its Subsidiaries have complied with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or the Office of Foreign Assets Control which is or has been in force or other authorization issued pursuant to Export Controls.

(iii) Neither Cloudera nor any of its Subsidiaries has knowledge of any fact or circumstance that would result in any Liability for any material violation of Export Control and Import Restrictions.

4.20 Permits. Cloudera and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of Cloudera and its Subsidiaries taken as a whole as currently conducted (collectively, the “Cloudera Permits”). The Cloudera Permits are in full force and effect, have not been violated in any material respect and, to the knowledge of Cloudera, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the knowledge of Cloudera, threatened, seeking the suspension, revocation or cancellation of any Cloudera Permits. No Cloudera Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

4.21 Legal Proceedings and Orders.

(a) Legal Proceedings. There are no material Legal Proceedings (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (a) pending against Cloudera or any of its Subsidiaries or any of their respective properties or assets, or (b) to the knowledge of Cloudera, threatened against Cloudera or any of its Subsidiaries, or any of their respective properties or assets.

(b) Orders. Neither Cloudera nor any Subsidiary of Cloudera is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by Cloudera, the Cloudera Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

4.22 Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by Cloudera or any of its Subsidiaries have been made available to Hortonworks. Each such policy is in full force and effect and all premiums due thereon have been paid in full.

4.23 No Ownership of Hortonworks Capital Stock. Neither Cloudera not any of its Affiliates (nor any of its “Associates” as defined in Section 203 of the DGCL) is or has been during the past three (3) years an “interested stockholder” of Hortonworks as defined in Section 203 of the DGCL.

4.24 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 3.23 of this Agreement, the Cloudera Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger and any of the other transactions contemplated thereby, including the Cloudera Support Agreements, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. Other than Section 203 of the DGCL, no Takeover Statute is applicable to Cloudera, the Merger or any of the other transactions contemplated by this Agreement or the Cloudera Support Agreements.

4.25 Brokers, Finders and Financial Advisors. No broker, finder or investment banker (other than Morgan Stanley, whose fees will be paid by Cloudera) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Cloudera or any of its Subsidiaries. Prior to the execution of this Agreement, Cloudera has furnished to Hortonworks a complete and accurate copy of all agreements between Cloudera and Morgan Stanley pursuant to which such firm would be entitled to any such payment.

4.26 Merger Sub. Merger Sub has owned no material assets, has no liabilities nor any assets subject to any liabilities and has not conducted any business activities other than entering into the Merger Agreement.

4.27 No Other Representations. Except as expressly set forth in this Article IV, neither Cloudera nor any of its Subsidiaries has made any representation or warranty, express or implied, to Hortonworks in connection with this Agreement, the Merger or any of the other transactions contemplated hereby.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Affirmative Obligations. Except (i) as expressly provided by this Agreement, (ii) as required by Legal Requirements, (iii) as set forth in Section 5.1 of the Hortonworks Disclosure Letter or the Cloudera Disclosure Letter, as the case may be, or (iv) as approved in advance by the other party hereto in writing (which approval shall not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 and the Effective Time, each of Hortonworks and Cloudera shall, and each of them shall cause their respective Subsidiaries to:

(a) use its commercially reasonable efforts to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(b) pay its Taxes when due, in each case subject to good faith disputes over such Taxes; and

(c) use its commercially reasonable efforts to (A) preserve intact their respective present businesses, (B) keep available the services of their respective present officers and employees and (C) preserve their respective relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

5.2 Negative Obligations.

Except (i) as expressly provided by this Agreement, (ii) as may be required by Legal Requirements, (iii) as set forth in Section 5.2 of the Hortonworks Disclosure Letter or the Cloudera Disclosure Letter, as the case may be, or (iv) as approved in advance by the other party hereto in writing (which approval shall not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 and the Effective Time, neither Hortonworks nor Cloudera shall, nor shall either of them cause or permit any of their respective Subsidiaries to, do any of the following:

(a) propose to adopt any amendments to or amend their respective certificates of incorporation or bylaws or comparable organizational documents;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting restricted stock units, options, warrants, other equity-based commitments, subscriptions, rights to purchase or otherwise) any of their respective securities or any securities of any of their respective Subsidiaries, except for (i) the issuance and sale of shares of common stock pursuant to the exercise or settlement of stock options, restricted stock units or performance stock units outstanding as of the date of this Agreement, (ii) grants of purchase rights under an employee stock purchase or other similar plan, subject to Section 7.7 of this Agreement, (iii) grants to newly hired employees of stock options, restricted stock units or other equity awards granted in the ordinary course of business consistent with past practice (including with respect to the type of grant, conditions for vesting and other material terms and conditions), with a per share exercise price (as applicable) that is no less than the fair market value of a share of common stock on the date of grant, subject to a four-year vesting schedule in which not more than 25% of the total grant becomes vested annually, and not subject to any accelerated vesting or other provision that would be triggered upon a termination of service or as a result of the consummation of the Merger or any other transactions contemplated by this Agreement (whether alone or in combination with any other event), provided that (A) the aggregate number shares of common stock subject to such stock options, restricted stock units or other equity awards does not exceed the number of shares set forth on Schedule 5.2(b)(i), in the case of Hortonworks, or Schedule 5.2(b)(ii), in the case of Cloudera, and (B) the aggregate number of restricted stock units or other equity awards granted to any individual newly hired employee does not exceed the current stock or other equity award grant guidelines previously made available to the other party hereto (and, in any case, no greater than the amount set forth on

Schedule 5.2(b)(iii) in the case of Hortonworks, or Schedule 5.2(b)(iv), in the case of Cloudera for any single individual); and (iv) grants to existing employees or contractors of stock options, restricted stock units or other equity awards granted in the ordinary course of business consistent with past practice (including with respect to the type of grant, conditions for vesting and other material terms and conditions), with a per share exercise price (as applicable) that is no less than the then the fair market value of a share of common stock on the date of grant, subject to a four-year vesting schedule in which not more than 25% of the total grant becomes vested annually, and not subject to any accelerated vesting or other provision that would be triggered upon a termination of service or as a result of the consummation of the Merger or any other transactions contemplated by this Agreement (whether alone or in combination with any other event), provided that (A) the aggregate number of shares of common stock subject to such stock options, restricted stock units or other equity awards does not exceed the number of shares set forth on Schedule 5.2(b)(v), in the case of Hortonworks, or Schedule 5.2(b)(vi), in the case of Cloudera , and (B) the aggregate number of shares of common stock subject to restricted stock units or other equity awards granted to any individual existing employee or contractor does not exceed the current stock or other equity award grant guidelines previously made available to the other party hereto (and, in any case, no greater than the amount set forth on Schedule 5.2(b)(vii) in the case of Hortonworks, or Schedule 5.2(b)(viii), in the case of Cloudera for any single individual);

(c) acquire or redeem, directly or indirectly, or amend any of their respective securities or any securities of any of their respective Subsidiaries; provided, however, that nothing in this paragraph (c) shall prohibit Hortonworks or Cloudera from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to them and their respective Subsidiaries, taken as a whole;

(d) other than cash dividends made by any of their respective direct or indirect wholly owned Subsidiaries to themselves or one of their respective Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock; provided, however, that nothing in this paragraph (d) shall prohibit Hortonworks or Cloudera from dissolving and/or merging into any of their respective Subsidiaries certain other Subsidiaries that are not material to them and their respective Subsidiaries, taken as a whole;

(e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of themselves or any of their respective Subsidiaries (other than the transactions contemplated hereby); provided, however, that nothing in this paragraph (e) shall prohibit Hortonworks or Cloudera from dissolving and/or merging into any of their respective Subsidiaries certain other Subsidiaries that are not material to them and their respective Subsidiaries, taken as a whole;

(f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) letters of credit issued in the ordinary course of business consistent with past practice, and (B) loans or advances to direct or indirect wholly owned Subsidiaries in the ordinary course of business consistent with past practices, provided that such refinancing or extension is at prevailing market interest rates and otherwise on terms not materially less favorable in the aggregate than the existing indebtedness being so refinanced, renewed or extended, (ii) other than in the ordinary course of business, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person except obligations of any of their respective direct or indirect wholly owned Subsidiaries, (iii) make any material loans, advances or capital contributions to or investments in any other Person or (iv) mortgage or pledge any of their or their respective Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon;

(g) except as may be required by applicable Legal Requirements or as necessary to satisfy, any Hortonworks Employee Plan, Hortonworks Non-U.S. Employee Plan, Cloudera Employee Plan or Cloudera Non-U.S. Employee Plan, or to other contractual obligations, in each case, existing on the date hereof: (i) with respect to any consultant, officer, director, or employee, enter into, adopt, amend (including to provide for the acceleration of vesting or lapsing of restrictions), modify, renew or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any consultant, director, officer or employee in any manner or increase in any material manner the compensation, benefits, severance or termination pay of any consultant, director, officer or employee, or enter into, modify or amend any non-competition or similar agreement with any employee, (ii) pay any special bonus, remuneration or benefit to any director, officer or employee not required by any plan or arrangement as in effect as of the date hereof, or (iii) promote any existing Section 16 officer or promote any employee to a Section 16 officer position, or terminate any Section 16 officer without cause; provided, however, that this paragraph (g) shall not prevent either Cloudera or Hortonworks or any of their respective Subsidiaries (A) from entering into employment agreements, offer letters or retention agreements with respect to any newly hired employees in the ordinary course of business consistent with past practices to fill positions that are open as of the date of this Agreement or that become open subsequent to the date of this Agreement as a result of a current employee’s departure, (B) from increasing annual compensation of employees who are below the level of a vice president and/or from providing for or amending bonus arrangements for employees who are below the level of a vice president in the ordinary course of compensation reviews (to the extent that such compensation increases and new or amended bonus arrangements are consistent with past practice and do not result in a material increase in benefits or compensation expense) or (C) from executing routine amendments or renewals to health and welfare plans that would not result in a material increase in benefits;

(h) forgive any loans to any of their respective employees, officers or directors or any employees, officers or directors of any of their respective Subsidiaries or Affiliates;

(i) make any deposits or contributions of cash or other property or take any other action to fund or in any other way secure the payment of compensation or benefits under any of their Employee Benefit Plans or any Employee Benefit Plans of any of their respective Subsidiaries, other than deposits and contributions that are required pursuant to the terms of any such Employee Benefit Plans or any Contracts subject to any such Employee Benefit Plans in effect as of the date hereof or as required by applicable Legal Requirements;

(j) enter into, amend, or extend any collective bargaining agreement;

(k) acquire, sell, lease, license or dispose of any material property or assets in any single transaction or series of related transactions, except for (i) transactions pursuant to existing Contracts, (ii) transactions in the ordinary course of business consistent with past practice and not in excess of $5,000,000 individually, or $20,000,000 in the aggregate;

(l) except as may be required to remain in compliance with GAAP, make any change in any of the accounting principles or practices used by either of them;

(m) make or change any material Tax election, adopt or change any material Tax accounting method, settle or compromise any material Tax liability, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;

(n) (i) enter into any Contract that would be a Hortonworks IP License or a Hortonworks Material Contract described in clause (ii) or (iii) of Section 3.14(a) ((together, the “Hortonworks IP Contracts”), or a Cloudera IP License or a Cloudera Material Contract or described in clause (ii) or (iii) of Section 4.14(a) (together, the “Cloudera IP Contracts”), as the case may be, or amend in any material respect any such Hortonworks IP Contract or Cloudera IP Contract, as the case may be, or grant any release or relinquishment of any material rights under any such Hortonworks IP Contract or Cloudera IP Contract, as the case may be, or (ii) except in the ordinary course of business consistent with past practices, enter into any Contract that would be any other Hortonworks Material Contract or other Cloudera Material Contract, as the case may be, or amend in any material respect any other Hortonworks Material Contract or Cloudera Material Contract, as the case may be, or grant any release or relinquishment of any material rights under any other Hortonworks Material Contract or Cloudera Material Contract, as the case may be;

(o) enter into any Hortonworks Material Real Property Lease or Cloudera Material Real Property Lease, or modify, amend or exercise any right to renew any Hortonworks Material Real Property Lease of Cloudera Material Real Property Lease;

(p) fail to maintain or allow to lapse, dispose of or abandon, including by failure to pay the required fees in any jurisdiction, any material Intellectual Property Rights used in or held for use in their respective businesses, or grant permission to enter into the public domain any material trade secrets included in the Hortonworks Intellectual Property or Cloudera Intellectual Property, as applicable;

(q) grant any exclusive rights with respect to any of their respective material Intellectual Property Rights or the material Intellectual Property Rights of any of their respective Subsidiaries, divest any of their respective material Intellectual Property Rights or the material Intellectual Property Rights of any of their respective Subsidiaries, or modify the standard warranty terms for Hortonworks Products or Cloudera Products, as the case may be, or services or materially amend or modify any product or service warranty;

(r) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein;

(s) authorize, incur or commit to incur any new capital expenditure(s) that in the aggregate exceeds, in any given quarter, 110% of the amount set forth in the respective capital expenditure budget of each party, as provided to the other party prior to the Agreement Date; provided, however, that the foregoing shall not limit any maintenance capital expenditures or capital expenditures required pursuant to existing Contracts;

(t) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any Liability, other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings and Liabilities (i) reflected or reserved against in full in the balance sheet included in the Hortonworks Balance Sheet or the Cloudera Balance Sheet, as the case may be, (ii) covered by existing insurance policies, or (iii) settled since the respective dates thereof in the ordinary course of business consistent with past practice;

(u) except as required by GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(v) convene any special meeting of their stockholders(or any postponement or adjournment thereof), or propose any matters for consideration and a vote of its stockholders at its respective Stockholder Meeting other than this Agreement and the Merger; or

(w) enter into a Contract to do any of the foregoing, or announce an intention, enter into a formal or informal agreement or otherwise make a commitment to do any of the foregoing.

ARTICLE VI

NON-SOLICITATION OF ALTERNATIVE TRANSACTIONS

6.1 Termination of Existing Discussions. Immediately following the execution and delivery of this Agreement, each of Hortonworks and Cloudera shall immediately cease and cause to be terminated, and shall instruct, direct and cause their respective directors, officers, employees, Subsidiaries, controlled Affiliates, investment bankers, attorneys and other advisors or representatives (collectively, “Representatives”) to cease and cause to be terminated, any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal or Alternative Transaction relating to Hortonworks and Cloudera, respectively, and each of Hortonworks and Cloudera shall promptly request that all confidential information with respect thereto that has been delivered, provided or furnished by or on behalf of Hortonworks or Cloudera, as the case may be, within the two-year period prior to the date hereof (whether or not pursuant to a binding confidentiality, non-disclosure or other similar agreement) in connection with any consideration, discussions or negotiations regarding a potential Acquisition Proposal or Alternative Transaction be returned or destroyed.

6.2 No Solicitation or Facilitation of Acquisition Proposals. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 and the Effective Time, neither Hortonworks nor Cloudera shall, nor shall either of them authorize or permit any of their respective Representatives to, directly or indirectly:

(a) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage or facilitate, an Acquisition Proposal relating to Hortonworks or Cloudera, respectively;

(b) furnish to any Person (other than the other party hereto or any designees of such other party) any non-public information relating to Hortonworks or Cloudera, respectively, or any of their respective Subsidiaries, or afford access to their business, properties, assets, books or records, or the business, properties, assets, books or records of any of their respective Subsidiaries, to any Person (other than to the other party hereto or any designees of such other party), in either case in a manner intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal relating to Hortonworks or Cloudera, respectively, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction relating to Hortonworks or Cloudera, respectively;

(c) participate or engage in discussions or negotiations with any Person (other than the other party hereto and its Representatives) with respect to an Acquisition Proposal or Acquisition Transaction relating to Hortonworks or Cloudera, respectively;

(d) approve, endorse or recommend an Acquisition Proposal or Acquisition Transaction relating to Hortonworks or Cloudera, respectively;

(e) enter into any letter of intent, memorandum of understanding or other Contract contemplating or otherwise relating to, any Acquisition Proposal or an Acquisition Transaction, relating to Hortonworks or Cloudera, respectively;

(f) terminate, amend or waive any rights under any “standstill” or other similar provision in any Contract between it or any of its Subsidiaries and any Person (other than the other party hereto) (other than to the extent Hortonworks Board or Cloudera Board, as applicable, determines in good faith after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law);

(g) waive the applicability of Section 203 of the DGCL, or any portion thereof, to any Person (other than the other party hereto or in connection with the Hortonworks Support Agreements or the Cloudera Support Agreements); or

(h) propose publicly or agree to any of the foregoing with respect to an Acquisition Proposal or Acquisition Transaction relating to Hortonworks or Cloudera, respectively.

6.3 Permitted Discussions and Information Sharing. Notwithstanding the terms of Section 6.2 or anything else to the contrary set forth in this Agreement, at any time prior to the receipt of the Requisite Hortonworks Stockholder Approval in the case of Hortonworks, or receipt of the Requisite Cloudera Stockholder Approval in the case of Cloudera, each of Hortonworks or Cloudera may, directly or indirectly through their respective Representatives:

(a) engage in discussions with any Person that has made after the date hereof (and not withdrawn) a bona fide Acquisition Proposal in respect of such party for the limited purpose of determining whether such Acquisition Proposal is reasonably likely to lead to a Superior Proposal;

(b) engage or participate in discussions or negotiations with any Person that has made after the date hereof (and not withdrawn) a bona fide Acquisition Proposal in respect of such party in writing that such party’s board of directors determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal in respect of such party; and/or

(c) furnish any non-public information relating to such party or any of its Subsidiaries to any Person that has made after the date hereof (and not withdrawn) a bona fide Acquisition Proposal for such party in writing that such party’s board of directors determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal in respect of such party;

provided that, in the case of any action proposed to be taken pursuant to the foregoing clauses (a) through (c), all of the following conditions are satisfied (and continue to be satisfied at all times during the period in which any such actions are proposed to be ongoing and continuing):

(i) such Acquisition Proposal did not result from or arise out of a breach of any provisions of Section 6.1 or Section 6.2 (as modified by this Section 6.3), and the Person from whom such party received such Acquisition Proposal has not made any other Acquisition Proposals (either alone or together with one or more other Persons) that resulted from or arose out of a breach of any provisions of Section 6.1 or Section 6.2 (as modified by this Section 6.3);

(ii) the party proposing to take such action has not breached any of the provisions of Section 6.1 or Section 6.2 (as modified by Section 6.3) in respect to such Acquisition Proposal (and any other Acquisition Proposals made by the same Person, whether alone or together with one or more other Persons)

(iii) the board of directors of the party proposing to take such action determines in good faith (after consultation with outside legal counsel) that that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law;

(iv) at least twenty-four (24) hours prior to initially engaging or participating in any such discussions or negotiations with, or initially furnishing any non-public information to, such Person, the party proposing to take such action gives the other party hereto (A) written notice of the identity of such Person and the material terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the party proposing to take such action shall give the other party hereto a copy of such Acquisition Proposal), (B) copies of all written materials comprising or relating thereto, including commitment letters and other financing-related documents relating to such proposal) and (C) written notice of such party’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person pursuant to this Section 6.3;

(v) prior to initially engaging or participating in any such discussions or negotiations with, or initially furnishing any non-public information to, such Person, the party proposing to take such action enters into a written confidentiality agreement, each of the terms of which are no less favorable in the aggregate to such party than those contained in the Confidentiality Agreement (provided, that such confidentiality agreement need not include a standstill provision); and

(vi) substantially contemporaneously with furnishing any non-public information to such Person, the party hereto proposing to take such action furnishes such non-public information to the other party hereto (to the extent such information has not been previously furnished to such other party).

6.4 Responsibility for Actions of Representatives. Without limiting the generality of the foregoing, each of Hortonworks and Cloudera acknowledge and hereby agree that any breach or violation of the restrictions set forth in Section 6.1 and Section 6.2 by any Representative retained by either of them (or any Representative of any such Representatives) shall be deemed to be a breach of Section 6.1 and Section 6.2, as applicable, by such party.

6.5 Notification Requirements.

(a) In addition to the obligations set forth in Section 6.3, each of Hortonworks and Cloudera shall promptly, and in all cases within twenty four (24) hours of receipt by any of its Representatives, advise the other party hereto orally and in writing of (i) any Acquisition Proposal it receives (either directly or through any of its Representatives), (ii) any request for information it receives (either directly or through any of its Representatives) that would reasonably be expected to lead to an Acquisition Proposal or an Acquisition Transaction, or (iii) any inquiry it receives with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal or Acquisition Transaction, the material terms and conditions of such Acquisition Proposal, Acquisition Transaction, request or inquiry (including copies of all written materials comprising or relating thereto), and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

(b) In addition to the obligations set forth in Section 6.5(a), each of Hortonworks and Cloudera shall keep the other party hereto reasonably informed on a prompt basis of the status of any discussions and negotiations with respect to any Acquisition Proposal or Acquisition Transaction and the material terms and conditions thereof (including all amendments or proposed amendments), request or inquiry either of them receives (either directly or through any of its Representatives). In addition to the foregoing, each of Hortonworks and Cloudera shall provide the other party hereto with prompt (and in any event at least twenty-four (24) hours (or such lesser notice provided to the board of directors generally)) notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Transaction it has received (either directly or through any of its Representatives), and shall inform the other party as promptly as practicable of any material change in the price, structure, form of consideration or other material terms and conditions of the Acquisition Proposal or Acquisition Transaction.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Efforts to Complete Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Cloudera, Merger Sub and Hortonworks shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and other transactions contemplated by this Agreement, including using its reasonable best efforts to:

(i) cause the conditions to the Merger set forth in Section 2.2 to be satisfied or fulfilled;

(ii) obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which Cloudera or Hortonworks or any of their respective Subsidiaries is a party in connection with this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement so as to maintain and preserve the benefits under such Contracts following the consummation of the Merger and other transactions contemplated by this Agreement;

(iii) obtain all necessary consents, approvals, waivers, Orders and other authorizations from Governmental Authorities, seek the expiration or termination of any applicable waiting periods under applicable Legal Requirements, and make all necessary registrations, declarations and filings with Governmental Authorities, that are reasonably necessary, proper or advisable to consummate and make effective the Merger and other transactions contemplated by this Agreement;

(iv) contest and resist any action or proceeding and defend any lawsuits or other legal proceedings, whether judicial, administrative or otherwise, challenging this Agreement or the consummation of the Merger or any other transactions contemplated by this Agreement, including seeking to have vacated or otherwise lifted or removed (including by pursuing all avenues of administrative and judicial appeal) any Order that has been issued or granted which is in effect and has the effect of making the Merger or any other transactions contemplated by this Agreement illegal, or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the Merger or any other transactions contemplated by this Agreement; and

(v) execute or deliver any additional instruments reasonably necessary to consummate the Merger and all other transactions contemplated by, and to fully carry out the purposes of, this Agreement.

7.2 Regulatory Filings and Clearances.

(a) Without limiting the generality of the provisions of Section 7.1(a) and to the extent required by applicable Legal Requirements, as soon as practicable following the execution and delivery of this Agreement (and in any event within ten (10) business days thereafter), each of Cloudera and Hortonworks shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement, the Merger and the other transactions contemplated hereby as required by the HSR Act. Each of Cloudera and Hortonworks shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings, and (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and that Cloudera and Hortonworks reasonably deem necessary and/or appropriate.

(b) Each of Cloudera and Hortonworks shall (i) promptly inform the other party hereto of any communication from any Governmental Authority regarding the Merger or any other transactions contemplated by this Agreement, (ii) if practicable, permit the other party hereto an opportunity to review in advance all the information relating to Cloudera and its Subsidiaries or Hortonworks and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Person and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, and incorporate the other party’s reasonable comments thereto, (iii) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation, or inquiry concerning this Agreement, the Merger or any other transactions contemplated hereby unless such party consults with the other party hereto in advance, and, to the extent permitted by such Governmental Authority, gives the other party hereto an opportunity to attend or participate in such meeting or discussion, and (iv) furnish the other party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to this Agreement, the Merger and all other transactions contemplated by this Agreement; provided, however, that (i) any materials concerning valuation of the transaction or internal financial information may be redacted, and (ii) each of Cloudera and Hortonworks may, as each deem advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.2 as “counsel only” and, in such event, such material and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such counsel to non-legal directors, officers, employees or other advisors or representatives of the recipient unless prior consent is obtained in advance from the source of the materials or its legal counsel.

(c) If either Cloudera or Hortonworks or either of their respective Affiliates receives a request for additional information or documentary material from any such Governmental Authority with respect to the Merger or any other transactions contemplated by this Agreement, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(d) In furtherance and not in limitation of the covenants of the parties contained in Section 7.1 and Section 7.2, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transactions contemplated by this Agreement as violative of any Legal Requirement or Order, or if any Legal Requirement or Order is enacted, entered, promulgated or enforced by a Governmental Entity which would make illegal, or would otherwise prohibit or materially impair or delay, the Merger or any other transactions contemplated by this Agreement, each of Cloudera and Hortonworks shall cooperate in all respects with each other and use its respective reasonable best efforts to contest such action or proceeding and have vacated or otherwise lifted any such Legal Requirement or Order, including by effecting or committing to, by consent decree, hold separate orders, or otherwise, (i) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Cloudera and Hortonworks or their respective Subsidiaries, (ii) the licensing or provision of any software or other Intellectual Property Rights (or the terms of such licensing) to any parties, or the provision of any software as Open Source Software, and (iii) the imposition of any limitation or regulation on the ability of Cloudera and Hortonworks or their respective Subsidiaries to freely conduct their business or own such assets; provided, however, that notwithstanding anything to the contrary in this Agreement, neither Cloudera nor Hortonworks nor any of their respective Subsidiaries shall be required to effect or commit to any of the foregoing, or required to effect or commit to any other actions, if doing so would have a material adverse effect on the business, operations, financial condition or results of operations of Cloudera and its Subsidiaries, taken as a whole, following the Merger.

7.3 Registration Statement and Joint Proxy Statement/Prospectus.

(a) As promptly as practicable after the execution and delivery of this Agreement, Cloudera and Hortonworks shall jointly prepare, and Cloudera shall file with the SEC, a Registration Statement on Form S-4 in connection with the issuance of shares of Cloudera Common Stock in the Merger (as may be amended or supplemented from time to time, the “Registration Statement”), in such form as may be approved by Cloudera and Hortonworks, which approval shall not be unreasonably withheld, conditioned or delayed. The Registration Statement shall include (i) a prospectus for the issuance of shares of Cloudera Common Stock in the Merger (including shares of Cloudera Common Stock issued in the Merger in exchange for shares of Hortonworks Restricted Stock), (ii) a proxy statement of Cloudera for use in connection with the solicitation of proxies for the Cloudera Voting Proposal to be considered at the Cloudera Stockholder Meeting, and (iii) a proxy statement of Hortonworks for use in connection with the solicitation of proxies for the Hortonworks Voting Proposal to be considered at the Hortonworks Stockholder Meeting (as may be amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”). Each of Cloudera and Hortonworks shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after such filing with the SEC. Without limiting the generality of the foregoing, each of Hortonworks and Cloudera shall, and shall cause its respective Representatives to, fully cooperate with the other party hereto and its respective Representatives in the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus, and shall furnish the other party hereto with all information concerning it and its Affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus, and any amendment or supplement thereto, and each of Cloudera and Hortonworks shall provide the other party hereto with a reasonable opportunity to review and comment thereon. As promptly as practicable after the Registration Statement is declared effective by the SEC, Cloudera and Hortonworks shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders.

(b) Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Registration Statement or the Joint Proxy Statement/Prospectus shall be made without the approval of Cloudera and Hortonworks, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that Cloudera, in connection with a Cloudera Board Recommendation Change, and Hortonworks, in connection with a Hortonworks Board Recommendation Change, may amend or supplement the Joint Proxy Statement/Prospectus or the Registration Statement (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such change, and in such event, the right of approval set forth in this Section 7.3(b) shall apply only with respect to such information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its board of directors’ deliberations and conclusions be accurately described therein.

(c) The Registration Statement and the Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is filed with the SEC or declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of each of the Merger Stockholder Meetings, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. In addition, the information supplied or to be supplied by or on behalf of either party hereto for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, at the time any such Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Without limiting the generality of the foregoing, prior to the Effective Time (i) Hortonworks and Cloudera shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Registration Statement, Joint Proxy Statement/Prospectus or any Regulation M-A Filing so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Legal Requirements or the SEC, disseminated to the Hortonworks Stockholders and/or the Cloudera Stockholders. Hortonworks and Cloudera shall each notify the other as promptly as practicable of (i) the receipt by such party of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Registration Statement, the Joint Proxy Statement/Prospectus or any Regulation M-A Filing, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC or its staff with respect to any of the foregoing filings, (ii) the issuance of any stop order, or (iii) the suspension of qualification for offering or sale in any jurisdiction of the Cloudera Common Stock issuable in connection with the Merger.

(e) Hortonworks and Cloudera shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder. In addition, Cloudera shall use reasonable best efforts to take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of shares of Cloudera Common Stock in the Merger.

7.4 Stockholder Meetings and Board Recommendations.

(a) Each of Hortonworks and Cloudera, acting through its board of directors, shall take all actions in accordance with applicable Legal Requirements, applicable rules of the Nasdaq Global Select Market in the case of Hortonworks or the NYSE in the case of Cloudera, the Hortonworks Certificate of Incorporation and the Hortonworks Bylaws in the case of Hortonworks, and the Cloudera Certificate of Incorporation and the Cloudera Bylaws in the case of Cloudera, to duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty-five (45) days after the declaration of effectiveness of the Registration Statement, a meeting of its stockholders (including any postponement or adjournment thereof in accordance with this Agreement, the “Hortonworks Stockholder Meeting” in the case of Hortonworks, and the “Cloudera Stockholder Meeting” in the case of Cloudera, and together, the “Merger Stockholder Meetings”) for the purpose of considering and voting upon the approval of the Hortonworks Voting Proposal in the case of Hortonworks and the Cloudera Voting Proposal in the case of Cloudera. Each of Hortonworks and Cloudera may postpone or adjourn the Hortonworks Stockholder Meeting or Cloudera Stockholder meeting, respectively, (i) with the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, (ii) if a quorum has not been established, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Hortonworks Board or the Cloudera Board, as applicable, has determined in good faith after consultation with outside counsel is necessary under applicable Legal Requirements and for such supplemental or amended disclosure to be disseminated and reviewed by Hortonworks or Cloudera stockholders, as applicable, prior to the Hortonworks Stockholder Meeting or Cloudera Stockholder Meeting; (iv) to allow reasonable additional time to solicit additional proxies, if and to the extent the Requisite Hortonworks Stockholder Approval or Requisite Cloudera Stockholder Approval, as applicable, would not otherwise be obtained; or (v) if required by Legal Requirements; provided, however, that in the case of clauses (ii), (iii), (iv) and (v), each of the Hortonworks Stockholder Meeting and the Cloudera Stockholder Meeting shall not be postponed or adjourned (x) for more than ten (10) business days in the aggregate from its originally scheduled date without the prior written consent of the other party or (y) beyond the Initial Termination Date (or if applicable, the Extended Termination Date); provided, further, that in the event that either party postpones or adjourns the Hortonworks Stockholder Meeting or the Cloudera Stockholder Meeting, as applicable, in accordance with the terms of this Agreement, the other party may postpone or adjourn its meeting for an equal number of days. Each of Hortonworks and Cloudera shall solicit from its stockholders proxies in favor of the Hortonworks Voting Proposal in the case of Hortonworks and the Cloudera Voting Proposal in the case of Cloudera, and unless the board of directors of either party hereto shall effect a Hortonworks Board Recommendation Change in the case of Hortonworks or a Cloudera Board Recommendation Change in the case of Cloudera, in each case pursuant to and in accordance with Section 7.4(f), use its reasonable best efforts to secure the Requisite Hortonworks Stockholder Approval in the case of Hortonworks and the Requisite Cloudera Stockholder Approval in the case of Cloudera. Each of Hortonworks and Cloudera shall use its reasonable best efforts to ensure that all proxies solicited in connection with its Merger Stockholder Meeting are solicited in compliance with the DGCL, the rules of the Nasdaq Global Select Market in the case of Hortonworks or the NYSE in the case of Cloudera, the Hortonworks Certificate of Incorporation and the Hortonworks Bylaws in the case of Hortonworks, and the Cloudera Certificate of Incorporation and the Cloudera Bylaws in the case of Cloudera, and all other applicable Legal Requirements.

(b) Each of Hortonworks and Cloudera shall use its reasonable best efforts to call, give notice of, convene and hold their respective Merger Stockholder Meetings on the same day and at the same time. Notwithstanding anything to the contrary set forth in this Agreement, each of Hortonworks or Cloudera, after consultation with the other party hereto, may (but shall not be required to) adjourn or postpone its respective Merger Stockholder Meeting if (and solely to the extent and for the minimum duration reasonably necessary to ensure that) (i) any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to its respective stockholders within a reasonable amount of time in advance of its respective Merger Stockholder Meeting, (ii) as of the time for which the applicable Merger Stockholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient shares of Hortonworks Common Stock in the case of Hortonworks, or Cloudera Common Stock in the case of Cloudera, represented (either in person or by proxy) at the respective Merger Stockholder meeting to constitute a quorum necessary to conduct the business of the respective Merger Stockholder Meeting, or (iii) the other party hereto has adjourned or postponed its Merger Stockholder Meeting for any of the foregoing reasons.

(c) Following the Merger Stockholder Meetings and at or prior to the Closing, each of Hortonworks and Cloudera shall deliver to the corporate secretary of the other party hereto a certificate setting forth the voting results from the respective Merger Stockholder Meeting.

(d) Unless this Agreement is earlier terminated pursuant to Section 7.4(a), Hortonworks shall submit the Hortonworks Voting Proposal to the Hortonworks Stockholders at the Hortonworks Stockholders Meeting for the purpose of acting upon such proposal, and Cloudera shall submit the Cloudera Voting Proposal to the Cloudera Stockholders at the Cloudera Stockholders Meeting for the purpose of acting upon such proposal, in each case whether or not (i) the Hortonworks Board or the Cloudera Board, as the case may be, at any time subsequent to the date of this Agreement and prior to the Merger Stockholder Meetings shall effect a Hortonworks Board Recommendation Change in the case of Hortonworks or a Cloudera Board Recommendation Change in the case of Cloudera, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Hortonworks Board in the case of Hortonworks or the Cloudera Board in the case of Cloudera.

(e) Subject to the terms of Section 7.4(f), (i) the Hortonworks Board shall recommend that the Hortonworks Stockholders adopt this Agreement at the Hortonworks Stockholder Meeting in accordance with the applicable provisions of the DGCL (the “Hortonworks Board Recommendation”), and (ii) the Cloudera Board shall recommend that the Cloudera Stockholders approve the issuance of shares of Cloudera Common Stock in the Merger at the Cloudera Stockholder Meeting in accordance with the applicable rules of the NYSE (the “Cloudera Board Recommendation”).

(f) Subject to the terms of this Section 7.4(f), (x) neither the Hortonworks Board (nor any committee thereof) shall withhold, withdraw, amend, modify, qualify or condition, or publicly propose to withhold, withdraw, amend, modify, qualify or condition, the Hortonworks Board Recommendation (a “Hortonworks Board Recommendation Change”), and (y) neither the Cloudera Board nor any committee thereof shall withhold, withdraw, amend, modify, qualify or condition, or publicly propose to withhold, withdraw, amend, modify, qualify or condition, the Cloudera Board Recommendation (a “Cloudera Board Recommendation Change”); provided, however, that notwithstanding the foregoing, at any time prior to the receipt of the Requisite Hortonworks Stockholder Approval in the case of Hortonworks, or receipt of the Requisite Cloudera Stockholder Approval in the case of Cloudera, the Hortonworks Board may effect a Hortonworks Board Recommendation Change and the Cloudera Board may effect a Cloudera Board Recommendation Change, and, in either case if and only if either:

(i) (A) the party proposing to take such action has received an Acquisition Proposal relating to such party that the board of directors has determined in good faith (after consultation with its financial and legal advisors) constitutes a Superior Proposal, (B) such Acquisition Proposal did not result from or arise out of a breach of any provisions of Section 6.1 or Section 6.2 (as modified by Section 6.3), and the Person from whom such party received such Acquisition Proposal has not made any other Acquisition Proposals (either alone or together with one or more other Persons) that resulted from or arose out of a breach of any provisions of Section 6.1 or Section 6.2 (as modified by Section 6.3), (C) the party proposing to take such action has not breached any of the provisions of Section 6.1 or Section 6.2 (as modified by Section 6.3) in respect of such Acquisition Proposal (and any other Acquisition Proposals made by the same Person making such Acquisition Proposal, whether alone or together with one or more other Persons), (D) prior effecting such Hortonworks

Board Recommendation Change or a Cloudera Board Recommendation Change, as the case may be, the party proposing to take such action shall have given the other party hereto at least five (5) business days’ notice thereof (which notice shall not, by itself, constitute a Hortonworks Board Recommendation Change or a Cloudera Board Recommendation Change) and the opportunity to meet and discuss in good faith potential amendments or other modifications to the terms and conditions of this Agreement so that the Merger and other transactions contemplated by this Agreement may be effected (it being understood and agreed that any amendment to the financial terms, or any other material amendment to the terms, of such Acquisition Proposal shall require a new written notice and an additional three (3) business day period for discussion), (E) the other party hereto shall not have made, within the foregoing notice periods after receipt of such party’s written notice of its intention to effect a Hortonworks Board Recommendation Change or a Cloudera Board Recommendation Change, as the case may be, a counteroffer or proposal that the board of directors of the party proposing to take such action determines in good faith (after consultation with its financial advisor of nationally recognized standing and its outside legal counsel) is at least as favorable to its stockholders as such Superior Proposal, and (F) after such discussions, the board of directors of the party proposing to take such action determines in good faith (after consultation with its outside legal counsel and after considering in good faith any counteroffer or proposal made by the other party hereto pursuant to the immediately preceding clause (E)) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law; or

(ii) in response to an Intervening Event, if: (A) the Intervening Event does not involve the receipt of any offer, proposal or inquiry from any third party relating to a transaction of the nature described in the definition of “Acquisition Transaction” (which, for the purposes of this clause (A), shall be read without reference to the percentage thresholds set forth in the definition thereof); and (B) (1) prior to effecting the Hortonworks Board Recommendation Change or the Cloudera Board Recommendation Change, as the case may be, the party proposing to take such action shall have given the other party hereto at least five (5) business days’ notice thereof (which notice shall not, by itself, constitute a Hortonworks Board Recommendation Change or a Cloudera Board Recommendation Change) and the opportunity to meet and discuss in good faith the purported basis for the proposed Hortonworks Board Recommendation Change or Cloudera Board Recommendation Change, as the case may be, the other party’s reaction thereto and potential amendments and modifications to the terms and conditions of this Agreement in response thereto so that the Merger and other transactions contemplated by this Agreement may be effected (it being understood and agreed that any material change to the facts and circumstances of such Intervening Event shall require a new written notice and an additional five (5) business day period for discussion), and (2) after such discussions, the board of directors of the party proposing to take such action determines in good faith (after consultation with outside legal counsel) that the failure to effect such Hortonworks Board Recommendation Change or Cloudera Board Recommendation Change, as the case may be, would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law.

Each of Hortonworks and Cloudera acknowledge and hereby agree that any Hortonworks Board Recommendation Change or Cloudera Board Recommendation Change effected (or proposed to be effected) in response to or in connection with an Acquisition Proposal may be made solely and exclusively pursuant to the immediately preceding clause (i) only, and may not be made pursuant to the immediately preceding clause (ii), and any Hortonworks Board Recommendation Change or Cloudera Board Recommendation Change, as the case may be, may only be made pursuant to this Section 7.4(f) and no other provisions of this Agreement.

(g) Nothing in this Agreement shall prohibit the Hortonworks Board or the Cloudera Board from taking and disclosing to the Hortonworks Stockholders or the Cloudera Stockholders, respectively, a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; provided, however, that neither Hortonworks (with respect to statements made by the Hortonworks Board) nor Cloudera (with respect to statements made by the Cloudera Board) pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14(d)-9 under the Exchange Act shall make disclosures that would amount to a Hortonworks Board Recommendation Change or a Cloudera Board Recommendation Change, other than pursuant to Section 7.4(f).

(h) Nothing set forth in this Section 7.4 shall (i) permit either party hereto to terminate this Agreement, (ii) affect any other obligation of the parties hereto under this Agreement, (iii) limit the obligation of either party hereto to duly call, give notice of, convene and hold its respective Merger Stockholder Meeting, (iv) relieve either party hereto of its obligation to submit to a vote of its stockholders the Hortonworks Voting Proposal or the Cloudera Voting Proposal, as applicable, at its respective Merger Stockholder Meeting, or (v) permit either party hereto to submit for a vote of its respective stockholders at or prior to its respective Merger Stockholder Meeting any Acquisition Proposal other than the Hortonworks Voting Proposal and the Cloudera Voting Proposal, as applicable.

7.5 Access; Notice and Consultation; Confidentiality.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, upon reasonable notice and subject to applicable Legal Requirement relating to the exchange of information, each of Cloudera and Hortonworks shall, and shall cause their respective Subsidiaries to, afford the other party hereto and its Representatives reasonable access, during normal business hours and upon reasonable notice, to all of its personnel, properties, facilities, contracts, books, records and other information concerning its business, properties and personnel as the other may reasonably request.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of Cloudera and Hortonworks shall, and shall cause their respective Subsidiaries to, make available to the other party hereto and its Representatives a copy of each periodic report (on Form 10-K or Form 10-Q) to be filed by it during such period under the Exchange Act.

(c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of Cloudera and Hortonworks shall promptly notify the other party hereto upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that failure to give notice under this Section 7.5(c) shall not be deemed to be a breach of covenant under this section and shall constitute only a breach of the underlying representation, covenant, condition or agreement, as the case may be.

(d) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of Cloudera and Hortonworks shall promptly notify the other party hereto of (i) any notice or other communication received by it from any Governmental Authority in connection with the Merger or any other transactions contemplated by this Agreement, (ii) any notice or other communication received by any of its Executive Officers from any Person, subsequent to the date of this Agreement and prior to the Effective Time, that could reasonably be expected to have a Material Adverse Effect, or (iii) any notice or other communication received by such party or any of their respective Subsidiaries from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such Person is or may be required in connection with the Merger or any other transactions contemplated by this Agreement.

(e) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time each of Cloudera and Hortonworks shall promptly advise the other party hereto, orally and in writing, of any litigation commenced after the date hereof against such party or any of its Representatives by any of its current or former stockholders (on their own behalf or on behalf of the company) relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, and shall keep the other party hereto reasonably informed regarding any such litigation. Each of Cloudera and Hortonworks shall give the other party hereto the opportunity to consult with such party regarding the defense or settlement of any such stockholder litigation and shall consider the other party’s views with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of the other party hereto (such consent not to be unreasonably withheld, conditioned or delayed).

(f) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of Cloudera and Hortonworks shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party hereto and report the general status of the ongoing operations of such party and its Subsidiaries. Each of Cloudera and Hortonworks shall promptly notify the other party hereto of any governmental complaints, investigations or hearings (or written communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving such party or any of its Subsidiaries, and will keep the other party hereto fully informed of such events.

(g) Notwithstanding anything to the contrary set forth in this Section 7.5 or elsewhere in this Agreement, neither Cloudera nor Hortonworks nor any of their respective Subsidiaries shall be required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Legal Requirement, fiduciary duty or Contract entered into prior to the date of this Agreement. Each of Hortonworks and Cloudera shall use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under the circumstances in which the restrictions of the preceding sentence apply. Notwithstanding anything to the contrary set forth herein, no information obtained pursuant to the access granted or notification provided pursuant to this Section 7.5 shall be deemed to (i) amend or otherwise modify in any respect any representation or warranty of the party providing such access or notice, (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement, or (iii) impair or otherwise limit the remedies available to the party receiving such access or notice.

(h) All information acquired pursuant to the access granted or notice provided pursuant to this Section 7.5 shall be subject to the provisions of the Confidentiality Agreement, dated June 14, 2018, between Cloudera and Hortonworks (the “Confidentiality Agreement”), which shall continue in full force and effect from and after the execution and delivery of this Agreement in accordance with its terms.

7.6 Public Announcements. Each of Cloudera and Hortonworks shall consult with the other party hereto before issuing any press release or making any public announcement or statement with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public announcement or statement without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that (i) a party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement or the rules and regulations of the Nasdaq Global Select Market or NYSE if it first notifies and consults with the other party hereto prior to issuing any such press release or making any such public announcement or statement; and (ii) no such prior notice or consultation shall be required in connection with any action taken by a party pursuant to Section 7.4(f) (except as expressly set forth therein).

7.7 Employee Plans.

(a) For a period of twelve (12) months following the Effective Time, Cloudera will provide, or will cause to be provided, to each employee of Hortonworks or its Subsidiaries who continues to be employed by Cloudera or the Surviving Corporation (individually, a “Continuing Employee” and collectively, “Continuing Employees”) with (i) a base salary or wage rate that is no less favorable than the base salary or wage rate provided to such Continuing Employee as of immediately prior to the Effective Time and (ii) target cash bonus opportunity that is no less favorable in the aggregate than the target cash bonus opportunity provided to such Continuing Employee as of immediately prior to the Effective Time (excluding for purposes of this paragraph (a) and for the avoidance of doubt, equity and equity-based incentives, sales commissions and, subject to Section 7.7(e), severance benefits).

(b) Hortonworks ESPP. Prior to the Effective Time, Hortonworks shall take all actions (including obtaining any necessary determinations and/or resolutions of the Hortonworks Board or a duly authorized committee thereof and, if appropriate, amending the terms of the Hortonworks ESPP that may be necessary or required under the ESPP and applicable Laws to ensure that (i) the final offering under the Hortonworks ESPP shall end on a date no later than the business day immediately prior to the Closing Date (the “ESPP Termination Date”), (ii) each Hortonworks ESPP participant’s accumulated contributions under the Hortonworks ESPP shall be used to purchase shares of Hortonworks Common Stock in accordance with the Hortonworks ESPP as of the ESPP Termination Date, with any remaining contributions returned to the participant (without interest) as soon as administratively practicable thereafter, (iii) the applicable purchase price for the shares of Hortonworks Common Stock shall not be decreased below the levels set forth in the Hortonworks ESPP as of the date of this Agreement and (iv) the Hortonworks ESPP shall terminate in its entirety upon the ESPP Termination Date and no further rights shall be granted or exercised under the Hortonworks ESPP thereafter other than in accordance with the preceding clause (ii). Notwithstanding any restrictions on transfer of stock in the Hortonworks ESPP, all shares of Hortonworks Common Stock purchased under the Hortonworks ESPP shall be treated in accordance with Section 1.4(b) above.

(c) Hortonworks Group Plans; 401(k) Plan. Effective as of the day immediately preceding the Closing Date, Hortonworks and its ERISA Affiliates, as applicable, shall terminate any and all plans intended to include a Code Section 401(k) arrangement and any and all plans that are health and welfare plans (unless Cloudera provides written notice to Hortonworks that any of such plans shall not be terminated); provided, that the effectiveness of such terminations may be conditioned upon the occurrence of the Effective Time (collectively, the “Hortonworks Terminating Plans”). Unless Cloudera provides such written notice to Hortonworks, no later than three (3) business days prior to the Closing Date, Hortonworks shall provide Cloudera with evidence that such Hortonworks Terminating Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of Hortonworks’ Board of Directors. The form and substance of such resolutions shall be subject to review and comment by Cloudera. Hortonworks also shall take such other actions in furtherance of terminating such Hortonworks Terminating Plan(s) or other Hortonworks Employee Plan on or prior to the Closing Date as Cloudera may reasonably require.

(d) Pre-Existing Conditions; Service Credit. From and after the Effective Time, and to the extent permitted by applicable Legal Requirements, Cloudera shall, or shall cause (or, with respect to employees outside of the United States, use commercially reasonable efforts to cause) the Surviving Corporation to, recognize the prior service with Hortonworks or its Subsidiaries of each Continuing Employee in connection with all employee benefit plans, programs or policies (including vacation and severance, but excluding the sabbatical program) of Cloudera or its Affiliates in which Continuing Employees are eligible to participate following the Effective Time for purposes of eligibility and vesting and determination of level of benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). From and after the Effective Time, Cloudera shall, or shall cause (or, with respect to employees outside of the United States, use commercially reasonable efforts to cause) the Surviving Corporation to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Cloudera or its affiliates to be waived with respect to Continuing Employees and their eligible dependents, and (ii) to the extent permitted by applicable Legal Requirements and the insured benefits carrier, provide each Continuing Employee with credit for any eligible expenses incurred that were credited to deductible and maximum out-of-pocket co-insurance requirements under any Continuing Employee Plan that provides medical, dental or vision benefits in the plan year in effect as of the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any corresponding medical, dental or vision plans of Cloudera or the Surviving Corporation.

(e) Change in Control. Each of Cloudera and Hortonworks hereby acknowledge that the consummation of the Merger and the other transactions contemplated hereby may or may be deemed to constitute a “change in control” or “change of control” (or other similar phrase) for purposes of each Cloudera Employee Plan and Hortonworks Employee Plan, respectively, each as listed on Schedule 7.7(e). From and after the Closing, Cloudera shall, and shall cause the Surviving Corporation to, be bound by, honor and comply with the terms of each employment, severance and change in control plan, policy and agreement listed in Schedule 7.7(e), except as may otherwise be modified by mutual agreement with the counterparty prior to the Effective Time.

(f) No Third Party Rights. The provisions of this Section 7.7 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the parties hereby expressly disclaim the creation or establishment of any third party beneficiary rights (whether express or implied) under or by right of the terms of this Section 7.7. Nothing herein shall be deemed to amend any Employee Benefit Plan to reflect the terms of this Section 7.7.

7.8 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries shall, and Cloudera shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of Hortonworks and its Subsidiaries under any and all indemnification agreements in effect immediately prior to the Effective Time between Hortonworks or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of Hortonworks or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, the Surviving Corporation and its Subsidiaries shall, and Cloudera shall cause the Surviving Corporation and its Subsidiaries to, cause their respective certificates of incorporation and bylaws (and other similar organizational documents) to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of Hortonworks and its Subsidiaries immediately prior to the Effective Time, and during such six-year period, such provisions shall not be amended, repealed or otherwise modified in any respect except as and to the extent required by applicable Legal Requirements.

(b) For a period of six (6) years following the Effective Time, the Surviving Corporation shall, and Cloudera shall cause the Surviving Corporation to, maintain in effect the existing policy of Hortonworks’ directors’ and officers’ liability insurance (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement to the extent that such acts or omissions are covered by the D&O Policy) and covering each Indemnified Party who is covered as of the Effective Time by the D&O Policy on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date hereof; provided, however, that in no event shall Cloudera or the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the current annual premium paid by Hortonworks (which annual premium is set forth on Section 7.8(b) of the Hortonworks Disclosure Letter) for such insurance (such 300% amount, the “Maximum Annual Premium”), provided that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary in this Agreement, in lieu of its obligations under this Section 7.8(b), Cloudera or Hortonworks may purchase a six-year “tail” prepaid policy on the D&O Policy on terms and conditions no less advantageous than the D&O Policy, and in the event that Cloudera shall purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall, and Cloudera shall cause the Surviving Corporation to, maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder in lieu of all other obligations of Cloudera and the Surviving Corporation under this Section 7.8(b) for so long as such “tail” policy shall be maintained in full force and effect.

(c) The obligations under this Section 7.8 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 7.8(b) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 7.8(b) (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 7.8(b) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.8, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 7.8(b) (and their heirs and representatives)) under this Section 7.8 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by Hortonworks or any of its Subsidiaries, or applicable Legal Requirement (whether at law or in equity).

(d) In the event that Cloudera, the Surviving Corporation or any of their Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers at least fifty percent (50%) of its properties and assets to any other person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 7.8.

7.9 Listing of Cloudera Shares. Cloudera shall use its reasonable best efforts to have authorized for listing on the NYSE prior to the Effective Time, upon official notice of issuance, the shares of Cloudera Common Stock issuable in the Merger pursuant to this Agreement, the shares of Cloudera Common Stock issuable upon the exercise of all Assumed Options and the shares of Cloudera Common Stock issuable in respect of all Assumed Units.

7.10 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or any other transactions contemplated by this Agreement, Hortonworks and the Hortonworks Board shall promptly grant such approvals and take such lawful actions as are necessary so that the Merger and/or such other transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise take such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on the Merger and such other transactions.

7.11 Section 16 Matters. The Cloudera Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by Hortonworks Insiders of Cloudera Common Stock in exchange for shares of Hortonworks Common Stock, and of options to purchase Cloudera Common Stock upon assumption and conversion of the Hortonworks Stock Awards, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act. In addition, the Hortonworks Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the disposition by Hortonworks Insiders of Hortonworks Common Stock in exchange for shares of Cloudera Common Stock, and the disposition of their Hortonworks Stock Awards which will be deemed to occur upon the assumption of those options and their resulting conversion into options to purchase Cloudera Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are also intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

7.12 Tax Matters.

(a) Prior to or following the Effective Time, none of Cloudera, Merger Sub or Hortonworks shall, and they shall not permit any of their respective Subsidiaries to, take (or fail to take) any action which action (or failure to act) would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b) Each of Cloudera and Hortonworks shall use its reasonable best efforts and will cooperate with one another to obtain the Tax opinions described in Section 2.2(a)(vii) (collectively, the “Tax Opinions”). In connection therewith, (a) officers of Cloudera and Merger Sub shall execute and deliver to Fenwick & West LLP, counsel to Cloudera (or other counsel selected by Cloudera and reasonably satisfactory to Hortonworks), and Latham & Watkins LLP, counsel to Hortonworks (or other counsel selected by Hortonworks and reasonably satisfactory to Cloudera), certificates containing such customary representations as shall be reasonably necessary or appropriate to enable each such counsel to render the opinion described in Section 2.2(a)(vii), as applicable, substantially in the form attached hereto as Exhibit C (the “Cloudera Tax Certificate”), (b) officers of Hortonworks shall execute and deliver to each such counsel a certificate containing such customary representations as shall be reasonably necessary or appropriate to enable each such counsel to render the opinion described in Section 2.2(a)(vii), as applicable, substantially in the form attached hereto as Exhibit D (the “Hortonworks Tax Certificate”), in each case of (a) and (b), dated as of the Closing Date (and, such other dates as reasonably requested by such counsel in connection with the Joint Proxy Statement/Prospectus), and (c) Cloudera and Hortonworks shall provide such other information as reasonably requested by each such counsel for purposes of rendering the opinion described in Section 2.2(a)(vii), as applicable.

(c) The parties will take the position for all Tax purposes that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, unless a contrary position is required by a final determination within the meaning of Section 1313 of the Code.

7.13 Obligations of Merger Sub.

Cloudera shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

ARTICLE VIII

GOVERNANCE MATTERS

8.1 Cloudera Board of Directors.

(a) Board of Directors. Immediately following the Effective Time, the Cloudera Board shall include, (i) five (5) members who shall be designated by Cloudera and shall, if such persons are members of the Cloudera Board immediately prior to the Effective Time, be the persons set forth on Schedule 8.1 with respect to Cloudera (each, a “Cloudera Designee”), (ii) four (4) members who shall be designated by Hortonworks and shall, if such persons are members of the Hortonworks Board immediately prior to the Effective Time, be the persons set forth on Schedule 8.1 with respect to Hortonworks (each, a “Hortonworks Designee”), and (iii) following a customary board review, evaluation and recruiting process, taking into account the membership of the post-closing combined Cloudera Board, the combined company strategy and the needs of the then-Cloudera Board, one (1) or more members who shall be determined to the extent that there is mutual agreement by a majority of the collective independent directors among the Cloudera Designees and Hortonworks Designees; provided that for the avoidance of doubt, if no such additional members shall be determined pursuant to this clause (iii) prior to the Effective Time, then no such person shall be designated prior to the Effective Time, it being the intent that in such event the then-Cloudera Board (and its Nominating and Governance Committee) will continue to assess additional directors in accordance with such review, evaluation and recruiting process following the Effective Time. Schedule 8.1 sets forth, with respect to each Cloudera Designee and each Hortonworks Designee, the class in which each such Cloudera Designee and each such Hortonworks Designee shall serve, the year in which such class is up for reelection, and the committees on which each such Cloudera Designee and each such Hortonworks

Designee shall serve. In the event any Cloudera Designee or any Hortonworks Designee is not a member of the Cloudera Board or the Hortonworks Board, respectively, immediately prior to the Effective Time, each of Cloudera and Hortonworks shall be entitled to replace such Cloudera Designee or Hortonworks Designee, as the case may be, with a another individual serving on the Cloudera Board (in the case of a Cloudera Designee) or Hortonworks Board (in the case of a Hortonworks Designee) immediately prior to the Effective Time to serve as a director in place of the individual originally selected (the “Substitute Designee”); provided, that, in the case of a Substitute Designee selected by Cloudera, such Substitute Designee shall be reasonably acceptable to Hortonworks, and in the case of a Substitute Designee selected by Hortonworks, such Substitute Designee shall be reasonably acceptable to Cloudera.

(b) Chairman. Immediately following the Effective Time, the chairman of the board of directors of Cloudera shall be Martin Cole.

8.2 Cloudera Executive Officers.

Immediately following the Effective Time, the chief executive office, chief financial officer and chief operating officer of Cloudera shall be the persons identified on Schedule 8.2 with respect to such positions, if such persons are employees of Cloudera or Hortonworks as of immediately prior to the Effective Time.

8.3 Effectuation.

Prior to the Effective Time, the Cloudera Board shall take all action necessary to effectuate the provisions of Section 8.1 and Section 8.2.

ARTICLE IX

TERMINATION OF AGREEMENT

9.1 Termination. Notwithstanding the prior receipt of the Requisite Hortonworks Stockholder Approval and/or the Requisite Cloudera Stockholder Approval, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.1 shall give prompt written notice of such termination to the other party hereto):

(a) by mutual written consent duly authorized by the Hortonworks Board and the Cloudera Board;

(b) by either Cloudera or Hortonworks, if any Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Legal Requirement that is in effect and has the permanent effect of making the consummation of the Merger illegal, or which has the effect of permanently prohibiting, preventing or otherwise restraining the consummation of the Merger, or (ii) issued or granted any Order that is in effect and has the effect of making the Merger illegal or which has the permanent effect of prohibiting, preventing or otherwise restraining the Merger, and such Order has become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall have complied with its obligations under Section 7.1(a)(iv) to have any such Order vacated or lifted or removed;

(c) by either Cloudera or Hortonworks, if the Merger shall have not been consummated by July 3, 2019 (the “Initial Termination Date”); provided, however, that in the event the condition to the consummation of the Merger set forth in Section 2.2(a)(v) (or Section 2.2(a)(i) or Section 2.2(a)(ii), to the extent related to Section 2.2(a)(v) or the HSR Act) shall not have been satisfied on or prior to the Initial Termination Date and all of the other conditions to the consummation of the Merger set forth in Section 2.2 shall have been satisfied or waived on or prior to the Initial Termination Date (other than those conditions that by their terms contemplate satisfaction at the Closing, provided that such conditions are then capable of being satisfied at such time), either Cloudera or Hortonworks may elect to extend the Initial Termination Date by written notice to the other party hereto prior to or on the Initial Termination Date, until January 3, 2020 (the “Extended Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this proviso shall not be available to any party hereto whose action or failure to fulfill any covenant or obligation under this Agreement has been the proximate cause of, or resulted in, any of the conditions to the consummation of the Merger set forth in Section 2.2(a) having failed to be satisfied or fulfilled on or prior to the Initial Termination Date or the Extended Termination Date, as applicable, and such action or failure to fulfill any covenant or obligation constitutes a material breach of this Agreement;

(d) by either Cloudera or Hortonworks if:

(i) the Requisite Cloudera Stockholder Approval shall not have been obtained at the Cloudera Stockholder Meeting (or any adjournment or postponement thereof at which a vote was taken on the Cloudera Voting Proposal), or

(ii) if the Requisite Hortonworks Stockholder Approval shall not have been obtained at the Hortonworks Stockholder Meeting (or any adjournment or postponement thereof at which a vote was taken on the Hortonworks Voting Proposal);

(e) by either Cloudera or Hortonworks (provided it is not then in material breach of any of its covenants and obligations under this Agreement) in the event of (i) a breach of any covenant or obligation set forth in this Agreement by the other party hereto, or (ii) any inaccuracy in any of the representations and warranties of the other party hereto set forth in this Agreement when made or at any time prior to the Effective Time, in either case such that the conditions to the consummation of the Merger set forth in Section 2.2(b)(i) or Section 2.2(b)(ii) in the case of Cloudera, or Section 2.2(c)(i) or Section 2.2(c)(ii) in the case of Hortonworks, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that any such breach or inaccuracy is curable through the exercise of commercially reasonable efforts by the party committing such breach or making such inaccurate representations and warranties, then the party seeking to terminate this Agreement pursuant to this Section 9.1(e) shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e) until the expiration of a thirty (30) calendar day period after delivery of written notice of such breach or inaccuracy to the party committing such breach or making such inaccurate representations and warranties (it being understood that the party seeking to terminate this Agreement pursuant to this Section 9.1(e) may not terminate this Agreement pursuant to this Section 9.1(e) if such breach or inaccuracy is cured by the other party hereto within such thirty (30) calendar day period); or

(f)

(i) by Cloudera, if a Hortonworks Triggering Event shall have occurred, whether promptly after the Hortonworks Triggering Event giving rise to Cloudera’s right to terminate this Agreement pursuant to this Section 9.1(f)(i) or at any time thereafter; or

(ii) by Hortonworks, if a Cloudera Triggering Event shall have occurred, whether promptly after the Cloudera Triggering Event giving rise to Hortonworks’ right to terminate this Agreement pursuant to this Section 9.1(f)(ii) or at any time thereafter.

9.2 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its directors, officers, affiliates or stockholders except (i) that the provisions of this Section 9.2, Section 9.3 and Article X shall survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any Willful Breach of this Agreement or for fraud. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

9.3 Fees and Expenses.

(a) General. Except as set forth in this Section 9.3, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, whether or not the transactions contemplated hereby are consummated; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, all fees and expenses, other than attorneys’ fees and expenses, incurred in connection with the preparation, printing and filing, as applicable, of the Registration Statement (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto), the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto and all amendments and supplements thereto), and all filings by Cloudera and Hortonworks under the HSR Act or any similar filing requirement of any Governmental Authority applicable to this Agreement and the transactions contemplated hereby, shall be shared equally (i.e., 50% / 50%) by Cloudera and Hortonworks at the time any such fees, costs and expenses become due and payable.

(b) Hortonworks Payments.

(i) Hortonworks shall pay to Cloudera a fee equal to $65 million (the “Hortonworks Termination Fee Amount”), by wire transfer of immediately available funds to an account or accounts designated in writing by Cloudera, within one business day after demand by Cloudera, in the event that (A) following the execution and delivery of this Agreement and prior to the Hortonworks Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Hortonworks Voting Proposal, an Acquisition Proposal in respect of Hortonworks shall have been publicly announced or shall have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal in respect of Hortonworks, in each case, which has not been publicly withdrawn at least five (5) business days prior to the Initial Termination Date or the Extended Termination Date, as applicable (in the case of a termination pursuant to Section 9.1(c)), or at least five (5) business days prior to the date of the Hortonworks Stockholder Meeting (in the case of a termination pursuant to Section 9.1(d)(ii)), (B) this Agreement is terminated pursuant to Section 9.1(c) or Section 9.1(d)(ii), and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of Hortonworks (whether or not the Acquisition Transaction referenced in the preceding clause (A)) is consummated or Hortonworks enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction in respect of Hortonworks (whether or not the Acquisition Transaction referenced in the preceding clause (A)) and such Acquisition Transaction is ultimately consummated (whether or not during the foregoing 12-month period); provided, however, that for the purposes of this Section 9.3(b)(i), all references to 15% or 85% in the definition of “Acquisition Transaction” shall be replaced by 50%.

(ii) Hortonworks shall pay to Cloudera a fee equal to the Hortonworks Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Cloudera, within one business day after demand by Cloudera, in the event that (A) following the execution and delivery of this Agreement and prior to the breach forming the basis of such termination contemplated by the following clause (B), an Acquisition Proposal in respect of Hortonworks shall have been publicly announced or shall have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal in respect of Hortonworks, in each case, which has not been publicly withdrawn prior to the date that this Agreement is terminated, (B) Cloudera terminates this Agreement pursuant to Section 9.1(e), and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of Hortonworks (whether or not the Acquisition Transaction referenced in the preceding clause (A)) is consummated or Hortonworks enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction in respect of Hortonworks (whether or not the Acquisition Transaction referenced in the preceding clause (A)) and such Acquisition Transaction is ultimately consummated (whether or not during the foregoing 12-month period); provided, however, that for the purposes of this Section 9.3(b)(ii), all references to 15% or 85% in the definition of “Acquisition Transaction” shall be replaced by 50%.

(iii) Hortonworks shall pay to Cloudera a fee equal to the Hortonworks Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Cloudera within one business day after demand by Cloudera, in the event that Cloudera terminates this Agreement pursuant to Section 9.1(f)(i).

(iv) In the event this Agreement is terminated pursuant to Section 9.1(d)(ii), Hortonworks shall reimburse Cloudera for its documented out-of-pocket expenses in connection with this Agreement and the transactions and activities contemplated hereby, up to a maximum of $20 million in the aggregate, not later than two (2) business days of submission by Cloudera of statements therefor; provided, that in the event that the Termination Fee Amount becomes payable by Hortonworks subsequent to the payment of any amounts pursuant to this Section 9.3(b)(iv), any amounts paid pursuant to this Section 9.3(b)(iv) shall be credited against such Termination Fee Amount.

(v) In no event shall Hortonworks be required to pay the Termination Fee pursuant to this Section 9.3(b) on more than one occasion.

(c) Cloudera Payments.

(i) Cloudera shall pay to Hortonworks a fee equal to $95 million (the “Cloudera Termination Fee Amount”), by wire transfer of immediately available funds to an account or accounts designated in writing by Hortonworks, within one business day after demand by Hortonworks, in the event that (A) following the execution and delivery of this Agreement and prior to the Cloudera Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Cloudera Voting Proposal, an Acquisition Proposal in respect of Cloudera shall have been publicly announced or shall have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal in respect of Cloudera, in each case, which has not been publicly withdrawn at least five (5) business days prior to the Initial Termination Date or the Extended Termination Date, as applicable (in the case of a termination pursuant to Section 9.1(c)), or at least five (5) business days prior to the date of the Cloudera Stockholder Meeting (in the case of a termination pursuant to Section 9.1(d)(i)), (B) this Agreement is terminated pursuant to Section 9.1(c) or Section 9.1(d)(i), and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of Cloudera (whether or not the Acquisition Transaction referenced in the preceding clause (A)) is consummated or Cloudera enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction in respect of Cloudera (whether or not the Acquisition Transaction referenced in the preceding clause (A)) and such Acquisition Transaction is ultimately consummated (whether or not during the foregoing 12-month period); provided, however, that for the purposes of this Section 9.3(c)(i), all references to 15% or 85% in the definition of “Acquisition Transaction” shall be replaced by 50%.

(ii) Cloudera shall pay to Hortonworks a fee equal to the Cloudera Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Hortonworks, within one business day after demand by Hortonworks, in the event that (A) following the execution and delivery of this Agreement and prior to the breach forming the basis of such termination contemplated by the following clause (B), an Acquisition Proposal in respect of Cloudera shall have been publicly announced or shall have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal in respect of Cloudera, in each case, which has not been publicly withdrawn prior to the date that this Agreement is terminated, (B) Hortonworks terminates this Agreement pursuant to Section 9.1(e), and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of Cloudera (whether or not the Acquisition Transaction referenced in the preceding clause (A)) is consummated or Cloudera enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction in respect of Cloudera (whether or not the Acquisition Transaction referenced in the preceding clause (A)) and such Acquisition Transaction is ultimately consummated (whether or not during the foregoing 12-month period); provided, however, that for the purposes of this

Section 9.3(c)(ii), all references to 15% or 85% in the definition of “Acquisition Transaction” shall be replaced by 50%.

(iii) Cloudera shall pay to Hortonworks a fee equal to the Cloudera Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Hortonworks within one business day after demand by Hortonworks, in the event that Hortonworks terminates this Agreement pursuant to Section 9.1(f)(ii).

(iv) In the event this Agreement is terminated pursuant to Section 9.1(d)(i), Cloudera shall reimburse Hortonworks for its documented out-of-pocket expenses in connection with this Agreement and the transactions and activities contemplated hereby, up to a maximum of $30 million in the aggregate, not later than two (2) business days of submission by Hortonworks of statements therefor; provided, that in the event that the Termination Fee Amount becomes payable by Cloudera subsequent to the payment of any amounts pursuant to this Section 9.3(c)(iv), any amounts paid pursuant to this Section 9.3(c)(iv) shall be credited against such Termination Fee Amount.

(v) In no event shall Cloudera be required to pay the Termination Fee pursuant to this Section 9.3(c) on more than one occasion.

(d) Enforcement. Each of Cloudera and Hortonworks hereby acknowledge and agree that the covenants and agreements set forth in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and, without these covenants and agreements, the parties hereto would not have entered into this Agreement. Accordingly, if either Cloudera or Hortonworks shall fail to pay in a timely manner the amounts due pursuant to Section 9.3(b) or Section 9.3(c), as the case may be, and, in order to obtain such payment, the other party hereto shall make a claim that results in a judgment against the non-paying party, the non-paying party shall pay to the claimant its reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in Section 9.3(b) or Section 9.3(c), as the case may be, at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, in the event that the Hortonworks Termination Fee Amount or the Cloudera Termination Fee Amount is payable and actually paid to Cloudera or Hortonworks, respectively in accordance with this Section 9.3, payment of such Hortonworks Termination Fee Amount or Cloudera Termination Fee Amount, as applicable, shall be the sole and exclusive remedy of the non-terminating party and its Affiliates against any other party or such other party’s stockholders, directors, officers, Affiliates and other Representatives, for any loss or damage based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof or the transactions contemplated hereby; provided that nothing in this Section 9.3(d) shall relieve any party from liability for any Willful Breach of Section 6.1 or Section 6.2 (as modified by Section 6.3), of such party’s obligation to convene any applicable Merger Stockholder Meeting in accordance with Section 7.4(a), or of Section 7.4(f). In the event of the valid termination of this Agreement under circumstances in which the Hortonworks Termination Fee Amount or the Cloudera Termination Fee Amount is payable pursuant to this Section 9.3, it is agreed that each of the Hortonworks Termination Fee Amount and the Cloudera Termination Fee Amount is liquidated damages, and not a penalty, and the payment thereof in such circumstances is supported by due and sufficient consideration.

ARTICLE X

GENERAL PROVISIONS

10.1 Certain Interpretations.

(a) Unless otherwise indicated all references herein to Articles, Sections, Exhibits or Letters shall be deemed to refer to Articles, Sections, Exhibits or Letters of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(d) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(e) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(f) All references in this Agreement to “dollars” or “$” shall mean United States Dollars.

10.2 Non-Survival of Representations and Warranties. None of the representations and warranties set forth in this Agreement or in any certificate or instrument delivered pursuant hereto shall survive the Effective Time. The Confidentiality Agreement shall survive the execution and delivery of this Agreement or the termination of this Agreement in accordance with the provisions of this Agreement, as the case may be, pursuant to its terms and conditions.

10.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)	If to Cloudera or Merger Sub, to:

Cloudera, Inc.

395 Page Mill Rd

Palo Alto, California 94306

Attention: David Middler

Facsimile No.: (888) 789-1488

With a copy (which shall not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, California 94041

Attention: David Bell, David K. Michaels, Scott Behar

Facsimile No.: (650) 938-5200

(b)	If to Hortonworks, to:

Hortonworks, Inc.

5470 Great America Parkway

Santa Clara, California 95054

Attention: David Howard

Facsimile No.: (408) 520-7843

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

150 Scott Drive

Menlo Park, California 94025

Attention: Tad J. Freese, Mark M. Bekheit

Facsimile No.: (650) 328-4600

With a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

Attention: Brandon C. Parris

Facsimile No.: (415) 268-7000

Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent and (iv) in the case of mailing, on the third (3rd) business day following that on which the piece of mail containing such communication is posted.

10.4 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Cloudera and Merger Sub may assign all or any of their rights hereunder to any wholly owned subsidiary thereof; provided, however, that no such assignment pursuant to this Section 10.4 shall relieve Cloudera of its obligations hereunder.

10.5 Amendment. Subject to applicable Legal Requirements and the other provisions of this Agreement, this Agreement may be amended by the parties hereto by action taken by their respective boards of directors at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Cloudera, Merger Sub and Hortonworks; provided, however, that, after the adoption of this Agreement by the Hortonworks Stockholders or the issuance of Cloudera Common Stock by the Cloudera Stockholders, no amendment may be made to this Agreement that requires further approval by such stockholders under applicable Legal Requirements.

10.6 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.7 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

10.8 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.10 Entire Agreement. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

10.11 No Third Party Beneficiaries.

Nothing in this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder, other than (i) the Indemnified Parties intended to be third party beneficiaries of the provisions of Section 7.8, who shall have the right to enforce such provisions directly.

10.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflict of law provisions thereof.

10.13 Consent to Jurisdiction.

Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within the State of Delaware (or any federal court within the State of Delaware if such state court declines to accept or does not have jurisdiction) in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

10.14 Waiver of Jury Trial. EACH OF CLOUDERA, MERGER SUB AND HORTONWORKS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF CLOUDERA, MERGER SUB OR HORTONWORKS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

10.15 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Cloudera, Merger Sub and Hortonworks have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CLOUDERA, INC.

By:	/s/ Tom Reilly

Name:	Tom Reilly
Title:	Chief Executive Officer

SURF MERGER CORPORATION

By:	/s/ Jim Frankola

Name:	Jim Frankola
Title:	Chief Financial Officer

HORTONWORKS, INC.

By:	/s/ Robert Bearden

Name:	Robert Bearden
Title:	President and Chief Executive Officer

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

ANNEX A

DEFINITIONS AND INTERPRETATIONS

For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acquisition Proposal” shall mean any offer, indication of interest or proposal (other than an offer, indication of interest or proposal by the other party hereto) relating to any Acquisition Transaction.

(b) “Acquisition Transaction” shall mean, with respect to Hortonworks or Cloudera, any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from a party hereto by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of a fifteen percent (15%) or greater interest in the total outstanding equity interests or voting securities of such party, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding equity interests or voting securities of a party hereto; (ii) any acquisition or purchase of fifty percent (50%) or more of any class of equity or other voting securities of one or more Subsidiaries of a party hereto the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; (iii) any merger, consolidation, business combination or other similar transaction involving a party hereto or one or more of its Subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole, pursuant to which the stockholders of such party or such Subsidiary or Subsidiaries, as applicable, immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (iv) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of a party hereto that generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; (v) any liquidation, dissolution, recapitalization or other significant corporate reorganization of a party hereto or one or more of its Subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; or (vi) any combination of the foregoing.

(c) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(d) “Agreed Jurisdiction” shall mean the U.S.

(e) “business day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in California are authorized or required by Legal Requirements or other governmental action to close.

(f) “Closing Average” shall mean the average of the closing sale prices for one share of Cloudera Common Stock as quoted on the NYSE for the ten (10) consecutive trading days ending on the second (2nd) trading day immediately preceding the Closing Date.

(g) “Cloudera Balance Sheet” shall mean the unaudited balance sheet of Cloudera contained in the Cloudera Quarterly Report on Form 10-Q for the quarterly period ended May 9, 2018.

(h) “Cloudera Bylaws” shall mean the Amended and Restated Bylaws of Cloudera, as amended and in effect on the date hereof.

(i) “Cloudera Common Stock” shall mean the Common Stock, par value $0.00005 per share, of Cloudera.

(j) “Cloudera Certificate of Incorporation” shall mean the Cloudera Restated Certificate of Incorporation, as amended and in effect on the date hereof.

(k) “Cloudera Employee Plans” shall mean all Employee Benefit Plans, other than Cloudera Non-U.S. Employee Plans, maintained, or contributed to by Cloudera or any of Cloudera’s Subsidiaries or to which Cloudera or any of Cloudera’s Subsidiaries is obligated to contribute, or under which any of them has or may reasonably be likely to have any liability for premiums or benefits or other obligations.

(l) “Cloudera Intellectual Property” shall mean Technology and Intellectual Property Rights owned or purported to be owned by or exclusively licensed to Cloudera or any of its Subsidiaries.

(m) “Cloudera Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the Cloudera Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of Cloudera and its Subsidiaries, taken as a whole; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed to be or constitute a Cloudera Material Adverse Effect, and no facts, circumstances, changes or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether a Cloudera Material Adverse Effect has occurred or may, would or could occur:

(i) economic, financial or political conditions in the United States or any other jurisdiction in which Cloudera or any of its Subsidiaries has substantial business or operations, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate impact on Cloudera and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Cloudera operates;

(ii) conditions in the industry or industries in which Hortonworks operates, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate impact on Cloudera and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Cloudera operates;

(iii) conditions in the financial markets, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate impact on Cloudera and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Cloudera operates;

(iv) acts of terrorism or war, weather conditions, power outages, and other force majeure events, but solely to the extent that such conditions and changes do not have a disproportionate impact on Cloudera and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Cloudera operates;

(v) the announcement or pendency of this Agreement, the Merger and the other transactions contemplated by this Agreement;

(vi) changes in Legal Requirements or GAAP (or any interpretations of GAAP);

(vii) changes in Cloudera’s stock price or the trading volume of Cloudera stock, in and of itself;

(viii) the failure to meet public estimates or forecasts of revenues, earnings or other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself; or

(ix) any legal claims made or brought by any current or former Cloudera Stockholders (on their own behalf or on behalf of Cloudera) or other Legal Proceedings arising out of or related to this Agreement, the Merger or any other transactions contemplated by this Agreement.

(n) “Cloudera Non-U.S. Employee Plans” shall mean all Non-U.S. Benefit Plans. maintained, or contributed to by Cloudera, any of Cloudera’s Subsidiaries or to which Cloudera, any of Cloudera’s Subsidiaries is obligated to contribute, or under which any of them has or may reasonably be likely to have any liability for premiums or benefits or other obligations.

(o) “Cloudera Registration Rights Agreement” shall mean the Amended and Restated Investors’ Rights Agreement between Cloudera and the holders named therein, dated March 28, 2017 filed as Exhibit 4.02 to Form S-1 filed March 31, 2017.

(p) “Cloudera Stockholders” shall mean holders of shares of Cloudera Capital Stock.

(q) “Cloudera Triggering Event” shall mean, and shall be deemed to have occurred if, prior to the Effective Time, any of the following shall have occurred:

(i) Cloudera shall have committed a Willful Breach with regard to the terms of Section 6.1, Section 6.2 (as modified by Section 6.3), Cloudera’s obligations to convene any Cloudera Stockholder Meeting in accordance with Section 7.4(a), or Section 7.4(f) (whether or not resulting in the receipt of an Acquisition Proposal);

(ii) Cloudera shall have failed to include the Hortonworks Board Recommendation in the Joint Proxy Statement/Prospectus;

(iii) the Cloudera Board or any committee thereof shall have for any reason effected a Cloudera Board Recommendation Change;

(iv) the Cloudera Board or any committee thereof shall have for any reason approved, or recommended that the Cloudera Stockholders approve, any Acquisition Proposal or Acquisition Transaction other than the transactions contemplated by this Agreement (whether or not a Superior Proposal);

(v) an Acquisition Proposal (whether or not a Superior Proposal) shall have been made in respect of Cloudera by a Person unaffiliated with Hortonworks and, within ten (10) business days after notice of such Acquisition Proposal is first published, sent or given to Cloudera’s stockholders, and, if requested by Hortonworks, Cloudera shall not have sent to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, a statement unconditionally reaffirming the Cloudera Board Recommendation, and unconditionally recommending that its stockholders reject such Acquisition Proposal and not tender any shares of its capital stock into such Acquisition Proposal if made in the form of a tender or exchange offer; or

(vi) except for the confidentiality agreement required by Section 6.3 as a pre-condition to taking any actions described therein, Cloudera shall have entered into a letter of intent, memorandum of understanding or other Contract accepting, providing for or contemplating any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal).

(r) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(s) “Contract” shall mean any legally binding oral or written contract, subcontract, agreement or commitment, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding obligation, arrangement or understanding.

(t) “Delaware Law” shall mean the DGCL and any other applicable Legal Requirements of the State of Delaware.

(u) “DOJ” shall mean the United States Department of Justice or any successor thereto.

(v) “DOL” shall mean the United States Department of Labor or any successor thereto.

(w) “Employee Benefit Plan” shall mean any “employee pension benefit plan” covered under Section 3(2) of ERISA, any material “employee welfare benefit plan” covered under Section 3(1) of ERISA, and any other material written or oral plan, agreement or arrangement involving compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, perquisites, incentive compensation or post-retirement compensation or post-employment compensation and all material employment, management, consulting, relocation, repatriation, expatriation, visa, work permit change in control, severance or similar agreements, written or otherwise, which is or has been maintained, contributed to or required to be contributed to for the benefit of, or relating to, any current or former employee, officer, director or consultant of Hortonworks or any of its Subsidiaries or Cloudera or any of its Subsidiaries, as applicable, or with respect to which any such party has or may have any Liability.

(x) “Environmental Laws” are all laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity.

(y) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

(z) “ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included Hortonworks or Cloudera, as applicable, or a Subsidiary of Hortonworks or Cloudera, as applicable.

(aa) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(bb) “FTC” shall mean the United States Federal Trade Commission or any successor thereto.

(cc) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

(dd) “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

(ee) “Hazardous Material” is any material, chemical, emission, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, corrosive, reactive, explosive, flammable, a medical or biological waste, a pollutant or otherwise a danger to health, reproduction or the environment.

(ff) “Hazardous Materials Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back, collection, recycling, or product content requirements.

(gg) “Non-U.S. Benefit Plans” means benefit plans that are comparable to Employee Benefit Plans that are maintained for the benefit of any current or former employee, officer or director of Hortonworks or any of its Subsidiaries or Cloudera or any of its Subsidiaries, as applicable, who is located primarily in a country other than the United States and/or their dependents or that are subject to the laws of any jurisdictions other than the United States, excluding any benefit plan mandated or pursuant to which Hortonworks or any of its Subsidiaries or Cloudera or any of its Subsidiaries, as applicable, is required to contribute, in either case, under applicable Law.

(hh) “Hortonworks Balance Sheet” shall mean the unaudited balance sheet of Hortonworks contained in the Hortonworks Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018.

(ii) “Hortonworks Bylaws” shall mean the Amended and Restated Bylaws of Hortonworks, as amended and in effect on the date hereof.

(jj) “Hortonworks Capital Stock” shall mea Hortonworks Common Stock and Hortonworks Preferred Stock.

(kk) “Hortonworks Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of Hortonworks, as amended and in effect on the date hereof.

(ll) “Hortonworks Common Stock” shall mean the Common Stock, par value $0.0001 per share, of Hortonworks.

(mm) “Hortonworks Employee Plans” shall mean all Employee Benefit Plans, other than Hortonworks Non-U.S. Employee Plans maintained, or contributed to by Hortonworks or any of Hortonworks’ Subsidiaries or to which Hortonworks or any of Hortonworks’ Subsidiaries is obligated to contribute, or under which any of them has or may reasonably be likely to have any liability for premiums or benefits or other obligations.

(nn) “Hortonworks Insiders” shall mean those officers and directors of Hortonworks who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.

(oo) “Hortonworks Intellectual Property” shall mean Technology and Intellectual Property Rights owned or purported to be owned by or exclusively licensed to Hortonworks or any of its Subsidiaries.

(pp) “Hortonworks Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the Hortonworks Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of Hortonworks and its Subsidiaries, taken as a whole; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed to be or constitute a Hortonworks Material Adverse Effect, and no facts, circumstances, changes or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether a Hortonworks Material Adverse Effect has occurred or may, would or could occur:

(i) economic, financial or political conditions in the United States or any other jurisdiction in which Hortonworks or any of its Subsidiaries has substantial business or operations, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate impact on Hortonworks and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Hortonworks operates;

(ii) conditions in the industry or industries in which Hortonworks operates, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate impact on Hortonworks and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Hortonworks operates;

(iii) conditions in the financial markets, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate impact on Hortonworks and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Hortonworks operates;

(iv) acts of terrorism or war, weather conditions, power outages, and other force majeure events, but solely to the extent that such conditions and changes do not have a disproportionate impact on Hortonworks and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Hortonworks operates;

(v) the announcement or pendency of this Agreement, the Merger and the other transactions contemplated by this Agreement;

(vi) changes in Legal Requirements or GAAP (or any interpretations of GAAP);

(vii) changes in Hortonworks’ stock price or the trading volume of Hortonworks stock, in and of itself;

(viii) the failure to meet public estimates or forecasts of revenues, earnings or other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself; or

(ix) any legal claims made or brought by any current or former Hortonworks Stockholders (on their own behalf or on behalf of Hortonworks) or other Legal Proceedings arising out of or related to this Agreement, the Merger or any other transactions contemplated by this Agreement.

(qq) “Hortonworks Non-U.S. Employee Plans” shall mean all Non-U.S. Benefit Plans maintained, or contributed to by Hortonworks, any of Hortonworks’ Subsidiaries or to which Hortonworks, any of Hortonworks’ Subsidiaries is obligated to contribute, or under which any of them has or may reasonably be likely to have any liability for premiums or benefits or other obligations.

(rr) “Hortonworks Preferred Stock” shall mean the Preferred Stock, par value $0.0001 per share, of Hortonworks.

(ss) “Hortonworks Product” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of Hortonworks and/or any of its Subsidiaries.

(tt) “Hortonworks Performance Stock Unit” shall mean any Hortonworks Stock Award that is an award representing the right to receive in the future shares of Hortonworks Common Stock from Hortonworks in accordance with a performance-based vesting schedule or issuance schedule.

(uu) “Hortonworks Registration Rights Agreement” shall mean the Amended and Restated Investors’ Rights Agreement between Hortonworks and the holders named therein, dated July 23, 2014, filed as Exhibit 4.2 to Form S-1 filed December 1, 2014.

(vv) “Hortonworks Restricted Stock Unit” shall mean any Hortonworks Stock Award that is an award representing the right to receive in the future shares of Hortonworks Common Stock from Hortonworks in accordance with a vesting schedule or issuance schedule, and that is not a Hortonworks Performance Stock Unit.

(ww) “Hortonworks Stockholders” shall mean holders of shares of Hortonworks Capital Stock.

(xx) “Hortonworks Triggering Event” shall mean, and shall be deemed to have occurred if, prior to the Effective Time, any of the following shall have occurred:

(i) Hortonworks shall have committed a Willful Breach with regard to the terms of Section 6.1, Section 6.2 (as modified by Section 6.3), Hortonworks’ obligations to convene any Hortonworks Stockholder Meeting in accordance with Section 7.4(a), or Section 7.4(f) (whether or not resulting in the receipt of an Acquisition Proposal);

(ii) Hortonworks shall have failed to include the Hortonworks Board Recommendation in the Joint Proxy Statement/Prospectus;

(iii) the Hortonworks Board or any committee thereof shall have for any reason effected a Hortonworks Board Recommendation Change;

(iv) the Hortonworks Board or any committee thereof shall have for any reason approved, or recommended that the Hortonworks Stockholders approve, any Acquisition Proposal or Acquisition Transaction other than the transactions contemplated by this Agreement (whether or not a Superior Proposal);

(v) an Acquisition Proposal (whether or not a Superior Proposal) shall have been made in respect of Hortonworks by a Person unaffiliated with Cloudera and, within ten (10) business days after notice of such Acquisition Proposal is first published, sent or given to Hortonworks’ stockholders, and, if requested by Cloudera, Hortonworks shall not have sent to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, a statement unconditionally reaffirming the Hortonworks Board Recommendation, and unconditionally recommending that its stockholders reject such Acquisition Proposal and not tender any shares of its capital stock into such Acquisition Proposal if made in the form of a tender or exchange offer; or

(vi) except for the confidentiality agreement required by Section 6.3 as a pre-condition to taking any actions described therein, Hortonworks shall have entered into a letter of intent, memorandum of understanding or other Contract accepting, providing for or contemplating any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal).

(yy) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(zz) “Intellectual Property Rights” shall mean common law and statutory rights anywhere in the world arising under or associated with (i) patents and patent applications and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patent”), (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights (“Copyrights”), (iii) rights in trade and industrial secrets and in confidential information and know-how, (iv) trademarks, trade names, logos and service marks, and any applications or registration of the same, and all related goodwill therefor throughout the world (“Trademarks”), (v) domain names, uniform resource locators, other names and locators associated with the Internet, and all registrations therefor, (vi) all rights in databases and data collections, (vii) other proprietary rights relating or with respect to the protection of Technology, (viii) analogous rights to those set forth above, and (ix) all past, present and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

(aaa) “Intervening Event” shall mean, with respect to Cloudera or Hortonworks, as applicable, any material event, circumstance, change, effect, development or condition occurring or arising after the date hereof that was not known or reasonably foreseeable by the Cloudera Board or the Hortonworks Board, as applicable, as of or prior to the date hereof; provided that none of the following, either alone or in combination, shall be considered an Intervening Event: (i) events, circumstances, changes, effects, developments or conditions affecting general business, economic or political conditions, the industries or segments thereof in which Cloudera or Hortonworks, as applicable, operates, or the financial, credit or securities markets of the United States or in any other country in the world; (ii) events, circumstances, changes, effects, developments or conditions arising out of, or attributable to, changes (or proposed changes) or modifications in GAAP, other applicable accounting standards or applicable Legal Requirements or the interpretation or enforcement thereof; (iii) events, circumstances, changes, effects, developments or conditions arising out of, or attributable to, the announcement of the execution of this Agreement, or the identity of the other parties hereto; (iv) the status of the Merger under the HSR Act; (v) any change in the trading price of Cloudera or Hortonworks in and of itself; or (vi) meeting or exceeding, or failing to meet or exceed, any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period in and of itself.

(bbb) “IRS” shall mean the United States Internal Revenue Service or any successor thereto.

(ccc) “Legal Proceeding” shall mean any action, claim, suit, litigation, proceeding (public or private), criminal prosecution, audit or investigation by or before any Governmental Authority or any arbitration.

(ddd) “Legal Requirements” shall mean applicable domestic or foreign federal, state, provincial, local, municipal or other law, statute, treaty, constitution, principle of common law, binding resolution, ordinance, code, binding edict, decree, directive, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(eee) “Liabilities” shall mean any liability, obligation or commitment of any kind, whether absolute, accrued, fixed or contingent, matured or unmatured, determined or determinable or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

(fff) “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature.

(ggg) “Nasdaq Global Select Market” shall mean the Nasdaq Global Select Market or any successor thereto.

(hhh) “NYSE” shall mean the New York Stock Exchange or any successor thereto.

(iii) “Open Source Software” shall mean any software (in source or object code form) that is subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement), or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (iv) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

(jjj) “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order, whether temporary, preliminary or permanent, of any Governmental Authority that is binding on any Person or its property under applicable Legal Requirements.

(kkk) “Pension Plan” shall mean an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(lll) “Person” shall mean any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, joint venture, estate, trust, firm or other enterprise, association, organization, entity or any Governmental Authority.

(mmm) “Personal Information” means, in addition to any definition provided by Hortonworks or Cloudera or any of its Subsidiaries, as applicable, for any similar term (e.g., “personally identifiable information” or “PII”) in any privacy notice or other public-facing statement by such company and its Subsidiaries, all information regarding or capable of being associated with an individual consumer or device, including: (a) information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, face geometry, or biometric information, geo-location, and any other data used or intended to be used to identify, contact or precisely locate an individual; (b) any data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed); and (c) Internet Protocol addresses or other persistent identifiers, including persistent device identifiers, MAC addresses, IP addresses, mobile advertising identifiers and cookies. Personal Information may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person. Personal Information includes such information in any form, including paper, electronic and other forms.

(nnn) “Process” (or “Processing”) means to perform any operation or set of operations upon data, whether manually or by automatic means, including, but not limited to, blocking, erasing, destroying, collecting, compiling, combining, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating or otherwise making available such data.

(ooo) “Qualifying Amendment” shall mean an amendment or supplement to the Joint Proxy Statement/Prospectus relating to Cloudera, the Joint Proxy Statement/Prospectus relating to Hortonworks or the Registration Statement (including by incorporation by reference) to the extent it contains (i) a Cloudera Board Recommendation Change or a Hortonworks Board Recommendation Change (as the case may be), (ii) a statement of the reasons of the board of directors of Cloudera or Hortonworks (as the case may be) for making such Cloudera Board Recommendation Change or Hortonworks Board Recommendation Change (as the case may be) and (iii) additional information reasonably related to the foregoing.

(ppp) “Registered Intellectual Property” shall mean any Intellectual Property Right that is the subject of a formal application or registration with any Governmental Authority (or with respect to domain names, any domain name registrar) including (i) issued Patents, (ii) registered Copyrights (including maskwork registrations), (iii) registered Trademarks, (iv) domain name registrations, and (v) any applications, including provisional applications, for such registrations (as applicable).

(qqq) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(rrr) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(sss) “Section 16 Information” shall mean information regarding Hortonworks Insiders and (i) the number of shares of Hortonworks Common Stock or other Hortonworks equity securities deemed to be beneficially owned by each such Hortonworks Insider and expected to be exchanged for Cloudera Common Stock and (ii) the number of shares of Hortonworks Common Stock, together with the applicable exercise price per share, subject to each Hortonworks Stock Award held by Hortonworks Insider which is to be assumed and converted into options to purchase Cloudera Common Stock, in each case, in connection with the Merger, which shall be provided by Hortonworks to Cloudera within ten (10) business days after the date of this Agreement.

(ttt) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(uuu) “Subsidiary” of any Person shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner, manager or managing member, (ii) such party or any Subsidiary of such party owns at least a majority of the outstanding equity or voting securities or interests or (iii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

(vvv) “Superior Proposal” shall mean any unsolicited bona fide written Acquisition Proposal involving the acquisition of at least fifty percent (50%) of the outstanding voting securities of a party hereto (i) which, if any cash consideration is involved, is not subject to any financing contingencies (and if financing is required, such financing is then fully committed to the third party making such Acquisition Proposal) and (ii) with respect to which the board of directors of the applicable party hereto shall have determined in good faith (after consultation with its financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account, among other things, the financial, legal and regulatory aspects of such Acquisition Transaction, as well as any counter-offer or proposal made by the other party hereto) that the proposed Acquisition Transaction is more favorable to the stockholders of the applicable party hereto (in their capacity as such), than the transactions contemplated by this Agreement (taking into account any counter-offer or proposal made by the other party hereto in accordance with this Agreement).

(www) “Taxes” shall mean any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, taxes in the nature of excise, withholding, ad valorem or value added, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other person and including any liability for taxes of a predecessor or transferor.

(xxx) “Tax Return” shall mean any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

(yyy) “Technology” shall mean tangible embodiments of any or all of the following (i) works of authorship including computer programs, source code, executable code, RTL and GDS II files, whether embodied in software, firmware or otherwise, user interfaces, architecture, network configurations, algorithms, routines, methods, processes, formulae, routines, protocols, schematics, specifications, documentation, designs, files, records, and data related to the foregoing, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and technical data, (v) tools, methods and processes, and (vi) any and all instantiations of the foregoing in any form and embodied in any media.

(zzz) “Willful Breach” shall mean any willful, intentional and material breach of this Agreement by a party hereto having knowledge that the action taken or not taken constitutes a breach of this Agreement.

Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section
Agreement	Preamble
Anti-Corruption Laws	Section 3.19(b)
Assumed Option	Section 1.4(c)(i)
Assumed Unit	Section 1.4(c)(ii)
Book Entry Shares	Section 2.3(c)
Certificate of Merger	Section 1.1
Certificates	Section 2.3(c)
Closing Date	Section 2.1
Cloudera	Preamble

Term	Section
Cloudera 2008 Stock Plan	Section 4.5(a)
Cloudera 2017 Stock Plan	Section 4.5(a)
Cloudera Board	Section 4.2(b)
Cloudera Board Recommendation	Section 7.4(e)
Cloudera Board Recommendation Change	Section 7.4(f)
Cloudera Capitalization Representations	Section 2.2(c)(ii)(B)
Cloudera Designee	Section 8.1(a)
Cloudera Disclosure Letter	Article IV
Cloudera Fundamental Representations	Section 2.2(c)(ii)(A)
Cloudera In Licenses	Section 4.13(e)
Cloudera IP Contracts	Section 5.2(n)
Cloudera IP Licenses	Section 4.13(f)
Cloudera Material Contract	Section 4.14(a)
Cloudera Material Real Property Lease	Section 4.11
Cloudera Out Licenses	Section 4.13(f)
Cloudera Permits	Section 4.20
Cloudera Preferred Stock	Section 4.5(a)
Cloudera Qualified Plan	Section 4.16(d)
Cloudera Real Property Leases	Section 4.11
Cloudera Registered Intellectual Property	Section 4.13(a)
Cloudera SEC Reports	Section 4.7
Cloudera Stock Awards	Section 4.5(c)
Cloudera Stock Plans	Section 4.5(b)
Cloudera Stockholder Meeting	Section 7.4(a)
Cloudera Subsidiary Documents	Section 4.4
Cloudera Support Agreement	Recitals
Cloudera Support Agreements	Recitals
Cloudera Tax Certificate	Section 7.12(b)
Cloudera Voting Proposal	Section 4.2(b)
Code	Recitals
Common Stock Consideration	Section 1.4(b)(i)
Confidentiality Agreement	Section 7.5(h)
Continuing Employee	Section 7.7(a)
Continuing Employees	Section 7.7(a)
D&O Policy	Section 7.8(b)
Delaware Secretary of State	Section 1.1
DGCL	Recitals
EAR	Section 3.19(c)(i)
ECCNs	Section 3.19(c)(ii)
Effective Time	Section 1.1
ESPP Termination Date	Section 7.7(b)
Exchange Agent	Section 2.3(a)
Exchange Fund	Section 2.3(b)(i)
Exchange Ratio	Section 1.4(b)(i)
Export Controls	Section 3.19(c)(i)
FCPA	Section 3.19(b)
Gazzang Plan	Section 4.5(a)
Hortonworks	Preamble
Hortonworks 2011 Plan	Section 3.5(a)
Hortonworks 2014 Plan	Section 3.5(a)
Hortonworks Board	Section 3.2(b)
Hortonworks Board Recommendation	Section 7.4(e)
Hortonworks Board Recommendation Change	Section 7.4(f)

Term	Section
Hortonworks Capitalization Representations	Section 2.2(b)(ii)(B)
Hortonworks Designee	Section 8.1(a)
Hortonworks Disclosure Letter	Article III
Hortonworks Fundamental Representations	Section 2.2(b)(ii)(A)
Hortonworks In Licenses	Section 3.13(e)
Hortonworks IP Contracts	Section 5.2(n)
Hortonworks IP Licenses	Section 3.13(f)
Hortonworks Material Contract	Section 3.14(a)
Hortonworks Material Real Property Lease	Section 3.11
Hortonworks Out Licenses	Section 3.13(f)
Hortonworks Permits	Section 3.20
Hortonworks Qualified Plan	Section 3.16(d)
Hortonworks Real Property Leases	Section 3.11
Hortonworks Registered Intellectual Property	Section 3.13(a)
Hortonworks Restricted Stock	Section 1.4(b)(iii)
Hortonworks SEC Reports	Section 3.7
Hortonworks Stock Awards	Section 3.5(c)
Hortonworks Stock Option	Section 1.4(c)(i)
Hortonworks Stock Plans	Section 3.5(b)
Hortonworks Stockholder Meeting	Section 7.4(a)
Hortonworks Subsidiary Documents	Section 3.4
Hortonworks Support Agreement	Recitals
Hortonworks Tax Certificate	Section 7.12(b)
Hortonworks Terminating Plans	Section 7.7(d)
Hortonworks Voting Proposal	Section 3.2(b)
Import Restrictions	Section 3.19(c)(i)
Indemnified Parties	Section 7.8(a)
ITAR	Section 3.19(c)(i)
Joint Proxy Statement/Prospectus	Section 7.3(a)
Malicious Code	Section 3.13(n)
Maximum Annual Premium	Section 7.8(b)
Merger	Recitals
Merger Stockholder Meetings	Section 7.4(a)
Merger Sub	Preamble
Morgan Stanley	Section 4.2(b)
OFAC	Section 3.19(c)(i)
Qatalyst Partners	Section 3.25
Registration Statement	Section 7.3(a)
Regulation M-A Filing	Section 7.3(c)
Representatives	Section 6.1
Requisite Cloudera Stockholder Approval	Section 4.2(c)
Requisite Hortonworks Stockholder Approval	Section 3.2(c)
Substitute Designee	Section 8.1(a)
Surviving Corporation	Section 1.1
Takeover Statute	Section 3.24
Tax Opinions	Section 7.12(b)
Total Cloudera Merger Consideration	Section 2.2(a)(vi)
Unassumed Options	Section 1.4(c)(i)
USML	Section 3.19(c)(ii)
WARN Act	Section 3.17(c)

EXHIBIT A

FORM OF HORTONWORKS SUPPORT AGREEMENT

EXHIBIT B

FORM OF CLOUDERA SUPPORT AGREEMENT

EXHIBIT C

FORM OF CLOUDERA TAX CERTIFICATE

EXHIBIT D

FORM OF HORTONWORKS TAX CERTIFICATE